Exhibit 10.7

FORM OF

TERM LOAN CREDIT AGREEMENT

dated as of [       ], 2017,

among

VENATOR FINANCE S.À R.L. and

VENATOR MATERIALS LLC,

as Borrowers,

VENATOR MATERIALS PLC,

as Holdings

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC,

HSBC SECURITIES (USA) INC.,

GOLDMAN SACHS BANK USA,

PNC BANK, NATIONAL ASSOCIATION,

RBC CAPITAL MARKETS(1) and

SUNTRUST BANK
as Bookrunners and Arrangers,

CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC,

HSBC SECURITIES (USA) INC.,

GOLDMAN SACHS BANK USA,

PNC BANK, NATIONAL ASSOCIATION,

RBC CAPITAL MARKETS, and

SUNTRUST BANK,
as Syndication Agents,

and

(1)  RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada

CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC,

HSBC SECURITIES (USA) INC.,

GOLDMAN SACHS BANK USA,

PNC BANK, NATIONAL ASSOCIATION,

RBC CAPITAL MARKETS,

SUNTRUST BANK and

COMMERZBANK AG,
as Documentation Agents

i

ARTICLE X

Miscellaneous

Exhibits and Schedules

Exhibit A                                                                                             Form of Assignment and Acceptance
Exhibit B                                                                                             Form of Solvency Certificates
Exhibit C                                                                                             Form of Borrowing Request
Exhibit D                                                                                             Form of Interest Election Request
Exhibit E                                                                                              Form of Affiliate Assignment and Acceptance
Exhibit F                                                                                               U.S. Tax Compliance Certificate

Schedule 1.01(1)                                                     Unrestricted Subsidiaries

Schedule 1.01(2)                                                     Guaranty and Security Principles

Schedule 1.01(3)                                                     Foreign Security Documents

Schedule 2.01                                                                    Initial Term Loan Commitments

Schedule 3.04                                                                    Governmental Approvals
Schedule 3.06(1)                                                     Subsidiaries

Schedule 3.06(2)                                                     Equity Interests
Schedule 3.11                                                                    Taxes
Schedule 3.13                                                                    Environmental Matters
Schedule 3.15                                                                    Owned Material Real Property
Schedule 3.18                                                                    Insurance
Schedule 3.20                                                                    Intellectual Property
Schedule 4.01(3)                                                     Local Counsel Opinions

Schedule 5.15                                                                    Post-Closing Matters
Schedule 6.01(4)                                                     Indebtedness

Schedule 6.02(2)                                                     Liens

Schedule 6.04                                                                    Investments
Schedule 6.07                                                                    Transactions with Affiliates
Schedule 10.01                                                             Notice Information

v

TERM LOAN CREDIT AGREEMENT, dated as of [        ], 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement” or the “Term Loan Credit Agreement”), among VENATOR MATERIALS PLC, a public limited company incorporated in England and Wales with company number 10747130 (“Holdings”), VENATOR FINANCE S.À R.L., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, with its registered office at 180, route de Longwy, L-1940 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies (R.C.S. Luxembourg) under number B 215.641 (the “Lux Borrower”), VENATOR MATERIALS LLC, a Delaware limited liability company (the “US Borrower” and together with the Lux Borrower, the “Borrowers”), the Lenders party hereto from time to time and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”), and as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”).

RECITALS

(1)                                 Huntsman International LLC, a Delaware limited liability company (“Huntsman”), which, prior to the Closing Date, shall be the direct or indirect parent of Holdings, intends to separate its Pigments and Additives Business from the remaining business and assets of Huntsman through a series of transactions that will result in the Pigments and Additives Business being owned by Holdings, in each case consummated in one or more transactions on or prior to the Closing Date (the “Venator Consolidation Transactions”);

(2)                                 On the Closing Date, Huntsman or its Subsidiaries will offer all or a portion of its capital stock in Holdings an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (the “Initial Venator Distribution Transaction”);

(3)                                 In connection with the consummation of the Initial Venator Distribution Transaction, (a) the Initial Term Loan Lenders have agreed to extend credit to the Borrowers in the form of Initial Term Loans in an aggregate principal amount of $375 million, (b) certain financial institutions have agreed to extend credit to certain of the Restricted Subsidiaries of Holdings in the form of revolving loans, swingline loans and letters of credit under the ABL Credit Agreement in an aggregate principal amount of up to $300 million, and (c) the Borrowers will issue senior unsecured notes pursuant to the Senior Notes Indenture in an aggregate principal amount of up to $375 million;

(4)                                 On the Closing Date, the Borrowers intend to apply credit extended under this Agreement, the Senior Notes and the ABL Credit Agreement to (i) pay fees, costs and expenses incurred by Huntsman, Holdings, and their respective Subsidiaries in connection with the Venator Consolidation Transactions, the Initial Term Loan Facility, the Senior Notes and the Initial Venator Distribution Transaction, (ii) make the Special Closing Date Payments (directly or indirectly) and (iii) for general corporate purposes.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” means JPMCB, in its capacity as administrative agent and collateral agent in respect of the ABL Credit Agreement, together with its successors and assigns in such capacity.

“ABL Claims” means the “ABL Claims” as defined in the Intercreditor Agreement.

“ABL Credit Agreement” means (i) asset-based revolving credit agreement, to be entered into as of the Closing Date, among Holdings, the Borrowers, the borrowers party thereto, the lenders party thereto and the ABL Agent, as such document may be amended, restated, supplemented or otherwise modified from time to time (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to refinance (subject to the limitations set forth herein (including by reference to the Intercreditor Agreement)) in whole or in part the Indebtedness and other obligations out-standing under (x) the credit agreement referred to in clause (i) or (y) any subsequent ABL Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Extended Revolving Commitments” means “Extended Loans” as defined in the ABL Credit Agreement.

“ABL Facility” means the “Revolving Facility” and any “Incremental Facility,” each as defined in the ABL Credit Agreement.

“ABL Loan Documents” means the ABL Credit Agreement and the other “Loan Documents” as defined in the ABL Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified.

“ABL Obligations” means the “Obligations” as defined in the ABL Credit Agreement.

“ABL Priority Collateral” means the “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABL Priority Collateral Asset Sale” means any Asset Sale that consists of or includes the disposition of ABL Priority Collateral outside the ordinary course of business.

“ABL Security Documents” means the “Security Documents” as defined in the ABL Credit Agreement.

“ABR” means, for any day, a rate per annum equal to the greatest of:

(1)                                 the NYFRB Rate in effect on such day plus ½ of 1%;

(2)                                 the Prime Rate in effect on such day;

(3)                                 the Adjusted LIBO Rate plus 1.00%; and

(4)                                 solely in respect of Initial Term Loans, 1.00%;

provided that for the purpose of this definition, any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Term Loan bearing interest at a rate determined by reference to the ABR.

“Additional Lender” means the banks, financial institutions and other institutional lenders and investors (other than natural persons) that become Lenders in connection with an Incremental Term Loan or Other Term Loan; provided that no Disqualified Institution may be an Additional Lender.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the greater of (1) the LIBO Rate in effect for such Interest Period multiplied by the Statutory Reserve Rate applicable to such Eurocurrency Borrowing, if any, and (2) solely in respect of the Initial Term Loans, 0.00%.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for itself and the Lenders hereunder, and any duly appointed successor in such capacity.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.09(1).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Assignment and Acceptance” has the meaning assigned to such term in Section 10.04(10)(b).

“Affiliated Lender” shall mean a Non-Debt Fund Affiliate or a Debt Fund Affiliate.

“Agent Indemnitee” has the meaning assigned to such term in Section 9.02(2).

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agreement” has the meaning assigned to such term in the preamble of this Agreement.

“Annual Financial Statements” has the meaning assigned to such term in Section 5.04(1).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any applicable law relating to terrorism, trade sanctions programs and embargoes, money laundering or bribery, including Canadian Anti-Money Laundering and Anti-Terrorism Legislation, and any regulation, or order promulgated, issued or enforced pursuant to such laws by an applicable Governmental Authority, all as amended, supplemented or replaced from time to time.

“Applicable Margin” means:

(1)                                 with respect to any Initial Term Loans, (a) for ABR Loans, 2.00% and (b) for Eurocurrency Loans, 3.00%%;

(2)                                 with respect to any Incremental Term Loans, the “Applicable Margin” set forth in the Incremental Facility Amendment establishing the terms thereof;

(3)                                 with respect to any Other Term Loans, the “Applicable Margin” set forth in the Refinancing Amendment establishing the terms thereof; and

(4)                                 with respect to any Extended Term Loans, the “Applicable Margin” set forth in the Extension Amendment establishing the terms thereof.

“Applicable Parties” has the meaning assigned to such term in Section 9.03(3).

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.04(1).

“Approved Fund” has the meaning assigned to such term in Section 10.04(2).

“Arranger” means each of JPMCB, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, HSBC Securities (USA) Inc., Goldman Sachs Bank USA, PNC Bank, National Association, RBC Capital Markets and SunTrust Bank.

“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) to any Person of any asset or assets (including by way of a Sale-Leaseback Transaction) of Holdings, the Borrowers or any Restricted Subsidiary.

“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts (as such terms are defined in the Uniform Commercial Code) containing only the Net Cash Proceeds of Asset Sales or any Below Threshold Asset Sale Proceeds, any investments thereof in Cash Equivalents and the proceeds thereof, pending the application of such Net Cash Proceeds in accordance with Section 2.08(1), which accounts have been pledged to the Collateral Agent, for the benefit of the Secured Parties, on a first-priority basis pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent.

“Assignee” has the meaning assigned to such term in Section 10.04(2).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrowers (if required by Section 10.04), substantially in the form of Exhibit A or such other form that is approved by the Administrative Agent and reasonably satisfactory to the Borrowers.

“Available Amount” means, as of any date, an amount, not less than zero, determined on a cumulative basis, equal to the sum, without duplication, of:

(1)                                 $25 million; plus

(2)                                 50% of Consolidated Net Income for the period (treated as one accounting period) from the Closing Date to the end of the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, plus

(3)                                 the cumulative amount of cash proceeds and the fair market value of property (other than cash) received by the Borrowers or any Parent Entity in connection with the sale or issuance of Equity Interests of the Borrowers or any Parent Entity after the Closing Date and on or prior to such date (including upon exercise of warrants or options or in connection with a Permitted Acquisition or other Permitted Investment) which, with respect to proceeds or property received in connection with the sale or issuance of Equity Interests of a Parent Entity (other than Holdings), have been contributed to the capital of Holdings or exchanged for Equity Interest of Holdings, other than the proceeds of

Disqualified Stock, Excluded Contributions, Cure Amounts and equity used to incur Contribution Indebtedness; plus

(4)                                 100% of the aggregate amount of cash contributions to the capital of Holdings and the fair market value of property other than cash contributed to the capital of Holdings after the Closing Date, other than the proceeds of Disqualified Stock, Excluded Contributions, Cure Amounts and equity used to incur Contribution Indebtedness; plus

(5)                                 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of Holdings or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness (including Disqualified Stock) issued to Holdings, the Borrowers or a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stocks) of the Borrowers or any Parent Entity; plus

(6)                                 100% of the aggregate amount of cash (and the fair market value of property other than cash) received by Holdings or any Restricted Subsidiary after the Closing Date from (a) the sale (other than to the Borrowers or any Subsidiary) of the Equity Interests of any Unrestricted Subsidiary or (b) any dividend or other distribution (including any payment on intercompany Indebtedness) by any such Unrestricted Subsidiary; plus

(7)                                 in the event any Unrestricted Subsidiary becomes a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings, the Borrowers or any Restricted Subsidiary, the lesser of (a) the fair market value of the Investments of the Borrowers and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time such Unrestricted Subsidiary becomes a Restricted Subsidiary or at the time of such merger, consolidation, amalgamation, transfer or liquidation (or of the assets transferred or conveyed, as applicable) and (b) the fair market value of the original Investments by the Borrowers and the Restricted Subsidiaries in such Unrestricted Subsidiary, in each case, as determined by a Responsible Officer of Holdings in good faith; plus

(8)                                 any mandatory prepayment declined by a Lender; minus

(9)                                 the use of such Available Amount since the Closing Date.

“Available Incremental Term Loan Facility Amount” has the meaning assigned to such term in Section 2.18(3).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Below Threshold Asset Sale Proceeds” means the cash proceeds of Asset Sales involving aggregate consideration of $5 million or less.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred.  The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrowers” has the meaning assigned to such term in the recitals hereto.  Unless the context requires otherwise, each reference herein or in any other Loan Document to a determination may be a Borrower or the Borrowers, means and is a reference to a determination by Holdings.

“Borrower Materials” has the meaning assigned to such term in Section 9.03(1).

“Borrowing” means a group of Term Loans of a single Type made on a single date under a single Term Facility and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrowers in accordance with the terms of Section 2.02 and substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Budget” has the meaning assigned to such term in Section 5.04(5).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City and Luxembourg are authorized or required by law to close; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” also excludes any day on which banks are not open for dealings in deposits in the London interbank market.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 (the “Proceeds of Crime Act”) and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Blocked Person” means any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.

“Canadian Defined Benefit Plan” shall mean a pension plan for the purposes of any applicable pension benefits standards statute or regulation in Canada, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Pension Plan” shall mean a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the PBA and the Income Tax Act (Canada) and that is either (a) maintained or sponsored by a Canadian Subsidiary for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Canadian Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

“Capital Expenditures” means, for any period, the aggregate of all expenditures incurred by Holdings and the Restricted Subsidiaries during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and the Restricted Subsidiaries for such period.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means:

(1)                                 in the case of a corporation or a company, corporate stock or share capital;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Company” means a Subsidiary of the Borrowers created solely for providing self-insurance for Holdings and its Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Cash Equivalents” means:

(1)                                 Dollars, Canadian dollars, Japanese yen, pounds sterling, euros or any other national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(2)                                 direct obligations of the United States of America, the United Kingdom or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, the United Kingdom or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(3)                                 time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million;

(4)                                 repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;

(5)                                 commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(6)                                 securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(7)                                 Indebtedness issued by Persons  with a rating of at least “A 2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(8)                                 Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(9)                                 instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Restricted Subsidiary is located or in which such Investment is made; and

(10)                          shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above.

“CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Code owned by a Domestic Subsidiary.

A “Change in Control” will be deemed to occur if, at any time,

(1)                                 any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires Beneficial Ownership of Voting Stock of Holdings representing more than 40% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested), unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of the Borrower;

(2)                                 Holdings ceases to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Equity Interests of any Borrower, other than as a result of a transaction permitted hereunder.

“Change in Law” means:

(1)                                 the adoption of any law, rule or regulation after the Closing Date;

(3)                                 any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date; or

(4)                                 compliance by any Lender (or, for purposes of Section 2.12(2), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection

Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 10.09.

“Clariant” means Clariant Ltd, a Swiss corporation, and any successors thereto.

“Class” means, with respect to a Term Facility, (a) when used with respect to Lenders, the Lenders under such Term Facility, and (b) when used with respect to Term Loans, Borrowings or Commitments, Term Loans, Borrowings or Commitments under such Term Facility.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 are satisfied (or waived in accordance with Section 10.08).

“Code” means the Internal Revenue Code of 1986, as amended (unless as specifically provided otherwise).

“Collateral” means all property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document; provided, however, that the Collateral (other than any assets subject to an English law floating charge) shall not include (i) any US Excluded Assets or (ii) any assets that would be excluded pursuant to the Guaranty and Security Principles.

“Collateral Agent” means JPMCB, in its capacity as Collateral Agent for itself and the other Secured Parties (including in accordance with Section 6 (Parallel Debt Obligations) of the Intercreditor Agreement), and any duly appointed successor in that capacity.

“COMI” means the centre of main interests (as that term is used in Article 3(1) of the EU Insolvency Regulation).

“Commitments” means, the Initial Term Loan Commitment, and any commitments in respect of any Incremental Term Loan, Extended Term Loan or Other Term Loan.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, as of any date, the sum (without duplication) of all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of

Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of Holdings and the Restricted Subsidiaries and all Guarantees of the foregoing, determined on a consolidated basis in accordance with GAAP, based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of Holdings for such period:

(1)                                 increased, in each case to the extent deducted in calculating such Consolidated Net Income (and without duplication), by:

(a)                                 provision for taxes based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of any Parent Entity in respect of such period (in each case, to the extent attributable to the operations of Holdings and its Subsidiaries), which will be included as though such amounts had been paid as income taxes directly by Holdings; plus

(b)                                 cash dividend payments (excluding items eliminated in consolidation) on any Disqualified Stock of Holdings or any Restricted Subsidiary;

(c)                                  Consolidated Interest Expense; plus

(d)                                 all depreciation and amortization charges and expenses; plus

(e)                                  all

(i)                                     losses, charges and expenses relating to the Transactions;

(ii)                                  transaction fees, costs and expenses incurred in connection with the consummation of any transaction that is out of the ordinary course of business (or any transaction proposed but not consummated) permitted under this Agreement, including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness permitted to be incurred under this Agreement (including any Permitted Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions; and

(iii)                               without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period; plus

(f)                                   any expense or deduction attributable to minority Equity Interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Subsidiary of Holdings; plus

(g)                                  the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any Parent Entity (other than Holdings) or any of the Permitted Holders, in each case, to the extent permitted by Section 6.07; plus

(h)                                 earn-out obligations incurred in connection with any Permitted Acquisition or other Investment and paid or accrued during such period; plus

(i)                                     all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of Holdings and its Subsidiaries and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(j)                                    all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period (i) Holdings may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent Holdings does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(k)                                 without duplication, cost savings, operating expense reductions and cost synergies in connection with all events and transactions described in the definition of “Pro Forma Basis” (provided that, in all such cases, any such addbacks that are pro forma cost savings, operating expense reductions and cost synergies shall be subject to the limitations described in the definition of “Pro Forma Basis”); plus

(l)                                     non-recurring incremental costs arising out of the temporary interruption of the supply of goods to Holdings and its Subsidiaries; plus

(m)                             charges resulting from the write-off of capital expenditures arising from the cancellation of project or design plans; and

(2)                                 decreased, without duplication and to the extent increasing such Consolidated Net Income for such period, by non-cash gains (excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date).

For the purposes of determining the First Lien Net Leverage Ratio, the Interest Coverage Ratio or the Total Net Leverage Ratio for any relevant period, Consolidated EBITDA shall be deemed to equal (a) $[      ] for the fiscal quarter ended June 30, 2016, (b) $[      ] for the fiscal quarter ended September 30, 2016, (c) $[       ] for the fiscal quarter ended December 31, 2016 and (d) $[      ] for the fiscal quarter ended March 31, 2017 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, any calculation on a Pro Forma Basis).

“Consolidated First Lien Net Debt” means, as of any date, all Consolidated Debt as of such date that is (x) secured by a Lien on the Term Priority Collateral that is pari passu with the Lien securing the Obligations or (y) secured by a Lien on the ABL Priority Collateral that is senior to or pari passu with the Lien securing the Obligations, plus Capital Lease Obligations, minus all Unrestricted Cash as of such date, in each case, determined on a consolidated basis in accordance with GAAP based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the amount of Consolidated First Lien Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.  For the avoidance of doubt, the Obligations and the Indebtedness in respect of the ABL Credit Agreement (excluding undrawn commitments thereunder) will constitute Consolidated First Lien Net Debt.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)                                 the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including pay-in-kind interest payments, amortization of original issue discount, the interest component of Capital Lease Obligations and net payments and receipts (if any) pursuant to Hedge Agreements relating to interest rates (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of hedging obligations, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, and all discounts, commissions, fees and other charges associated with any Receivables Facility); plus

(2)                                 consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)                                 any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been Guaranteed by the referent Person; less

(4)                                 interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period.  For purposes of this definition, interest on Capital Lease Obligations will be deemed to accrue at the interest rate reasonably determined by Holdings to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP (with such net income (or loss) being calculated after deducting the amounts for such period described in clause (1)(a) of the definition of “Consolidated EBITDA”, if any) and before any deduction for preferred stock dividends; provided that:

(1)                                 all net after-tax extraordinary, nonrecurring or unusual gains, losses, income, expenses and charges, and in any event including, without limitation, all restructuring, severance, relocation, retention, consolidation, integration or other similar charges and expenses, contract termination costs, litigation costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or otherwise, expenses associated with strategic initiatives, facilities shutdown and opening and pre-opening costs and expenses (including pre-opening and opening of facilities and all income, loss, charges and expenses associated with facilities closed in any period, or scheduled for closure within 12 months of the date on which Consolidated Net Income is being calculated), and any fees, expenses, charges or change in control payments related to the Transactions or otherwise (including any transition-related expenses incurred before, on or after the Closing Date), will be excluded;

(2)                                 all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations will be excluded;

(3)                                 all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions other than in the ordinary course of business (as determined in good faith by Holdings) will be excluded;

(4)                                 all net after-tax income, loss, expense or charge attributable to the early extinguishment or cancellation of Indebtedness, Hedge Agreements or other derivative instruments will be excluded;

(5)                                 all non-cash gain, loss, expense or charge attributable to the movement in the mark-to-market valuation of Hedge Agreements or other derivative instruments will be excluded;

(6)                                 (a) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments are or are permitted to be paid in cash (or converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (b) the net income for such period will include any ordinary course dividends, distributions or other payments in cash received from any such Person during such period in excess of the amounts included in clause (a) hereof;

(7)                                 the cumulative effect of a change in accounting principles during such period will be excluded;

(8)                                 the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(9)                                 all non-cash impairment charges and asset write-ups, write-downs and write-offs will be excluded;

(10)                          all non-cash expenses realized in connection with or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(11)                          any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(12)                          accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions within 18 months after the Closing Date will be excluded;

(13)                          all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, will be excluded;

(14)                          any currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Hedge Agreements for currency exchange risk), will be excluded;

(15)                          [reserved];

(16)                          expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (a) has not been denied by the applicable carrier in writing and (b) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (16);

(17)                          losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(18)                          [reserved]; and

(19)                          non-cash charges for deferred tax asset valuation allowances will be excluded.

“Consolidated Total Assets” means, as of any date, the total assets of Holdings and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date, the Consolidated Debt as of such date minus all Unrestricted Cash as of such date, in each case, determined on a consolidated basis in accordance with GAAP based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the Consolidated Total Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.  For the avoidance of doubt, the Obligations and the Indebtedness in respect of the ABL Credit Agreement (excluding undrawn commitments thereunder) will constitute Consolidated Total Net Debt.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” has the meaning assigned to such term in Section 6.01(16).

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” will have correlative meanings, it being specified that the “Control” of the French Loan Parties and their Affiliates will be determined in accordance with article L.233-3 of the French Code de commerce.

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of a Borrower in the form of one or more series of term loans or notes; provided that:

(1)                                 such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part (and such exchange, extension, renewal, replacement or refinancing occurs substantially concurrently with such incurrence or obtainment), Indebtedness (“Refinanced Debt”) that is either Term Loans or other Credit Agreement Refinancing Indebtedness;

(2)                                 such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Refinanced Debt (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, original issue discount, defeasance costs, fees, commissions and expenses);

(3)                                 the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Refinanced Debt, and the final maturity date of such Credit Agreement Refinancing Indebtedness may not be earlier than the Latest Maturity Date;

(4)                                 such Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder provided that in no event shall such Indebtedness be permitted to be voluntarily or mandatorily prepaid prior to the repayment in full of all Term Facilities, unless accompanied by a ratable prepayment of each Term Facility hereunder;

(5)                                 such Indebtedness is not secured by any assets or property of Holdings, the Borrowers or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender);

(6)                                 such Indebtedness is not guaranteed by any Subsidiary of Holdings other than a Subsidiary Loan Party;

(7)                                 if such Indebtedness is secured:

(a)                                 the Liens securing such Refinancing Indebtedness have a Lien priority equal to or junior to the Refinanced Debt;

(b)                                 the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents (as determined in good faith by a Responsible Officer of Holdings);

(c)                                  if such Indebtedness is secured on a pari passu basis with the Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a First Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement;

(d)                                 if such Indebtedness is secured on a junior basis to the Term Loans, a Debt Representative, acting on behalf of the holders of such Indebtedness, has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement;

(8)                                 the terms and conditions of such Indebtedness are (x) on customary market terms at the incurrence thereof or (y) substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Refinanced Debt as determined in good faith by a Responsible Officer of Holdings; provided that Holdings will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless Holdings or any Restricted Subsidiary is bound by a confidentiality obligation with respect thereto, in which case Holdings will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof); provided that this clause (8) will not apply to:

(a)                                 terms addressed in the preceding clauses (1) through (7);

(b)                                 (i) interest rate, fees, funding discounts and other pricing terms; (ii) redemption, prepayment or other premiums; (iii) optional prepayment terms; and (iv) redemption terms;

(c)                                  subordination terms; and

(d)                                 covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness;

provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness (or such short period as may be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings within such five Business Day (or shorter) period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

Credit Agreement Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Cure Amount” means the amount of cash contributions to the capital of the Borrowers made pursuant to Section 8.02 of the ABL Credit Agreement.

“Current Assets” means, as of any date, all assets (other than Cash Equivalents or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and the Restricted Subsidiaries as “current assets” (other than amounts related to current or deferred Taxes based on income or profits), determined based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Current Liabilities” means, as of any date, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and the Restricted Subsidiaries as “current liabilities,” other than:

(1)                                 the current portion of any Indebtedness;

(2)                                 accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid);

(3)                                 accruals for current or deferred Taxes based on income or profits;

(4)                                 accruals, if any, of transaction costs resulting from the Transactions; and

(5)                                 accruals of any costs or expenses related to (a) severance or termination of employees prior to the Closing Date or (b) bonuses, pension and other post-retirement benefit obligations;

in each case, determined based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Debt Fund Affiliate” shall mean any Affiliate of Holdings (other than Holdings, the Borrowers or any Restricted Subsidiary of the Borrowers) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and that exercises investment discretion independent from Holdings.

“Debt Representative” means, with respect to any Indebtedness that is secured on a pari passu basis with, or on a junior basis to, the Term Loans, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Title 11 of the United States Code, the Insolvency Act 1986 (UK), the EU Insolvency Regulation, the provisions of the Livre VI and other relevant provisions related thereto of the French Code de commerce, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada, United Kingdom, Luxembourg, France, Germany, Spain, Finland or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means (1) any Lender whose acts or failure to act, whether directly or indirectly, constitutes a Lender Default and (2) any Lender that has become the subject of a Bail-in Action.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings or any Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Holdings setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disinterested Director” means, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Institution” means (a) competitors of Holdings, Huntsman and their respective subsidiaries, in each case identified in writing by the Borrowers to the Administrative Agent from time to time (at any time when JPMCB is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com), (b) financial institutions previously designated in writing by Holdings to the Administrative Agent on or prior to June 20, 2017 and (c) any affiliates of any such competitors or institutions reasonably identifiable as affiliates solely on the basis of the similarity of their names (other than bona fide fixed income investors or debt funds) or identified by the Borrowers in writing to the Administrative Agent from time to time (at any time when JPMCB is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com) (it being understood that any update pursuant to clause (a) or clause (c) above shall not become effective until the business day following the Administrative Agent’s receipt of such notice, and, in any event, shall not apply retroactively or to any entity that (i) has previously acquired commitments, loans or participation otherwise permitted under the Term Facility, (ii) is party to a pending trade with respect to commitments, loans or participation under the Term Facility as of the date of such notice or (iii) that becomes a competitor of Huntsman or Holdings or their respective subsidiaries before becoming a Disqualified Institution).

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(1)                                 mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments);

(2)                                 are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(3)                                 provide for the scheduled payments of dividends in cash; or

(4)                                 either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the earlier of:

(a)                                 the Latest Maturity Date; and

(b)                                 the date on which the Term Loans and all other Obligations (other than Obligations in respect of (i) Specified Hedge Agreements that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are repaid in full and the Commitments are terminated;

provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Distressed Person” has the meaning assigned to such term in the definition of “Lender-Related Distress Event.”

“Documentation Agents” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, HSBC Securities (USA) Inc., Goldman Sachs Bank USA, PNC Bank, National Association, RBC Capital Markets, SunTrust Bank and Commerzbank AG, each in its capacity as the Documentation Agent.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Holdings that is organized under the laws of the United States or any political subdivision thereof, and “Domestic Subsidiaries” means any two or more of them.  Unless otherwise indicated in this Agreement, all references to Domestic Subsidiaries will mean Domestic Subsidiaries of Holdings.

“Dutch Auction” means an auction of Term Loans conducted:

(1)                                 pursuant to Section 10.04(10) to allow an Affiliated Lender to acquire Term Loans at a discount to par value and on a pro rata basis; or

(2)                                 pursuant to Section 10.04(14) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a pro rata basis,

in each case, in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” means, with respect to a purchase of Term Loans in a Dutch Auction, Dutch auction procedures as reasonably agreed upon by the applicable Affiliated Lender or Purchasing Borrower Party, as the case may be, and the Administrative Agent.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Engagement Letter” means that certain Engagement Letter, dated as of June 20, 2017, by and among the Borrowers, JPMCB, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, HSBC Securities (USA) Inc. and Goldman Sachs Bank USA.

“Enterprise Transformative Event” means any merger, acquisition or Investment, in any such case by the Borrowers, any Restricted Subsidiary, Holdings or any of the direct or indirect parent companies of Holdings that is either (a) not permitted by the terms of any Loan Document immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents (prior to giving effect to any amendments) immediately prior to the consummation of such transaction, would not provide Holdings, the Borrowers and their Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by Holdings acting in good faith.

“Environment” means the indoor and outdoor environment, including ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and natural resources such as flora and fauna.

“Environmental Laws” means all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, binding agreements and final, binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any harmful or deleterious substance or to occupational health and safety matters (to the extent relating to the Environment or exposure to harmful or deleterious substances).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means:

(1)                                 a Reportable Event, or the requirements of Section 4043(b) of ERISA apply, with respect to a Plan;

(2)                                 a withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, any ERISA Affiliate that is treated as a termination under Section 4062(e) of ERISA;

(3)                                 a complete or partial withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by Holdings or any of its Subsidiaries or, to the knowledge of Holdings the Borrowers, any ERISA Affiliate concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or endangered or in critical status within the meaning of Section 305 of ERISA;

(4)                                 the provision by a Plan administrator or the PBGC of notice of intent to terminate a Plan, to appoint a trustee to administer a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan;

(5)                                 the incurrence by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA;

(6)                                 the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Plan;

(7)                                 the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; and

(8)                                 a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Insolvency Regulation” means The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings.

“Eurocurrency Borrowing” means a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” means any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, the Consolidated Net Income of Holdings for such period, minus, without duplication:

(1)                                 repayments, prepayments and other cash payments made with respect to the principal of any Indebtedness or the principal component of any Capital Lease Obligations of Holdings or any Restricted Subsidiary during such period (excluding voluntary and mandatory prepayments of Term Loans, voluntary prepayments of Indebtedness described in Section 2.08(2)(b) and prepayments of other revolving Indebtedness (except to the extent accompanied by a corresponding reduction in commitments), but including all premium, make-whole or penalty payments paid in cash (to the extent such payments were not already deducted in calculating Consolidated Net Income and are not otherwise prohibited under this Agreement)); provided that a mandatory prepayment of Indebtedness will only be deducted pursuant to this clause (1) to the extent not already deducted in the computation of Net Cash Proceeds of Asset Sales; minus

(2)                                 (a) cash payments made by Holdings or any Restricted Subsidiary during such period in respect of Capital Expenditures, Permitted Acquisitions, Investments and Restricted Payments (excluding Restricted Payments made pursuant to Section 6.06(15), and Investments made pursuant to Sections 6.04(3), (5), (7) and (14)(to the extent made in one or more Restricted Subsidiaries)) and (b) cash payments that Holdings or any Restricted Subsidiary is required to make in respect of Capital Expenditures, Permitted Acquisitions and Investments within 365 days after the end of such period pursuant to binding obligations entered into prior to or during such period; provided that amounts described in this clause (b) will not reduce Excess Cash Flow in subsequent periods and, to the extent not so paid, will increase Excess Cash Flow in the subsequent period; minus

(3)                                 cash payments made by Holdings or any Restricted Subsidiary during such period in respect of (a) long-term liabilities other than Indebtedness or (b) items for which an accrual or reserve was established in a prior period; minus

(4)                                 (a) cash payments made by Holdings or any Restricted Subsidiary during such period in respect of Taxes (including distributions to any Parent Entity in respect of Taxes), to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income, and (b) cash payments that Holdings or any Restricted Subsidiary will be required to make in respect of Taxes (including distributions to any Parent Entity in respect of Taxes) within 180 days after the end of such period; provided that amounts described in this clause (b) will not reduce Excess Cash Flow in subsequent periods; minus

(5)                                 all cash payments and other cash expenditures made by Holdings or any Restricted Subsidiary during such period (a) with respect to items that were excluded in the calculation of such Consolidated Net Income pursuant to clauses (1) through (19) of the definition of Consolidated Net Income or (b) that were not expensed during such period in accordance with GAAP; minus

(6)                                 all non-cash credits included in calculating such Consolidated Net Income (including insured or indemnified losses referred to in clauses (16) and (17) of Consolidated Net Income to the extent not reimbursed in cash during such period); minus

(7)                                 an amount equal to the sum of (a) the increase in the Working Capital of Holdings and the Restricted Subsidiaries during such period, if any, plus (b) the increase in long-term accounts receivable of Holdings and the Restricted Subsidiaries, if any (other than any such increases contemplated by clauses (a) and (b) of this clause (7) that are directly attributable to acquisitions of a Person or business unit by Holdings and the Restricted Subsidiaries during such period);  minus

(8)                                 any extraordinary or nonrecurring cash charges, expenses or losses during such period, plus

(9)                                 all non-cash charges, losses and expenses of Holdings or any Restricted Subsidiary that were deducted in calculating such Consolidated Net Income; plus

(10)                          all cash payments received by Holdings or any Restricted Subsidiary during such period pursuant to Hedge Agreements that were not treated as revenue or net income under GAAP; plus

(11)                          an amount equal to the sum of (a) the decrease in Working Capital of Holdings during such period, if any, plus (b) the decrease in long-term accounts receivable of Holdings and the Restricted Subsidiaries, if any; plus

(12)                          any extraordinary or nonrecurring gain realized in cash during such period; plus

(13)                          all amounts referred to in clauses (1), (2) and (3) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans), the sale or issuance of Equity Interests or any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition to any Person of, any assets.

“Excess Cash Flow Period” means each fiscal year of Holdings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents, together with the aggregate fair market value (determined in good faith by a Responsible Officer of Holdings) of other assets that are used or useful in a business permitted under Section 6.08, received by Holdings after the Closing Date from:

(1)                                 contributions to its common equity capital; or

(2)                                 the sale of Capital Stock of Holdings;

in each case, designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of Holdings on the date such contribution is made or such Capital Stock is sold, less the aggregate amount of Investments made pursuant to Section 6.04(28) in each case prior to such date; provided that the proceeds of Disqualified Stock, Cure Amounts and any net cash proceeds that are used prior to such date (A) to make Restricted Payments under Section 6.06(1) or Section 6.06(2)(b), (B) to make an Investment under Section 6.04(3), a Restricted Payment under Section 6.06(15) or a payment in respect of Junior Financing under Section 6.09(2)(a), in each case utilizing the Available Amount or (C) for Contribution Indebtedness, will not be treated as Excluded Contributions.

“Excluded Indebtedness” means all Indebtedness (other than Credit Agreement Refinancing Indebtedness) permitted under Section 6.01.

“Excluded Subsidiary” means any:

(1)                                 Immaterial Subsidiary;

(2)                                 Subsidiary that is not a Wholly Owned Subsidiary of Holdings;

(3)                                 Unrestricted Subsidiary;

(4)                                 CFC;

(5)                                 FSHCO;

(6)                                 Subsidiary of a CFC or FSHCO;

(7)                                 Subsidiary that is not either (i) a Domestic Subsidiary or (ii) organized under the laws of a Specified Foreign Jurisdiction;

(8)                                 Subsidiary if acting as a Guarantor, or its Guarantee, would, and only so long as it would, (a) be prohibited by law or regulation or by any contractual obligation existing on the (but not incurred in anticipation of) Closing Date or on the date such subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition did not arise as part of such acquisition) or (b) require a governmental or regulatory consent, approval, license or authorization (unless such consent, approval, license or authorization has been received);

(9)                                 Subsidiary that is a Captive Insurance Company, not-for-profit Subsidiary or Subsidiary which is a special purpose entity for securitization transaction (including any Receivables Subsidiary) or like special purposes; and

(10)                          any Subsidiary that would be excluded by the Guaranty and Security Principles;

in each case, unless Holdings determines in its sole discretion, upon notice to the Administrative Agent, that any of the foregoing Persons (other than a Subsidiary that is not a Wholly Owned Subsidiary of Holdings (other than Brockhues GmbH & Co. KG)) should not be an Excluded Subsidiary; provided that in the case of any Restricted Subsidiary that is a Foreign Subsidiary not organized in a Specified Foreign Jurisdiction, the jurisdiction of such Foreign Subsidiary is acceptable to the Administrative Agent in its reasonable discretion unless the Guarantee to be provided by such Foreign Subsidiary is consistent with the credit support provided by the other Guarantors (or as otherwise may be acceptable to the Administrative Agent in its reasonable discretion). Notwithstanding the foregoing, a Restricted Subsidiary may be an Excluded Subsidiary in circumstances where Holdings and the Administrative Agent reasonably agree that any of the cost, difficulty, burden or consequences of such Restricted Subsidiary providing a Guarantee of the Obligations is excessive in relation to the value afforded thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, or, with respect to clause (4) below, on account of any obligation of a French Guarantor:

(1)                                 Taxes imposed on or measured by its net income (however denominated) or franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes;

(2)                                 any U.S. federal withholding Tax imposed on amounts payable hereunder to or for the account of a Recipient under any law applicable at the time such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.16), (or in the case of a Lender, under any law applicable at the time such Lender changes its Lending Office), except to the extent that the Recipient’s assignor (if any), at the time of assignment (or such Lender immediately before it changed its Lending Office), was entitled to receive additional amounts from the applicable Loan Party with respect to such withholding Tax pursuant to Section 2.14(1) or Section 2.14(3);

(3)                                 Taxes that are attributable to such Recipient’s failure to comply with Section 2.14(5) or Section 2.14(6);

(4)                                 any Taxes imposed by France on amounts payable to a Lender if such Taxes are imposed solely because this payment is made to (i) an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction or (ii) a Lender acting through a Lending Office (or the office of the Administrative Agent) situated in a Non-Cooperative Jurisdiction;

(5)                                 any Taxes imposed under FATCA; and

(6)                                 any Taxes under the laws of Germany arising solely due to the fact that the Obligations are secured (directly or indirectly) by real estate located in Germany (inländische Grundstücke) or any domestic rights treated as real property under German Civil Law (inländische Rechte die den Vorschriften des Bürgerlichen Rechts über Grundstücke unterliegen) within the meaning of section 49 para. 1 no. 5 lit. c) aa) Income Tax Act (Einkommensteuergesetz — EStG).

“Existing Huntsman Indebtedness” means (i) that certain Credit Agreement, dated as of August 16, 2005 (as amended, restated, modified or otherwise supplemented from time to time prior to the Closing Date) by and among Huntsman, the guarantors party thereto, the lenders party thereto, and JPMCB, as administrative agent and collateral agent, (ii) the notes due 2020 issued pursuant to that certain Indenture, dated as of November 19, 2012 (as amended, restated, modified or otherwise supplemented from time to time prior to the Closing Date), among Huntsman, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, and any supplemental or additional indenture entered into with respect thereto, (iii) the notes due 2021 issued pursuant that that certain Indenture, dated as of December 23, 2013 (as amended, restated, modified or otherwise supplemented from time to time prior to the Closing Date), among Huntsman, the guarantors party thereto and Wilmington Trust, National Association, as trustee, and any supplemental or additional indenture entered into with respect thereto, (iv) the notes due 2022 issued pursuant to that certain Indenture, dated as of November 13, 2014 (as amended, restated, modified or otherwise supplemented from time to time prior to the Closing Date), among Huntsman, the guarantors party thereto and Wilmington Trust, National Association, as trustee, and any supplemental or additional indenture entered into with respect thereto and (v) those certain senior notes due 2025 issued pursuant to the terms of that certain Indenture, dated as of March 31, 2015 (as amended, restated, modified or otherwise supplemented from time to time prior to the Closing Date), among Huntsman, the guarantors party thereto and Wilmington Trust, National Association, as trustee, and any supplemental or additional indenture entered into with respect thereto.

“Extended Term Loan Installment Date” has the meaning assigned to such term in Section 2.06(2).

“Extended Term Loans” has the meaning assigned to such term in Section 2.20(1).

“Extending Term Lender” has the meaning assigned to such term in Section 2.20(1).

“Extension” has the meaning assigned to such term in Section 2.20(1).

“Extension Amendment” has the meaning assigned to such term in Section 2.20(2).

“Extension Offer” has the meaning assigned to such term in Section 2.20(1).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement with respect to the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.19(3).

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds rate, provided that if the

Federal Funds Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means the Fee Letter, dated June 20, 2017 (as amended, restated, modified or otherwise supplemented from time to time) by and among the Borrowers, JPMCB, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, HSBC Securities (USA) Inc. and Goldman Sachs Bank USA.

“Fees” means the Administrative Agent Fees and all other fees set forth in the Fee Letter or as otherwise agreed payable to a Lender, the Administrative Agent, or any Arranger, in each case, with respect to Term Loans.

“Finance Parties” means the Administrative Agent, the Collateral Agent, the Arrangers, the Documentation Agent and the Lenders.

“Financial Covenant Default” has the meaning assigned to such term in Section 8.01(6).

“Financial Officer” means, with respect to any Person, the chief financial officer, president, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person or any other senior officer or director with equivalent responsibilities.

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (UK).

“First Lien Intercreditor Agreement” means a “pari passu” intercreditor agreement reasonably satisfactory to the Administrative Agent.  Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a First Lien Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured on a pari passu basis with the Term Loans.

“First Lien Net Leverage Ratio” means, as of any date, the ratio of Consolidated First Lien Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(b).

“Flood Certificate” means a completed “Life-of-Loan”, “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency or any successor Governmental Authority performing a similar function (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable property owner relating thereto).

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster

Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004 and the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as amended from time to time, and any successor statutes, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended and modified from time to time.

“Flood Zone” means areas having special flood hazards as described in the Flood Program.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia will be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“French Guarantor” means a Guarantor incorporated in France.

“French Loan Party” means any Loan Party incorporated in France.

“French Security Document” means the documents referred to as such in Schedule 1.01(3) and any other Security Document governed by French law to be entered into by a Loan Party pursuant to or in connection with this Agreement.

“FSHCO” means any Subsidiary of Holdings, substantially all of the assets of which consist of Equity Interests or Indebtedness of one or more CFCs.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

Notwithstanding anything to the contrary above or in the definition of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“German Loan Party” means any Loan Party that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of Section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) (including its directors, managers, officers, agents and employees).

“Governmental Authority” means any federal, state, provincial, municipal, local, national, transnational, foreign or other governmental department, commission, board, tribunal, bureau, ministry, court, agency, authority, instrumentality or regulatory, legislative, judicial or arbitral body, or other law, rule or regulation-making entity, or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court.

“Guarantee” of or by any Person (the “guarantor”) means:

(1)                                 any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a)                                 to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations;

(b)                                 to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c)                                  to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(d)                                 entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or

(e)                                  as an account party in respect of any letter of credit, bank guarantee or other letter of credit guaranty issued to support such Indebtedness or other obligation; or

(2)                                 any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor;

provided, that the term “Guarantee” will not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).

The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith, subject to any local limitations as set forth in this Agreement or in the Guaranty and Security Principles.

“Guarantor” means (1) Holdings; (2) the Lux Borrower (solely with respect to Obligations of the US Borrower); (3) the US Borrower (solely with respect to Obligations of the Lux Borrower); (4) each Subsidiary Loan Party and (5) each Parent Entity or Restricted Subsidiary (other than any Restricted Subsidiary that is not a Wholly Owned Subsidiary) that Holdings may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to Guarantee the Obligations; provided that, in the case of this clause (5), the Guarantee and the security interest provided by such Person is consistent with the credit support provided by the other Guarantors (or as otherwise may be acceptable to the Administrative Agent in its reasonable discretion), in each case subject to the Guaranty and Security Principles.

“Guaranty” means the guaranty made by Holdings and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, dated as of the Closing Date, as amended, supplemented or otherwise modified from time to time.

“Guaranty and Security Principles” means the Guaranty and Security Principles set forth on Schedule 1.01(2).

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls or radon gas, in each case, that are regulated or would reasonably be expected to give rise to liability under any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries will be a Hedge Agreement.

“Holdings” has the meaning assigned to such term in the recitals hereto.

“Huntsman” has the meaning assigned to such term in the recitals hereto.

“Huntsman-Clariant Merger” means the merger of Huntsman Corporation with a wholly-owned subsidiary of Clariant.

“Huntsman Release” means the termination of all guarantees, commitments and other obligations of Holdings and its Subsidiaries under the Existing Huntsman Indebtedness and the termination and release of all Liens related thereto.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (i) did not, as of the last day of the most recent fiscal quarter of Holdings for which Required Financial Statements have been delivered (or were required to be delivered), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of Holdings and the Restricted Subsidiaries for the period of four consecutive fiscal quarters for which Required Financial Statements have been delivered (or were required to be delivered), calculated on a consolidated basis in accordance with GAAP; and (ii) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of Holdings for which Required Financial Statements have been delivered (or were required to be delivered), did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of Holdings and the Restricted Subsidiaries on a consolidated basis for such four-quarter period.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Incremental Equivalent Term Debt” means Indebtedness of a Borrower in the form of term loans or notes, which Indebtedness is either unsecured or secured on a pari passu basis with or junior basis to the Term Loans; provided that:

(1)                                 the aggregate outstanding principal amount of such Indebtedness on any date that such Indebtedness is incurred pursuant to Section 6.01(1) shall be subject to the limitations set forth in Section 2.18(3);

(2)                                 the final maturity date of such Incremental Equivalent Term Debt may not be earlier than the Latest Maturity Date of the Term Loans (and in the case of any junior secured or unsecured Incremental Equivalent Term Debt, the final maturity date may not be earlier than the date that is 91 days after the Latest Maturity Date of the Term Loans);

(3)                                 the Weighted Average Life to Maturity of such Incremental Equivalent Term Debt may be no shorter than the longest remaining Weighted Average Life to Maturity of the Term Loans;

(4)                                 except for any of the following that are applicable only to periods following the Latest Maturity Date of the Term Loans, the covenants, events of default, subsidiary guarantees and other terms for such Indebtedness or commitments (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, funding discounts, original issue discounts and redemption or prepayment terms and premiums), when taken as a whole, are determined by Holdings in good faith (i) to be on customary market terms or (ii) not to be materially more restrictive on Holdings and its Restricted Subsidiaries than the terms of this Agreement, when taken as a whole;

(5)                                 if such Indebtedness is secured on a pari passu basis with the Term Loans, such Indebtedness (a) solely consists of notes and (b) a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a First Lien Intercreditor Agreement; and

(6)                                 if such Indebtedness is secured on a junior basis to the Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement.

Incremental Equivalent Term Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Incremental Facility” has the meaning assigned to such term in Section 2.18(1).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.18(5).

“Incremental Lenders” has the meaning assigned to such term in Section 2.18(5).

“Incremental Term Loan Installment Date” has the meaning assigned to such term in Section 2.06(2).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.18(1).

“Incremental Yield” has the meaning assigned to such term in Section 2.18(8)(b).

“Indebtedness” means, with respect to any Person, without duplication:

(1)                                 all obligations of such Person for borrowed money;

(2)                                 all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)                                 all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(4)                                 all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5)                                 all Capital Lease Obligations of such Person;

(6)                                 all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(7)                                 the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(8)                                 the principal component of all obligations of such Person in respect of bankers’ acceptances;

(9)                                 all Guarantees by such Person of Indebtedness described in clauses (1) through (8) above;

(10)                          to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); and

(11)                          the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(a)                                 trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;

(b)                                 prepaid or deferred revenue arising in the ordinary course of business;

(c)                                  purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset; or

(d)                                 earn-out obligations until such obligations are not paid after becoming due and payable.

The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means (1) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (2) to the extent not otherwise described in clause (1), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.05(2).

“Initial Term Loan Commitments” means with respect to each Lender, the commitment of such Lender to make Initial Term Loans as set forth on Schedule 2.01(1).  On the Closing Date, the aggregate amount of Initial Term Loan Commitments is $300 million.

“Initial Term Loan Facility” means the term loan facility consisting of Initial Term Loans made to the Borrowers.

“Initial Term Loan Lender” means each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 10.04 by assignment of any Initial Term Loans.

“Initial Term Loans” means the term loans made to the Borrowers on the Closing Date pursuant to Section 2.01.

“Initial Venator Distribution Transaction” has the meaning assigned to such term in the recitals hereto.

“Intellectual Property Rights” has the meaning assigned to such term in the US Collateral Agreement.

“Intellectual Property Security Agreements” shall mean (i) any “Intellectual Property Security Agreement” as defined in the US Collateral Agreement and each other intellectual property security agreement or supplement thereto executed and delivered pursuant to Section 5.10 or Schedule 1.01(3) (as such schedule may be amended or supplemented from time to time in accordance with the Guaranty and Security Principles).

“Intercreditor Agreement” means the Intercreditor Agreement, to be entered into as of the Closing Date, by and among the Administrative Agent, the Collateral Agent and JPMCB, as administrative agent and collateral agent under the ABL Credit Agreement, Holdings and the Borrowers and the Subsidiary Loan Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Coverage Ratio” means, as of any date, the ratio of (1) the Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis, to (2) the sum of (a) the Consolidated Interest Expense of Holdings for such period, calculated on a Pro Forma Basis and in each case, paid or payable in cash, and (b) all cash dividend payments (excluding items eliminated in consolidation and payments on account of tax distributions) on any series of Disqualified Stock of Holdings or preferred stock of any of the Restricted Subsidiaries, in each case, made during such period.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (1) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing; (2) with respect to any ABR Loan, the last Business Day of each fiscal quarter of Holdings; and (3) to the extent necessary to create a fungible Class of Term Loans and solely with respect to the first Interest Payment Date of a new Class of Term Loans, on any Business Day that any additional Term Loans are incurred.

“Interest Period” means, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter (or, if agreed by all Lenders, 12 months or such shorter interest period), as the applicable Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.04 or repaid or prepaid in accordance with Section 2.06, 2.07 or 2.08; provided that:

(1)                                 if any Interest Period would end on a day other than a Business Day, such Interest Period will be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period will end on the next preceding Business Day;

(2)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will end on the last Business Day of the calendar month at the end of such Interest Period; and

(3)                                 no Interest Period will extend beyond the applicable Maturity Date.  Interest will accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

Notwithstanding the foregoing, solely with respect to the initial Interest Period for a new Class of Term Loans, such Interest Period may be adjusted by the Administrative Agent to the extent necessary to create a fungible Class of Term Loans.

“Interpolated Screen Rate” means, with respect to any Eurocurrency Loan denominated in any currency for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which the Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or reasonably equivalent ratings of another internationally recognized rating agency).

“Investment Grade Securities” means:

(1)                                 securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)                                 securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Restricted Subsidiaries;

(3)                                 corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(4)                                 investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrowers or any of the Restricted Subsidiaries and (b) any Person in whom the Borrowers or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“JPMCB” means JPMorgan Chase Bank, N.A.

“Junior Financing” means (1) any Indebtedness permitted to be incurred hereunder that is contractually subordinated in right of payment to the Obligations or secured by Liens that are contractually subordinated to the Liens securing the Obligations (other than the ABL Obligations), (2) any unsecured Indebtedness for borrowed money (other than unsecured Indebtedness in a principal amount not exceeding $15 million in the aggregate over the term of this Agreement) or (3) any Permitted Refinancing Indebtedness in respect of any of the foregoing.

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement reasonably satisfactory to the Administrative Agent.  Upon the request of Holdings, the Administrative Agent and Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured on a junior basis to the Term Loans.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date of the Term Facilities in effect on such date.

“LCA Election” has the meaning assigned to such term in Section 1.07(a).

“LCA Test Date” has the meaning assigned to such term in Section 1.07(a).

“Legal Reservations” means:

(1)           the principle that enforceability may be limited by applicable bankruptcy, insolvency, pre-insolvency proceedings (including, insofar as it refers to Spanish Loan Parties, transactions that may derive from articles 5 bis, 71 and 71 bis, as well as Additional Provision 4th of the Spanish Insolvency Law), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(2)           the time barring of claims under any applicable law of any Relevant Jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons and defenses of set-off or counterclaim and similar principles, rights, defenses and limitations under the laws of any applicable jurisdiction;

(3)           the principle that in certain circumstances Liens granted by way of fixed charge may be re-characterized as a floating charge or that Liens purported to be constituted as an assignment may be re-characterized as a charge;

(4)           the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and therefore void;

(5)           the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(6)           the principle that the creation or purported creation of a Lien over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a Lien has purportedly been created;

(7)           implied covenants of good faith and fair dealing;

(8)           similar principles, rights and defenses under the laws of any Relevant Jurisdiction; and

(9)           any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered pursuant to this Agreement.

“Lender” means each Initial Term Loan Lender and any Additional Lender.

“Lender Default” means:

(1)                                 the refusal (which has not been retracted) or failure of any Lender to make available its portion of any Borrowing, unless such Lender notifies the Administrative Agent and Holdings in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied;

(2)                                 any Lender has notified Holdings or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Term Facility or under other similar agreements in which it commits to extend credit;

(3)                                 any Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; or

(4)                                 the admission by any Lender in writing that it is insolvent or such Lender becoming subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls a Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, administrator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or Bail-In Action, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event will not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Term Loans.

“Letter of Credit” has the meaning assigned to such term in the ABL Credit Agreement.

“LIBO Rate” means with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Screen Rate.

“Lien” means, with respect to any asset (1) any mortgage, deed of trust, lien, hypothecation, pledge, charge, license, security interest or similar encumbrance in or on such asset; or (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will an operating lease, any capital lease in respect of Real Property permitted hereunder or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, by Holdings or one or more Restricted Subsidiaries permitted pursuant to the Loan

Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, the Guaranty, the Security Documents, the Intercreditor Agreement, any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Note and, solely for the purposes of Sections 3.01, 3.02, and 8.01(3) hereof, the Fee Letter.

“Loan Parties” means Holdings, the Borrowers and the Subsidiary Loan Parties.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Loan Party” means Lux Borrower and any other Loan Party incorporated in Luxembourg.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(1)                                 the business, financial condition or results of operations, in each case, of Holdings and the Restricted Subsidiaries (taken as a whole);

(2)                                 the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents; or

(3)                                 the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Term Loans) of Holdings, the Borrowers or any Subsidiary Loan Party in an aggregate outstanding principal amount exceeding $50 million.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means, as the context may require:

(1)                                 with respect to all Initial Term Loans, the date that occurs seven years after the Closing Date;

(2)                                 with respect to any Incremental Term Loans, the final maturity date specified therefor in the applicable Incremental Facility Amendment;

(3)                                 with respect to any Other Term Loans, the final maturity date specified therefor in the applicable Refinancing Amendment; and

(4)                                 with respect to any Extended Term Loans, the final maturity date specified therefor in the applicable Extension Amendment.

“Maximum Liability” has the meaning assigned to such term in Section 1.09.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“MIRE Event” means if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Loans (including an Incremental Loan or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).

“MNPI” means any material Nonpublic Information regarding Holdings and the Subsidiaries that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).  For purposes of this definition “material Nonpublic Information” means Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means, all Owned Material Real Property, as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages” means each of the mortgages, deeds of trust and deeds to secure debt or other security document made by any Loan Party, reasonably acceptable to the Administrative Agent, in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrowers or any Restricted Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means the aggregate cash proceeds (using the fair market value of any Cash Equivalents) received by Holdings or any Restricted Subsidiary in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedge Agreements in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction that is secured by a Permitted Lien that is prior or senior to the Lien securing the Obligations, any costs associated with unwinding any related Hedge Agreements in connection with such transaction and any deduction of appropriate amounts to be provided by Holdings or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that such reserved amounts will be deemed to be Net Cash Proceeds to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount).  For purposes of Section 2.08(1), no cash proceeds realized in connection with an Asset Sale will be deemed to be Net Cash Proceeds unless such Asset Sale involves aggregate consideration in excess of $5 million.

“New York Courts” has the meaning assigned to such term in Section 10.15(1).

“No MNPI Representation” means, with respect to any Person, a customary representation that such Person is not in possession of any MNPI.

“Non-Cooperative Jurisdiction” means, with respect to a French Guarantor, a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.

“Non-Debt Fund Affiliate” shall mean any Affiliate of Holdings (other than Holdings, the Borrowers or any Restricted Subsidiary of the Borrowers) that is not a Debt Fund Affiliate.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(3).

“Non-Ratio Based Incremental Facility Cap” means the sum of (x) $225 million, (y) the aggregate principal amount of any voluntary prepayments of Term Loans made pursuant to Section 2.07 and (z) the aggregate principal amount of Term Loans purchased pursuant to Section 10.04(14) by any Purchasing Borrower Party, in each case of (y) and (z), to the extent not funded with the proceeds of long-term Indebtedness.

“Note” has the meaning assigned to such term in Section 2.05(5).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means:

(1)                                 all amounts owing to any Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Loan Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, administration, receivership or similar law naming such Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding; and

(2)                                 from and after the Closing Date, any Specified Hedge Obligations;

provided that:

(a)                                 any Specified Hedge Obligations will be secured and Guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and Guaranteed;

(b)                                 any release of Collateral or Guarantors  effected in the manner permitted by this Agreement or any Security Document will not require the consent of any Qualified Counterparty pursuant to any Loan Document; and

(c)                                  Obligations shall not, in any event, include any Excluded Swap Obligation.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Original Term Loan Installment Date” has the meaning assigned to such term in Section 2.06(1).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other First Lien Indebtedness” has the meaning assigned to such term in Section 2.08(1)(c).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(2)) and Taxes due as a result of registration or other action by the Administrative Agent or any Lender where such registration or action is not: (a) necessary to maintain, preserve, establish, enforce, perfect or protect the rights of the Administrative Agent or any Lender under the Loan Documents; or (b) required by any competent tax administration or supervisory body.

“Other Term Loan Installment Date” has the meaning assigned to such term in Section 2.06(2).

“Other Term Loans” has the meaning assigned to such term in Section 2.19(1).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Owned Material Real Property” means any Real Property owned in fee by any of the Loan Parties that has a fair market value (as determined in good faith by a Responsible Officer of Holdings) of $15 million or more, other than (i) any Real Property that is a US Excluded Asset, (ii) that would be excluded from the Collateral pursuant to the Guaranty and Security Principles, (iii) Real Property located at 302 Midway Road, Freeport, TX 77541 or (iv) as otherwise agreed by the Administrative Agent.

“Parent Entity” means any direct or indirect parent of the Borrowers, including, for the avoidance of doubt, Holdings.

“Participant” has the meaning assigned to such term in Section 10.04(4)(a).

“Participant Register” has the meaning assigned to such term in Section 10.04(4)(a).

“Payment Office” means s the office of the Administrative Agent located at 500 Stanton Christiana Road, NCC5, Floor 01, Newark, DE 19713-2107, Attention of Joe Aftanis (Telephone: 302-552-0847, Fax: 12016395215@tls.ldsprod.com), or such other office as the Administrative Agent may hereafter designate to the Borrowers and the Lenders from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).

“Perfection Certificate” means the Perfection Certificate with respect to the US Loan Parties in a form substantially similar to that delivered on the Closing Date.

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or a majority of the Equity Interests in, or merger, consolidation or amalgamation with, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition) if (1) no Event of Default is continuing immediately prior to making such Investment or would result therefrom; and (2) immediately after giving effect thereto, with respect to acquisitions of entities that do not become Subsidiary Loan Parties, the aggregate fair market value of all Investments made in such entities since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value) will not exceed the greater of (a) $65 million and (b) 2.6% of Consolidated Total Assets as of the date any such acquisition is made.

“Permitted Amendment” means any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment.

“Permitted Debt” has the meaning assigned thereto in Section 6.01.

“Permitted Holders” means each of:

(1)                                 (i) Huntsman Corporation and (ii) after the consummation of the Huntsman-Clariant Merger, Clariant, and, in each case, any of their Affiliates and successors-in-interest; and

(2)                                 any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in clause (1) above are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clause (1), collectively, beneficially own Voting Stock representing 50% or more of the total voting power of the Voting Stock of Holdings then held by such group.

“Permitted Investment” has the meaning assigned to such term in Section 6.04.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(1)                                 the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts or original issue discount, defeasance costs, fees, commissions and expenses);

(2)                                 the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (a) the Weighted Average Life to Maturity of the

Indebtedness being Refinanced and (b) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Latest Maturity Date were instead due on the date that is one year following the Latest Maturity Date; provided that no Permitted Refinancing Indebtedness incurred in reliance on this subclause (b) will have any scheduled principal payments due prior to the Latest Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Latest Maturity Date for the Indebtedness being Refinanced;

(3)                                 if the Indebtedness being Refinanced is subordinated in right of payment to any Obligations under this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders (as determined in good faith by a Responsible Officer of Holdings) as those contained in the documentation governing the Indebtedness being Refinanced;

(4)                                 no Permitted Refinancing Indebtedness may have different obligors, or greater Guarantees or security, than the Indebtedness being Refinanced; provided that, with respect to a Refinancing of the ABL Obligations, the Liens on the Collateral, if any, securing such Permitted Refinancing Indebtedness will be on terms not materially less favorable to the Lenders than those contained in the documentation governing the ABL Credit Agreement, as determined in good faith by a Responsible Officer of Holdings;

(5)                                 the terms and conditions (including, if applicable, as to collateral) of any such Permitted Refinancing Indebtedness are either (i) substantially identical to or less favorable to the providers of such Permitted Refinancing Indebtedness, taken as a whole, than the terms and conditions of the Indebtedness being Refinanced (except for any such terms that are applicable only to periods following the Latest Maturity Date of the Term Loans) or (ii) when taken as a whole (other than interest rate, prepayment premiums and redemption premiums), not more restrictive to Holdings and the Restricted Subsidiaries than those set forth in this Agreement or are customary for similar indebtedness in light of current market conditions;

(6)                                 in the case of a Refinancing of Indebtedness that is secured by the Collateral on a pari passu basis with the Term Loans with Indebtedness that is secured by the Collateral  on a pari passu basis with the Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a First Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement;

(7)                                 in the case of a Refinancing of Indebtedness that is secured by the Collateral on a pari passu basis with, or on a junior basis to, the Term Loans with Indebtedness that is secured by the Collateral on a junior basis, to the Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement; and

(8)                                 in the case of a Refinancing of the ABL Obligations, the Liens on the Collateral, if any, securing such Permitted Refinancing Indebtedness are subject to the Intercreditor

Agreement or another intercreditor agreement that is substantially consistent with, and no less favorable to the Lenders in any material respect than, the Intercreditor Agreement as determined in good faith by a Responsible Officer of Holdings and as certified by a Responsible Officer of Holdings.

Permitted Refinancing Indebtedness may not be incurred to Refinance Indebtedness that is secured by the Collateral on a junior basis to the Term Loans with Indebtedness that is secured by the Collateral on a pari passu basis with the Term Loans.

Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date after the date of original incurrence thereof.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, unlimited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Pigments and Additives Business” means the titanium dioxide and performance additives businesses and related assets of Huntsman and its Subsidiaries.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (1) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; and (2) either (a) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings or any of its Subsidiaries or any ERISA Affiliate or (b) in respect of which Holdings or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” has the meaning assigned to such term in Section 9.01(5).

“PPSA” means mean the Personal Property Security Act (Ontario) and the Regulations and Orders made thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Administrative Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Principal Obligations” has the meaning assigned to such term in Section 9.03(a).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” or “Pro Forma” means, with respect to the calculation of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio or any other calculation under any applicable provision of the Loan Documents, as of any date, that (1) pro forma effect will be given to the Transactions, any Permitted Acquisition or Investment, any issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated), all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division or store, or any conversion of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary and restructuring, strategic and other cost savings initiatives, in each case that have occurred during the four consecutive fiscal quarter period of Holdings being used to calculate such financial ratio (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period, and (2) pro forma effect will be given to factually supportable and identifiable pro forma cost savings related to operational efficiencies, strategic initiatives or purchasing improvements and other synergies, in each case, reasonably expected by Holdings and the Restricted Subsidiaries to be realized based upon actions reasonably expected to be taken within 18 months of the date of such calculation (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by a Financial Officer of Holdings; provided that any such pro forma adjustments in respect of such cost savings, improvements and synergies (other than with respect to the Transactions) shall not exceed 20% of Consolidated EBITDA (before giving effect to all such adjustments) for any four-quarter period; provided, further than such 20% cap shall not apply to Holdings’ cost savings program that was publicly announced prior to the Effective Date in an amount not to exceed $60 million.

“Process Agent” has the meaning specified in Section 10.15.

“Projections” means all projections (including financial estimates, financial models, forecasts and other forward-looking information) furnished to the Lenders or the Administrative Agent by or on behalf of Holdings or any of the Subsidiaries on or prior to the Closing Date.

“Public Lender” has the meaning assigned to such term in Section 9.03(1).

“Purchasing Borrower Party” means Holdings or any Subsidiary of Holdings that becomes an Assignee or Participant pursuant to Section 10.04(14).

“Qualified Counterparty” means any counterparty to any Specified Hedge Agreement that, at the time such Specified Hedge Agreement was entered into or on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of the foregoing, whether or not such Person subsequently ceases to be an Agent, an Arranger, a Lender or an Affiliate of the foregoing.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)                                 the Board of Directors of Holdings has determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to Holdings and the Restricted Subsidiaries;

(2)                                 all sales or contributions of accounts receivable and related assets by Holdings or any Restricted Subsidiary to the Receivables Subsidiary are made at fair market value (as determined in good faith by a Responsible Officer of Holdings); and

(3)                                 the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by a Responsible Officer of Holdings) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Holdings or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness will not be deemed a Qualified Receivables Financing; provided, however, that a grant of a security interest in such accounts receivable to perfect the transfer of an ownership interest in such accounts receivable to a Receivables Subsidiary shall not be considered a grant to secure any Indebtedness.

“Quarterly Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Ratio Debt” has the meaning assigned to such term in Section 6.01.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased, subleased or licensed by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership, lease, sublease or license thereof.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings and the Restricted Subsidiaries pursuant to which Holdings or any Restricted Subsidiary sells or contributes its accounts receivable to either (1) a Person that is not a Restricted Subsidiary; or (2) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary or borrows against such accounts receivable.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Holdings or any Restricted Subsidiary pursuant to which Holdings or any Restricted Subsidiaries may sell, convey, contribute or otherwise transfer to:

(1)                                 a Receivables Subsidiary (in the case of a transfer by Holdings or any Restricted Subsidiary that is not a Receivables Subsidiary); and

(2)                                 any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Holdings or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedge Agreements entered into by Holdings or any such Restricted Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller to repurchase receivables transferred by such seller in a Qualified Receivables Financing, which obligation arises as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of Holdings (or another Person formed solely for the purposes of engaging in a Qualified Receivables Financing with Holdings or any Restricted Subsidiary and to which Holdings or any Restricted Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Holdings and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings (as provided below) as a Receivables Subsidiary and:

(1)                                 no portion of the Indebtedness or any other obligations (contingent or otherwise):

(a)                                 is guaranteed by Holdings or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings, including servicing performance guarantees);

(b)                                 is recourse to or obligates Holdings or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, including servicing performance guarantees; or

(c)                                  subjects any property or asset of Holdings or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)                                 with which neither Holdings nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings; and

(3)                                 to which neither Holdings nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Holdings will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and a certificate of a Responsible Officer of Holdings certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Refinance” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness,” and the terms “Refinanced” and “Refinancing” will have correlative meanings.

“Refinancing Amendment” means an amendment to this Agreement (and, as necessary, each other Loan Document) executed by each of (1) the Borrowers and Holdings; (2) the Administrative Agent; and (3) each Lender that agrees to provide any portion of the Other Term Loans in accordance with Section 2.19.

“Register” has the meaning assigned to such term in Section 10.04(2)(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees and collateral provisions) issued by either Borrower in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by Holdings or a Restricted

Subsidiary in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale in respect of which Holdings has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of Holdings stating that Holdings or any Restricted Subsidiary intends and expects to use an amount of funds not to exceed the amount of Net Cash Proceeds of an Asset Sale to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in Holdings’ or a Restricted Subsidiary’s business.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended by Holdings or a Restricted Subsidiary prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in Holdings’ or a Restricted Subsidiary’s business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the date occurring one year after such Reinvestment Event or, if Holdings or a Restricted Subsidiary has entered into a legally binding commitment within one year after such Reinvestment Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in Holdings’ or a Restricted Subsidiary’s business, the date occurring two years after such Reinvestment Event.

“Related Parties” means, with respect to any specified Person, (1) such Person’s controlled Affiliates and the respective directors, officers and employees of such Person and such Persons’ controlled Affiliates and (2) the agents, advisors and other representatives of such Person and such Person’s controlled Affiliates in each case acting on behalf of, or at the express instructions of, such Person or such Person’s controlled Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the Environment.

“Relevant Jurisdiction” means, in relation to a Loan Party:

(a) the jurisdiction under whose laws that Loan Party is incorporated or organized as at the date of this Agreement or as at the date on which that Loan Party becomes party to this Agreement (as the case may be);

(b) any jurisdiction where it conducts its business; and

(c) any jurisdiction where any asset subject to or intended to be subject to the Liens to be created by it is situated.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Repricing Event” means (1) any prepayment of the Initial Term Loans with the proceeds of, or any conversion of such Initial Term Loans into, any new or replacement tranche of debt financing bearing interest at yield that is less than the yield applicable to such Class of Term Loans and (2) any amendment to the Initial Term Loan Facility  that, directly or indirectly, reduces the yield applicable to the Initial Term Loans (in each case, calculating such yield consistent with the methodology for calculating the “yield” of the Initial Term Loans and any “Incremental Yield” pursuant to the terms of Section 2.18(8)); provided that no Repricing Event will be deemed to occur in connection with (x) a transaction not consummated for the primary purpose of lowering of the yield applicable to the Initial Term Loans (as determined in good faith by Holdings) or (y) a Change in Control or Enterprise Transformative Event.

“Required Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Required Lender Consent Items” has the meaning assigned to such term in Section 10.04(12)(c).

“Required Lenders” means, at any time, Lenders having Term Loans outstanding and unused Commitments that, taken together, represent more than 50.0% of the sum of all Term Loans outstanding and Commitments at such time.  The Term Loans and Commitments of any Defaulting Lender will be disregarded in determining Required Lenders; provided that subject to the Borrowers’ right to replace Defaulting Lenders as set forth herein, Defaulting Lenders will be included in determining Required Lenders with respect to:

(1)                                 any amendment that would disproportionately affect the obligation of the Borrowers to make payment of the Term Loans or Commitments of such Defaulting Lender as compared to other Lenders holding the same Class of Term Loans or Commitments;

(2)                                 any amendment relating to:

(a)                                 increases in the Commitment of such Defaulting Lender;

(b)                                 reductions of principal, interest, fees or premium applicable to the Class of Term Loans held by such Defaulting Lender or Commitments of such Defaulting Lender; and

(c)                                  extensions of final maturity or the due date of any amortization, interest, fee or premium payment applicable to the Class of Term Loans held by such Defaulting Lender or Commitments of such Defaulting Lender; and

(3)                                 matters requiring the approval of each Lender under subclauses (v) and (vi) of Section 10.08(2).

“Required Percentage” means, with respect to any Excess Cash Flow Period, the percentage set forth in the table below based on Total Net Leverage Ratio determined as of the last day of such Excess Cash Flow Period:

Total Net Leverage Ratio	Required Percentage
Greater than 2.70 to 1.00	50.00%
Less than or equal to 2.70 to 1.00 but greater than 2.20 to 1.00	25.00%
Less than or equal to 2.20 to 1.00	0.00%

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, vice president, statutory director, secretary, assistant secretary or any Financial Officer of such Loan Party (or any other officer or director with equivalent duties) or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder, including any person authorized by a power of attorney.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party.  Unless the context requires otherwise, each reference herein and in any other Loan Document to a Responsible Officer of a Borrower means and is a reference to a Responsible Officer of Holdings.

“Restricted Payments” has the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person.  Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries will mean the Restricted Subsidiaries of Holdings (including the Borrowers).

“S&P” means Standard & Poor’s Ratings Services or any successor entity thereto.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by Holdings or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanctioned Country” means a country or territory which is itself the subject or target of a comprehensive economic or financial sanctions program maintained by any Sanctions Authority under any Anti-Terrorism Law, including, without limitation, as of the date of this

Agreement, the Crimea region of Ukraine, Cuba (except in respect of Canadian Subsidiaries), Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means (a) any Person listed in any sanctions list maintained by any Sanctions Authority, (b) a Canadian Blocked Person, or (c) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person set forth in clauses (a), (b) or (c) above.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States, Canada, the United Nations Security Council, the European Union (and its member states), the United Kingdom and the respective governmental institutions of any of the foregoing, including, without limitation, Her Majesty’s Treasury, OFAC, the U.S. Department of State, and any other agency of the U.S. or Canadian government.

“Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for [U.S. Dollars] for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means the collective reference to the Administrative Agent, the Collateral Agent, the Lenders and any Qualified Counterparty.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the collective reference to the US Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements, those certain foreign security and pledge agreements listed on Schedule 1.01(3), which shall include the French Security Documents, (as such schedule may be amended or supplemented from time to time in accordance with the Guaranty and Security Principles), and each of the security agreements and other instruments and documents executed and delivered by any Loan Party pursuant thereto or pursuant to Section 5.10.

“Senior Notes” means (i) the notes due [    ] issued by the Borrowers pursuant to the Senior Notes Indenture.

“Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Notes.

“Senior Notes Indenture” means that certain Indenture, dated as of [    ], 2017, among the Borrowers, the guarantors party thereto and [        ], as trustee (as amended, restated, supplemented, or otherwise modified from time to time) and any supplemental indenture or additional indenture to be entered into with respect to the Senior Notes.

“Shared Dollar Basket” means, at any time, the greater of (a) $150 million and (b) 6.0% of Consolidated Total Assets at such time, minus the aggregate amount of (a) Investments which have been made prior to such time since the Closing Date in reliance on Section 6.04(29) and which remain outstanding immediately prior to such time, (b) Restricted Payments which have been made prior to such time since the Closing Date in reliance on Section 6.06(17) and (c) payments with respect to any Junior Financing which have been made prior to such time since the Closing Date in reliance on Section 6.09(2)(c).

“Spain” means the Kingdom of Spain.

“Spanish Civil Code” means the Spanish Civil Code approved by Royal Decree on 24 July 1889, as amended from time to time.

“Spanish Civil Procedure Law” means Law 1/2000 of 7 January (Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil), as amended from time to time.

“Spanish Companies Act” means Royal Legislative Decree 1/2010 (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended from time to time.

“Spanish Insolvency Law” means the Spanish Insolvency Law 22/2003, dated 9 July (Ley 22/2003, de 9 de julio, Concursal), as amended from time to time.

“Spanish Loan Party” means any Loan Party incorporated under the laws of Spain.

“Spanish Public Document” means, a “documento público”, being either an “escritura pública” or a “póliza o efecto intervenido por fedatario público”.

“Spanish Royal Decree 5/2005” means the Royal Decree Law 5/2005 of 11 March 2005 of urgent reforms for the productivity and for the improvement of the public sector contracting (Real Decreto Ley 5/2005, de 11 de marzo, de reformas urgentes para el impulso de la productividad y para la mejora de la contratación pública), as amended from time to time.

“Spanish Security Documents” means the documents referred to as such in Schedule 1.01(3) and any other Security Document governed by the laws of Spain to be entered into by a Loan Party pursuant to or in connection with this Agreement.

“Special Closing Date Payments” means Restricted Payments and/or cash payments to Huntsman and its Subsidiaries or other distributions in cash in respect of, or redemption, retirement, acquisition, cancellation or termination in respect of any indebtedness owing to Huntsman and its Subsidiaries in an aggregate principal amount not to exceed the net proceeds of the Term Loans and the Senior Notes.

“Specified Event of Default” means any Event of Default under Section 8.01(2), 8.01(3) (solely with respect to payments of interest and Fees), 8.01(8) or 8.01(9).

“Specified Foreign Jurisdiction” means Canada, France, Germany, Luxembourg, Spain, the United Kingdom and Finland.

“Specified Hedge Agreement” means any Hedge Agreement entered into or assumed between or among Holdings, the Borrowers or any other Subsidiary and any Qualified Counterparty and designated by the Qualified Counterparty and Holdings in writing to the Administrative Agent as a “Specified Hedge Agreement” under this Agreement (but only if such Hedge Agreement has not been designated as a “Specified Hedge Agreement” under the ABL Credit Agreement) and it being understood that one notice of such designation with respect to a specified ISDA Master Agreement may designate all transactions thereunder as being a “Specific Hedging Agreement”, without the need for separate notices for each individual transaction thereunder).

“Specified Hedge Obligations” means all amounts owing to any Qualified Counterparty under any Specified Hedge Agreement.

“Specified Transaction” means any Investment (including any Limited Condition Acquisition), disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Facility that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis”; provided that any increase in the Commitments (including, for this purpose, any Commitment in respect of any Incremental Term Loan or Extended Term Loan) above the amount of Commitments in effect on the Closing Date, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn; provided, further, that, at Holdings’ election, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $5 million shall not be calculated on a “Pro Forma Basis.”

“Specified UK Plans” means the Tioxide Europe Ltd Pension Plan, the Huntsman Global Pension Scheme and the Tioxide Europe Ltd Non-Qualified Plan.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by Holdings or any Subsidiary of Holdings that a Responsible Officer of Holdings has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person.  Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of Holdings.

“Subsidiary Loan Parties” means (1) each Wholly Owned Subsidiary of Holdings (other than the Borrowers) on the Closing Date (other than any Excluded Subsidiary); and (2) each Wholly Owned Subsidiary (other than any Excluded Subsidiary) of Holdings that becomes, or is required to become, a party to the US Collateral Agreement or any other Security Document after the Closing Date pursuant to Section 5.10.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agents” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, HSBC Securities (USA) Inc., Goldman Sachs Bank USA, PNC Bank, National Association, RBC Capital Markets and SunTrust Bank, each in its capacity as the Syndication Agent.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Facility” means the facility and commitments utilized in making Term Loans hereunder.  On the Closing Date, the sole Term Facility is the Initial Term Loan Facility.  Following the establishment of any Incremental Term Loans (other than an increase to an existing Term Facility), Other Term Loans or Extended Term Loans, such Incremental Term Loans, Other Term Loans or Extended Term Loans will be considered a separate Term Facility hereunder.

“Term Loan Agent” means “Term Loan Agent” as defined in the Intercreditor Agreement.

“Term Loan Credit Agreement” has the meaning assigned to such term in the preamble of this Agreement.

“Term Loan Installment Date” means, as the context requires, an Original Term Loan Installment Date, an Incremental Term Loan Installment Date, an Other Term Loan Installment Date or an Extended Term Loan Installment Date.

“Term Loans” means the Initial Term Loans, any Incremental Term Loans, any Other Term Loans and any Extended Term Loans, collectively (or if the context so requires, any of them individually).

“Term Priority Collateral” means “Term Loan Priority Collateral” as defined in the Intercreditor Agreement.

“Title Company” has the meaning assigned to such term in Section 5.10(2)(b).

“Title Policy” has the meaning assigned to such term in Section 5.10(2)(b).

“Total Net Leverage Ratio” means, as of any date, the ratio of Consolidated Total Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.

“Trade Date” has the meaning assigned to such term in Section 10.04(8)(a).

“Transaction Documents” means the ABL Loan Documents, the Senior Notes Documents and the Loan Documents.

“Transactions” means, collectively, the transactions contemplated to occur pursuant to the Transaction Documents, including:

(1)                                 the consummation of Venator Consolidation Transactions;

(1)                                 the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the initial borrowings hereunder;

(2)                                 the execution and delivery of the ABL Loan Documents, the creation of the Liens pursuant to the ABL Security Documents and the initial borrowings under the ABL Credit Agreement;

(3)                                 the execution and delivery of the Senior Notes Documents and the issuance of the Senior Notes;

(4)                                 the Initial Venator Distribution Transaction;

(5)                                 the Huntsman Release;

(6)                                 the Special Closing Date Payment; and

(7)                                 the payment of all fees, costs and expenses in connection with the foregoing.

“Type” means, when used in respect of any Term Loan or Borrowing, the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” means Adjusted LIBO Rate or ABR, as applicable.

“UK” means the United Kingdom of Great Britain and Northern Ireland.

“UK Loan Party” means any Loan Party incorporated in England and Wales.

“UK Security Documents” means the documents referred to as such in Schedule 1.01(3) and any other Security Document governed by English law to be entered into by a Loan Party pursuant to or in connection with this Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents of Holdings and its Restricted Subsidiaries as of such date that would not appear as “restricted” on the Required Financial Statements, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Unrestricted Subsidiary” means any Subsidiary of Holdings specified on Schedule 1.01(1) as of the Closing Date and any other Subsidiary of Holdings (other than the Borrowers) designated by Holdings as an Unrestricted Subsidiary hereunder after the Closing Date by written notice to the Administrative Agent, unless in each case such Subsidiary has been subsequently re-designated as a Restricted Subsidiary by Holdings hereunder; provided that Holdings will only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date or subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary (by written notice to the Administrative Agent) if:

(1)                                 no Event of Default is continuing; provided, that if such Subsidiary is being designated as an Unrestricted Subsidiary in connection with a Limited Condition Acquisition, at Holdings’ option, the date of determination of such condition shall be the LCA Test Date;

(2)                                 such designation or re-designation would not cause an Event of Default; and

(3)                                 compliance with a maximum Total Net Leverage Ratio of 3.20 to 1.00, determined on a Pro Forma Basis; provided, that if such Subsidiary is being designated as an Unrestricted Subsidiary in connection with a Limited Condition Acquisition, at Holdings’ option, the date of determination of such condition shall be the LCA Test Date.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary will constitute an Investment for purposes of Section 6.04.  The redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary will be deemed to be an incurrence at the time of such designation of Indebtedness of such Unrestricted Subsidiary and the Liens on the assets of such Unrestricted Subsidiary, in each case outstanding on the date of such redesignation.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Borrower” has the meaning assigned to such term in the recitals hereto.

“US Collateral Agreement” means the Term Loan Collateral Agreement dated as of the Closing Date, among the Loan Parties that are Domestic Subsidiaries and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“US Excluded Assets” means “Excluded Assets” as defined in the US Collateral Agreement.

“US Excluded Equity Interests” means “Excluded Equity Interests” as defined in the US Collateral Agreement.

“US Loan Parties” means the US Borrower and each Subsidiary Loan Party that is a Domestic Subsidiary.

“US Pledged Collateral” means “Pledged Collateral” as defined in the US Collateral Agreement.

“Venator Consolidation Transactions” has the meaning assigned to such term in the recitals hereto.

“Voting Stock” means, as of any date, the Capital Stock of any Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person.  Unless otherwise indicated in this Agreement, all references to Wholly Owned Subsidiaries will mean Wholly Owned Subsidiaries of Holdings.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to Holdings and its Subsidiaries on a consolidated basis as of any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital will be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) reclassification after the Closing Date in accordance with GAAP of assets or liabilities, as applicable, between current and non-current or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.    Terms Generally.  The definitions set forth or referred to in Section 1.01 will apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  Unless the context requires otherwise,

(1)                                 the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation;”

(2)                                 in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including;”

(3)                                 the word “will” will be construed to have the same meaning and effect as the word “shall;”

(4)                                 the word “incur” will be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” will have correlative meanings);

(5)                                 any reference to any Person will be construed to include such Person’s legal successors and permitted assigns; and

(6)                                 the words “asset” and “property” will be construed to have the same meaning and effect.

All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or organizational document of the Loan Parties means such document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).  Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means, unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time.  Whenever this Agreement refers to the “knowledge” of any Loan Party, such reference will be construed to mean the knowledge of the chief executive officer, president, chief financial officer, treasurer or controller or other Financial Officer or Responsible Officer of such Person.

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.

SECTION 1.03.    Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value,” as defined therein.  In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Holdings or the Administrative Agent (acting upon the request of the Required Lenders), Holdings, the Administrative Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holdings’ financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will remain in effect until the effective date of such amendment.  “Accounting Change” means

(1) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (2) any change in the application of GAAP by Holdings.

SECTION 1.04.    Effectuation of Transfers.  Each of the representations and warranties of Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions on the Closing Date, unless the context otherwise requires.

SECTION 1.05.    Currencies.  Unless otherwise specifically set forth in this Agreement, monetary amounts are in Dollars.  Notwithstanding anything to the contrary herein, no Default or Event of Default will arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.

SECTION 1.06.    Required Financial Statements.  With respect to the determination of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio or under any other applicable provision of the Loan Documents (including the definition of Immaterial Subsidiary) made on or prior to the date on which Required Financial Statements have been delivered for the first fiscal quarter ending after the Closing Date, such calculation will be determined for the period of four consecutive fiscal quarters most recently ended prior to the Closing Date, and calculated on a Pro Forma Basis.  Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the First Lien Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio or under any other applicable provision of the Loan Documents (including the definition of Immaterial Subsidiary) shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.07.    Certain Calculations and Tests.

(a)           Notwithstanding anything in this Agreement or any Loan Document to the contrary, in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, when:

(i)             determining compliance with any provision of this Agreement which requires the calculation of the First Lien Leverage Ratio, Total Leverage Ratio or the Interest Coverage Ratio;

(ii)          determining compliance with representations, warranties, defaults or Events of Default; and

(iii)       testing availability under baskets set forth in this agreement (including baskets measured as a percentage of Consolidated Total Assets);

the date of determination of whether any such action is permitted hereunder shall, at the option of Holdings (Holdings’ election to exercise such option in connection with any Limited

Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, Holdings could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with.  For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of Holdings) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions.  If Holdings has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(b)           Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under any covenant that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any First Lien Net Leverage Ratio test, Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under the same covenant as such Fixed Amount that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts being substantially concurrently incurred (other than, in the case of any Fixed Amounts contained in Section 6.01 or Section 6.02, any refinancings of any Indebtedness that was previously incurred) and any substantially concurrent borrowings under the revolving facility under the ABL Credit Agreement (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts and any substantially concurrent borrowings under the revolving facility under the ABL Credit Agreement shall be taken into account for purposes of any Incurrence Based Amounts under any covenant other than Incurrence Based Amounts contained in Section 6.01 or Section 6.02.

SECTION 1.08.    Disqualified Institutions.

Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Term Loans or commitments, or disclosure of confidential information, to any Disqualified Institution.  The list of Disqualified Institutions shall be available to Lenders upon request.

SECTION 1.09.    Joint and Several.  The obligations of the Borrowers hereunder and under the Loan Documents shall be joint and several, regardless of which of such Persons receives proceeds of any of the Term Loans or the manner in which the Administrative Agent and/or any Lender accounts for such Term Loans or other extensions of credit on its books and records.  If the obligations of any Borrower in respect of the other Borrowers pursuant to this Section 1.09 would otherwise be held or determined pursuant to any insolvency proceeding to be avoidable, invalid or unenforceable, the amount of such Borrower’s liability shall, without any further action by such other Borrowers or any of the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such proceeding (the “Maximum Liability”).  This Section with respect to the Maximum Liability is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Borrower, nor any Guarantor or any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Borrower hereunder shall not be rendered voidable under applicable law.  Each Borrower agrees that its obligations pursuant to this Section 1.09 may at any time and from time to time exceed its Maximum Liability without impairing its obligations hereunder or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Borrower’s obligations hereunder beyond its Maximum Liability.

SECTION 1.10.    Luxembourg terms.  In this Agreement, where it relates to a Luxembourg Loan Party, a reference to:

(a)           the articles or certificate of incorporation or formation includes the articles of association (statuts) or the restated articles of association (statuts coordonnés), as the case may be;

(b)           an officer, secretary, manager or director includes a gérant or administrateur;

(c)           a winding-up, dissolution or administration includes a Luxembourg Loan Party:

(i)            being declared bankrupt (faillite déclarée);

(ii)           being subject to a judicial liquidation (liquidation judiciaire);

(iii)          having filed for controlled management (gestion contrôlée);

(d)           a moratorium includes a reprieve from payment (sursis de paiement) or a concordat préventif de faillite;

(e)           a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any:

(i)            juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)           liquidateur appointed under Articles 141 to 151 (inclusive) of the Luxembourg law dated 10 August 1915 on commercial companies, as amended (the Luxembourg Companies’ Act);

(iii)          juge-commissaire or liquidateur appointed under Article 203 of the Luxembourg Companies’ Act;

(iv)          commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and

(f)            juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition with creditors to avoid bankruptcy, as amended.

SECTION 1.11.    French terms

In this Agreement, where it relates to a French Loan Party, a reference to:

(a)           an “administration”, “insolvency”, “dissolution” or “winding-up” includes (i) a French Loan Party is unable or admits inability to pay any of its debts (in full or a substantial part) as they fall due or suspends making payments on any of its debts (in full or a substantial part) when they become due, (ii) a French Loan Party is or becomes in cessation des paiements within the meaning of article L.631-1 of the French Code de commerce or encounters difficulties that it is not able to overcome within the meaning of article L.620-1 of the French Code de commerce, or becomes insolvent under any applicable insolvency law or (iii) a moratorium is declared in respect of any indebtedness of a French Loan Party or a French Loan Party is subject to alert procedure (procédure d’alerte) by its statutory auditors in accordance with article L.234-1, L.234-2 or L.612-3 of the French Code de commerce;

(b)           an “attachment” includes a saisie;

(c)           a “consolidation” or an “amalgation” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236 1 to L.236 24 of the French Code de commerce;

(d)           “financial assistance” has the meaning stated in article L.225-216 of the French Code de commerce or in any other foreign law on financial assistance that is mandatorily applicable to a French Loan Party;

(e)           “gross negligence” includes faute lourde;

(f)            a “guarantee” means any type of sûreté personnelle;

(g)           “insolvency proceeding” means (i) any corporate action or legal proceeding is taken by a French Loan Party in relation to (A) the suspension of payments, a moratorium of all or any indebtedness, dissolution, the opening of proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée and sauvegarde financière accélérée), redressement judiciaire or liquidation judiciaire or reorganisation (in the context of a mandat ad hoc or of a conciliation or otherwise) of a French Loan Party other than a solvent liquidation or reorganisation, (B) the appointment of a liquidator, receiver, administrator, administrative receiver, temporary administrator, mandataire ad-hoc, conciliateur or other person exercising similar functions in respect of a French Loan Party or in respect of all or any of their respective assets, except in relation to the appointment of a liquidator in case of an amicable dissolution (liquidation amiable) of a French Loan Party, or (C) the enforcement of any Lien over any assets of any member of the group occurs and such enforcement is likely to have a Material Adverse Effect, (ii) a French Loan Party commences proceedings for the appointment of a mandataire ad hoc or the opening of a procedure of conciliation in accordance with articles L. 611-3 to L. 611-15 of the French Code de commerce, (iii) a judgment opening proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée and sauvegarde financière accélérée), redressement judiciaire or liquidation judiciaire or ordering a cession totale ou partielle de l’entreprise is rendered in relation to a French Loan Party in accordance with articles L.620-1 to L.670-8 of the French Code de commerce, (iv) any procedure, judgment or step is taken, which has effects that are substantially the same as those referred to in paragraphs (i) through (iii) above

(h)           a “matured obligation” means any créanse certaine, liquide et exigible;

(i)            “merger’ includes any fusion implemented in accordance with articles L.236 1 to L.236 24 of the French Code de commerce;

(j)            “trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(k)           a “person being unable to pay its debts” means that person being in a state of cessation des paiements in accordance with the French Code de commerce;

(l)            a “receiver” includes an administrateur judiciaire, a mandataire ad hoc or a conciliateur;

(m)          “wilful misconduct” means dol.

SECTION 1.12.    Spanish terms.

In this Agreement, where it relates to a Spanish Loan Party or Spanish Security Documents, a reference to:

(a)           a “winding-up”, “administration” or “insolvency” or “dissolution” means a liquidación, disolución, procedimiento concursal, concurso as defined in Spanish Insolvency Law or the declaration of insolvency (declaración de concurso), including any solicitud de inicio del procedimiento de concurso voluntario, the request of declaration of insolvency by a third party (solicitud de concurso por acreedores) which results in the declaration of insolvency proceedings by the relevant court (declaración de concurso necesario) and “insolvency proceeding” means a declaración de concurso, necessary or voluntary (necesario o voluntario) and any step or proceeding related to a concurso under the Spanish Insolvency Act in connection with or as a result of any financial difficulty (excluding when such proceeding is made with any Lender) (including, without limitation, any petition filed under article 5 bis or article 231 of the Spanish Insolvency Law excluding when such proceeding is made with any Lender);

(b)           “liquidator”, “receiver”, “administrative receiver” or “administrator” means mediador concursal, administrador del concurso, administración concursal or any other person or entity performing the same function;

(c)           a “composition”, “compromise”, “assignment” or similar arrangement with any creditor means a convenio or acuerdo extrajudicial de refinanciación for the purposes of Spanish Insolvency Law;

(d)           a “compulsory manager”, “receiver” or “administrator” means an administrador concursal, liquidador or any other person appointed as a result of any proceedings described in paragraphs (a) to (c) above;

(e)           “financial assistance” has the meaning stated in Chapter VI of Title IV of the Spanish Companies Act or in any other foreign law on financial assistance that is mandatorily applicable to a Spanish Loan Party;

(f)            a “guarantee” means any garantía, aval or garantía a primer requerimiento;

(g)           a “matured obligation” means any crédito líquído, vencido y exigible;

(h)           a “person being unable to pay its debts” means that person being in a state of concurso as defined in Spanish Insolvency Law;

(i)            a grant, creation or transfer of a “security interest” or a “collateral” means any in rem or garantía real and any transfer by way of security (including any financial collateral under Spanish law including the security granted under Spanish Royal Decree 5/2005);

(j)            “trustee”, “fiduciary” and “fiduciary duty” has in each case the meaning given to such term under any applicable law;

(k)           “set-off” would include to the extent legally possible the rights to compensate under Spanish Royal Decree 5/2005; and

(l)            “wilful misconduct” means dolo.

ARTICLE II

The Credits

SECTION 2.01.    Term Loans and Borrowings.

(1)                                 Subject to the terms and conditions set forth herein, each Initial Term Loan Lender severally agrees to make to the Borrowers the Initial Term Loans denominated in Dollars equal to such Initial Term Loan Lender’s Initial Term Loan Commitment on the Closing Date.  The failure of any Lender to make any Term Loan required to be made by it will not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender will be responsible for any other Lender’s failure to make Term Loans as required.  Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(2)                                 Subject to Sections 2.04(7) and 2.11, each Borrowing will be comprised entirely of ABR Loans or Eurocurrency Loans as any of the Borrowers may request in accordance herewith.  Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option will not affect the obligation of the Borrowers to repay such Term Loan in accordance with the terms of this Agreement, and such Lender will not be entitled to any amounts payable under Section 2.12 or 2.14 solely in respect of increased costs resulting from, and existing at the time of, such exercise.

(3)                                 Notwithstanding any other provision of this Agreement, the Borrowers will not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.02.    Request for Borrowing.

Any of the Borrowers will deliver to the Administrative Agent a Borrowing Request not later than:  (a) in the case of an ABR Borrowing, 11:00 a.m., New York City time, one Business Day prior to the anticipated date of Borrowing (or such later time as the Administrative Agent may agree in its sole discretion) or (b) in the case of a Eurocurrency Borrowing, 11:00 a.m., New York City time, three Business Days prior to the anticipated date of Borrowing (or such later time as the Administrative Agent may agree in its sole discretion), requesting that the Lenders make Term Loans on such date of Borrowing.  The Borrowing Request must specify:

(1)                                 the principal amount of the Term Loans of each Class to be borrowed;

(2)                                 the requested date of the Borrowing (which will be a Business Day);

(3)                                 the Type of the Term Loans of each Class to be borrowed;

(4)                                 in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which will be a period contemplated by the definition of the term “Interest Period;” and

(5)                                 the location and number of such Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified in the applicable Borrowing Request, then the Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any Eurocurrency Borrowing is specified in the applicable Borrowing Request, then such Borrower will be deemed to have selected an Interest Period of one-month’s duration.  Upon receipt of such Borrowing Request, the Administrative Agent will promptly notify each Lender thereof.  The proceeds of the Term Loans requested under this Section 2.02 will be disbursed by the Administrative Agent in immediately available funds by wire transfer to such bank account or accounts as designated by such Borrower in the Borrowing Request.

SECTION 2.03.    Funding of Borrowings.

(1)                                 Each Lender will make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, on the date of such Borrowing, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Term Loans available to the Borrower thereunder by promptly crediting the amounts so received, in like funds, to an account of such Borrower as specified in the Borrowing Request (or as otherwise directed by the Borrower).

(2)                                 Unless the Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (1) of this Section 2.03 and may, in reliance upon such assumption, make available to such Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent, forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent at (a) in the case of such Lender, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (b) in the case of such Borrower, the interest rate applicable to ABR Loans at such time.  If such Lender pays such amount to the Administrative Agent then such amount will constitute such Lender’s Term Loan included in such Borrowing.

SECTION 2.04.    Interest Elections.

(1)                                 Each Borrowing initially will be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, will have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower thereunder may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  Such Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion will be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion will be considered a separate Borrowing; provided that the Term Loans comprising any Borrowing will be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000; provided, further, that there shall not be more than twelve Eurocurrency Borrowings outstanding hereunder at any time.

(2)                                 To make an election pursuant to this Section 2.04 following the initial date of Borrowing, such Borrower will notify the Administrative Agent of such election by telephone (a) in the case of an election to convert to or continue a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the effective date of such election or (b) in the case of an election to convert to or continue an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of such election (provided that, notwithstanding the foregoing, to make an election to convert any Eurocurrency Borrowing to an ABR Borrowing prior to the end of the effective Interest Period of such Eurocurrency Borrowing, such Borrower must notify the Administrative Agent not later than 1:00 p.m., three Business Days before the effective date of such election.  Each such telephonic Interest Election Request will be confirmed promptly by hand delivery, facsimile transmission or e-mail to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit D (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent)) and signed by such Borrower.

(3)                                 Each telephonic and written Interest Election Request will be irrevocable and will specify the following information:

(a)                                 the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (c) and (d) below will be specified for each resulting Borrowing);

(b)                                 the effective date of the election made pursuant to such Interest Election Request, which will be a Business Day;

(c)                                  whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(d)                                 if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which will be a period contemplated by the definition of “Interest Period.”

(4)                                 If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then such Borrower will be deemed to have selected a Eurocurrency Borrowing having an Interest Period of one month’s duration.

(5)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent will advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(6)                                 If such Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing will be automatically converted into an ABR Borrowing.

(7)                                 Any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing.

(8)                                 Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies such Borrower, then, so long as such Event of Default is continuing, (a) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (b) unless repaid, each Eurocurrency Borrowing will be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.05.    Promise to Pay; Evidence of Debt.

(1)                                 Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.06.

(2)                                 Each Lender will maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(3)                                 The Administrative Agent will maintain accounts in which it will record (a) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (c) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(4)                                 The entries made in the accounts maintained pursuant to paragraph (2) or (3) of this Section 2.05 will be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein will not in any manner affect the obligation of each Borrower to repay the Term Loans in accordance with the terms of this Agreement.

(5)                                 Any Lender may request that Term Loans made by it be evidenced by a promissory note (a “Note”).  Upon the written request of any Lender (including a request made through the Administrative Agent), the applicable Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. The Term Loans evidenced by such Note and interest thereon will at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

SECTION 2.06.    Repayment of Term Loans.

(1)                                 The Borrowers will repay to the Administrative Agent for the ratable account of the Lenders of each applicable Class on the last Business Day of each fiscal quarter of Holdings, commencing with the last Business Day of the first full fiscal quarter of Holdings ending after the Closing Date (each such date being referred to as an “Original Term Loan Installment Date”), an aggregate principal amount equal to  0.25% of the aggregate principal amount of the Initial Term Loans outstanding on the Closing Date, which payments will be reduced as a result of the application of prepayments of Term Loans in accordance with the order of priority set forth in Section 2.07 or 2.08, as applicable;

(2)                                 (a) In the event that any Incremental Term Loans are made, the Borrowers will repay Borrowings consisting of Incremental Term Loans on the dates (each an “Incremental Term Loan Installment Date”) and in the amounts set forth in the applicable Incremental Facility Amendment, (b) in the event that any Other Term Loans are made, the Borrowers will repay Borrowings consisting of Other Term Loans on the dates (each an “Other Term Loan Installment Date”) and in the amounts set forth in the applicable Refinancing Amendment and (c) in the event that any Extended Term Loans are made, the Borrowers will repay Borrowings consisting of Extended Term Loans on the dates (each an “Extended Term Loan Installment Date”) and in the amounts set forth in the applicable Extension Amendment; and

(3)                                 to the extent not previously paid, all outstanding Term Loans will be due and payable on the applicable Maturity Date;

together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

SECTION 2.07.    Optional Prepayment of Term Loans .  The Borrowers may at any time and from time to time prepay the Initial Term Loans and/or any other Term Loans of any Class, in whole or in part, without premium or penalty (except as provided in Section 2.21 and subject to Section 2.13), in an aggregate principal amount, (1) in the case of Eurocurrency Loans, that is an integral multiple of $1.0 million and not less than $5.0 million, and (2) in the case of ABR Loans, that is an integral multiple of $1.0 million and not less than $5.0 million, or, in each case, if less, the amount outstanding.  Each Borrower will notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) of such election not later than 11:00 a.m., New York City time, (a) in the case of a Eurocurrency Borrowing, three Business Days before the anticipated date of such prepayment and (b) in the case of an ABR Borrowing, one Business Day before the anticipated date of such prepayment.

Each such notice of prepayment will specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid.  All prepayments under this Section 2.07 will be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.  Any such notice may be revocable or conditioned on a refinancing of all or any portion of the applicable Term Facility.  Any optional prepayments of Initial Term Loans and/or other Term Loans of any Class pursuant to this Section 2.07 will be applied to the remaining scheduled amortization payments of such applicable Class of Term Loans as directed by each Borrower (or in the absence of such direction, in direct order of maturity, to the amortization payments of such applicable Class of Term Loans) and will be applied ratably to the Term Loans of such Class included in the prepaid Borrowing.

SECTION 2.08.    Mandatory Prepayment of Term Loans.

(1)                                 The Borrowers will apply all Net Cash Proceeds received after the Closing Date in an Asset Sale made pursuant to Section 6.05(2) (other than any ABL Priority Collateral Asset Sale) to prepay Term Loans within ten Business Days following receipt of such Net Cash Proceeds, unless Holdings has delivered a Reinvestment Notice on or prior to such tenth Business Day; provided that:

(a)                                 if any Event of Default has occurred and is continuing, on or prior to the tenth Business Day following receipt thereof, such Net Cash Proceeds will be deposited in an Asset Sale Proceeds Account;

(b)                                 subject to the other provisions of this Section 2.08(1), on each Reinvestment Prepayment Date the Borrowers will apply an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event to the prepayment of the Term Loans (together with accrued interest thereon); and

(c)                                  if at the time that any such prepayment would be required, the Borrowers is required to, or to offer to, repurchase, redeem, repay or prepay Indebtedness secured on a pari passu basis with the Term Loans (any such Indebtedness, “Other First Lien Indebtedness”), then the Borrowers may apply such Net Cash Proceeds to redeem, repurchase, repay or prepay all Classes of Term Loans and Other First Lien Indebtedness on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other First Lien Indebtedness at such time);

provided, further, that the portion of such Net Cash Proceeds allocated to the Other First Lien Indebtedness will not exceed the amount of such Net Cash Proceeds required to be allocated to the Other First Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds will be allocated to the prepayment of the Term Loans (in accordance with the terms hereof) and to the repurchase or repayment of Other First Lien Indebtedness on a pro rata basis, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this clause (1) will be reduced accordingly; provided, further, that to the extent the holders of Other First Lien Indebtedness decline to have such Indebtedness repurchased, redeemed, repaid or prepaid with such Net Cash Proceeds, the declined amount of such Net Cash

Proceeds will promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be so applied if such Other First Lien Indebtedness was not then outstanding).

(2)                                 Commencing with the fiscal year ending December 31, 2018, not later than 90 days after the end of each Excess Cash Flow Period, Holdings will calculate Excess Cash Flow for such Excess Cash Flow Period and will apply the following amount to the prepayment of Term Loans:

(a)                                 the Required Percentage of such Excess Cash Flow; minus

(b)                                 the amount of any voluntary prepayments during such Excess Cash Flow Period or on or prior to the 90th day after the end of such Excess Cash Flow Period, including prepayments of Term Loans under Section 10.04(14) (provided that any such reduction under this clause (b) shall be limited to the actual amount of such cash payment) of:

(i)                                     Term Loans (including Incremental Term Loans, Other Term Loans and Extended Term Loans);

(ii)                                  loans under the ABL Credit Agreement (to the extent accompanied by a corresponding reduction in the commitments);

(iii)                               Other First Lien Indebtedness (and, in the case of any revolving indebtedness, to the extent accompanied by a corresponding reduction in the commitments); and

(iv)                              Permitted Refinancing Indebtedness incurred to Refinance any of the foregoing Indebtedness (or Permitted Refinancing Indebtedness described in this clause (iv)), in each case that is secured on a pari passu basis with the Term Loans (and, in the case of any revolving indebtedness, to the extent accompanied by a corresponding reduction in the commitments);

in each case, to the extent not financed with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans); provided that any such voluntary prepayment that is made on or prior to the 90th day after the end of such Excess Cash Flow Period (or 120th day in the case of the first Excess Cash Flow Period) will not reduce Excess Cash Flow for the next succeeding Excess Cash Flow Period pursuant to this clause (b).

Not later than the date on which Holdings is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(1), Holdings will deliver to the Administrative Agent a certificate signed by a Financial Officer of Holdings setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

(3)                                 The Borrowers will apply 100% of the net cash proceeds received after the Closing Date from the incurrence, issuance or sale by Holdings or any Restricted Subsidiary of any Indebtedness that is not Excluded Indebtedness to the prepayment of Term Loans, on or prior to the date which is five Business Days after the receipt of such net cash proceeds.

(4)                                 [Reserved].

(5)                                 [Reserved].

(6)                                 [Reserved]

(7)                                 Notwithstanding anything in this Section 2.08 to the contrary, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) at least two Business Days prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Term Loans pursuant to this Section 2.08 (other than clause (3) of this Section 2.08), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined will be retained by the Borrowers and applied for any permitted purpose hereunder.  Such prepayments will be applied on a pro rata basis to the then outstanding Term Loans of all Classes being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans; provided that the amount of such mandatory prepayment will be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurocurrency Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.13.

(8)                                 The Borrowers will deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.08 (other than Section 2.08(6)), (a) a certificate signed by a Financial Officer of such Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment and (b) to the extent practicable, at least three Business Days prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid.  Prepayment of the Term Loans pursuant to this Section 2.08 will be made without premium or penalty, accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment, and applied as directed by the Borrowers or, absent such direction, to reduce scheduled amortization payments of Term Loans under Section 2.06(1) in direct order of maturity; provided that any prepayment of Incremental Term Loans, Other Term Loans or Extended Term Loans will be applied in the order specified in the applicable Permitted Amendment.  No payments under Section 2.13 will be required in connection with a prepayment of Term Loans pursuant to this Section 2.08.  In the event of any prepayment of Term Loans pursuant to this Section 2.08 at a time when Term Loans of more than one Class remain outstanding, the aggregate amount of such prepayment will be allocated between each Class of Term Loans pro rata based on the aggregate principal amount of outstanding Term Loans of each such Class (except as otherwise provided in the applicable Permitted Amendment, in each case with respect to the applicable Class of Term Loans).

(9)                                 With respect to any prepayment required in this Section 2.08 (other than Section 2.08(6)), notwithstanding any provisions of this Section 2.08 to the contrary,

(a)                                 to the extent that any or all of the Net Cash Proceeds or Excess Cash Flow giving rise to a prepayment event pursuant to this Section 2.08 is prohibited or delayed by (i) applicable local law (including laws related to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, and in respect of restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the Board of Directors of the applicable Restricted Subsidiaries) from being repatriated to the relevant Borrower(s) or (ii) material organizational document restrictions (other than with respect to Wholly-Owned Subsidiaries), the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.08, but may be retained by the Borrowers or the applicable Subsidiary for so long, but only so long, as the applicable local law or restriction will not permit repayment or repatriation to the relevant Borrower(s), as applicable.  Once such repatriation or repayment of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or restriction (and the Borrowers hereby agree to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment and/or use the other cash sources of Holdings and its Restricted Subsidiaries to make the relevant prepayment), such repatriation or repayment will be effected promptly and such repatriated or repaid Net Cash Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.08 to the extent provided herein; provided that, in the case of a local law restriction on repatriation, each Borrower hereby agrees, and will cause any applicable Subsidiary, to promptly take all commercially reasonable actions required by applicable local law to permit any such repatriation; or

(b)                                 to the extent that a Responsible Officer of Holdings has reasonably determined in good faith that repatriation or repayment of any of or all the Net Cash Proceeds or Excess Cash Flow giving rise to a prepayment event pursuant to this Section 2.08 would have an adverse tax cost consequence or be prohibited due to such material organizational document restrictions as a result of minority ownership or applicable law, the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.08, but may be retained by the applicable Borrower or the applicable Subsidiary without being repatriated or repaid, as applicable; provided that, once such repatriation or repayment of any of such affected Net Cash Proceeds or Excess Cash Flow would no longer be prohibited or have such adverse tax consequences, such repatriation or repayment will be effected promptly and such repatriated or repaid Net Cash Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.08 to the extent provided herein.

For purposes of this Section 2.08(9), references to “law” mean, with respect to any Person, (1) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (2) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

SECTION 2.09.    Fees.

(1)                                 The Borrowers agree to pay to the Administrative Agent, for its own account, the “Term Loan Administration Fee” set forth in the applicable fee letter among the Borrowers and the Administrative Agent, at the times and on the terms specified therein (the “Administrative Agent Fees”).

(2)                                 All Fees will be paid on the dates due and payable, in immediately available funds, to the Administrative Agent at the Payment Office for distribution, if and as appropriate, among the Lenders.  Once paid, but subject to the last sentence of Section 2.08(6), none of the Fees will be refundable under any circumstances.  No payment of fees will be made by a French Loan party on an account opened with a financial institution situated in a Non-Cooperative Jurisdiction.

SECTION 2.10.    Interest.

(1)                                 The Term Loans comprising each ABR Borrowing will bear interest at the ABR plus the Applicable Margin.

(2)                                 The Term Loans comprising each Eurocurrency Borrowing will bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(3)                                 Following the occurrence and during the continuation of a Specified Event of Default, the Borrowers will pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Term Loan, 2.00% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section 2.10 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (1) of this Section 2.10.

(4)                                 Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1343-2 of the French Code civil, such interest is due by a French Loan Party for a period of at least one year.

(5)                                 Accrued interest on each Term Loan will be payable in arrears (i) on each Interest Payment Date for such Term Loan and (ii) on the applicable Maturity Date; provided that (A) interest accrued pursuant to paragraph (3) of this Section 2.10 will be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan will be payable on the effective date of such conversion.

(6)                                 All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate, will be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, will be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR, Adjusted LIBO Rate or LIBO Rate will be determined by the Administrative Agent, and such determination will be conclusive absent manifest error.

SECTION 2.11.    Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(1)                                 the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(2)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent will give notice thereof to the Borrowers and the applicable Lenders by telephone, facsimile transmission or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any Interest Election Request that requests the conversion of any applicable Borrowing to, or continuation of any such Borrowing as, a Eurocurrency Borrowing will be ineffective and such Borrowing will be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (b) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing will be made as an ABR Borrowing.

SECTION 2.12.    Increased Costs.

(1)                                 If any Change in Law:

(a)                                 imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(b)                                 imposes on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender; or

(c)                                  subjects any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (2) through (5) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(2)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(3)                                 A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (1) or (2) of this Section 2.12 will be delivered to the Borrowers and will be conclusive absent manifest error.  The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(4)                                 Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.12, such Lender will notify the Borrowers thereof.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 will not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers will not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above will be extended to include the period of retroactive effect thereof.

SECTION 2.13.    Break Funding Payments.  Except as otherwise set forth herein, the Borrowers will compensate each Lender for the actual out-of-pocket loss, cost and expense (excluding loss of anticipated profits) attributable to the following events:

(1)                                 the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);

(2)                                 the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto;

(3)                                 the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto; or

(4)                                 the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.16.

A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 will be delivered to the Borrowers and will be conclusive absent manifest error.  The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.14.    Taxes.

(1)                                 Any and all payments by or on account of any obligation of any Loan Party hereunder will be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if any Taxes are required to be deducted under any applicable law from such payments (as determined in the good faith discretion of the Loan Party or the applicable withholding agent), then (a) such Loan Party (or other applicable withholding agent) will make such deductions; (b) such Loan Party (or other applicable withholding agent) will timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (c) if such Tax is an Indemnified Tax, the sum payable by the Loan Party will be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.14) the Administrative Agent or any Lender, as applicable, receives an amount equal to the amount it would have received had no such deductions been made.

(2)                                 In addition, the Loan Parties will pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of such Other Taxes, except for Other Taxes due as  a result of registration or other action by the Administrative Agent or any Lender where such registration or action is not:

(a)                                 necessary to maintain, preserve, establish, enforce, perfect or protect the rights of the Administrative Agent or any Lender under the Loan Documents; or

(b)                                 required by any competent tax administration or supervisory body.

(3)                                 The Loan Parties will indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error. The limitations set out in Section [  ] of the Guaranty shall apply mutatis mutandis.

(4)                                 As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)

(a)                                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document will deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent (and in any event at least 30 days before the payment subject to such withholding is due) such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(5)(b), 2.14(5)(c) and 2.14(6) below) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)                                 Without limiting the effect of Section 2.14(5)(a) above, each Lender that is a U.S. Person will deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(c)                                  Without limiting the effect of Section 2.14(5)(a) above, each Foreign Lender will, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), copies of whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto);

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit F to the effect that such Foreign Lender is not:

(x)           a “bank” within the meaning of Section 881(c)(3)(A) of the Code;

(y)                                 a “10 percent shareholder” of the US Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code; or

(z)                                  a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; and

(B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto);

(iv)                              duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and any additional Form W-8IMYs) and, if applicable Internal Revenue Service Form W-9, as may be required; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the benefits of the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; or

(v)                                 any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, the Lender shall, following written request by the relevant Borrower or the Administrative Agent within a reasonable time frame before such an expiration, obsolescence or inaccuracy occurs, will update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(6)                                 If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient will deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (6), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(7)                                 If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.14, it will pay over promptly an amount equal to such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party pursuant to this Section 2.14(7) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.14(7) will not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith, to be confidential) to the Loan Parties or any other Person.

(8)                                 Each party’s obligations under this Section 2.14 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(9)                                 For purposes of this Section 2.14, the term “applicable law” includes FATCA.

SECTION 2.15.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(1)                                 Unless otherwise specified, (a) the Borrowers will make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) prior to 2:00 p.m., New York City time, at the Payment Office, except that payments pursuant to Sections 2.12, 2.14 and 10.05 will be made directly to the Persons entitled thereto; and (b) each such payment will be made, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Administrative Agent will distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof and will make settlements with the Lenders with respect to other payments at the times and in the manner provided in this Agreement.  Except as otherwise provided herein, if any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension.  Any payment required to be made by the Administrative Agent hereunder will be deemed to have been made by the time required if the Administrative Agent, at or before such time, has taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.  Notwithstanding anything to the contrary in this paragraph (1), no payment under the Loan Documents shall be made by a French Loan Party on an account opened with a financial institution situated in a Non-Cooperative Jurisdiction.

(2)                                 Except as otherwise provided in this Agreement:

(a)                                 If (x) at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, interest and fees then due from such Borrower hereunder or (y) at any time an Event of Default shall have occurred and be continuing and the Administrative

Agent will receive proceeds of Term Priority Collateral in connection with the exercise of remedies, such funds will be applied in the following order of priority (subject to the application of proceeds provisions contained in the Intercreditor Agreement):

(i)                                     first, to all amounts owing to the Collateral Agent or the Administrative Agent pursuant to any of the Loan Documents in its capacity as such in respect of (1) the preservation of Collateral or its security interest in the Collateral or (2) with respect to enforcing the rights of the Secured Parties under the Loan Documents;

(ii)                                  second, to the extent proceeds remain after the application pursuant to preceding clause (i), to all other amounts owing to the Administrative Agent or Collateral Agent pursuant to any of the Loan Documents in its capacity as such;

(iii)                               third, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (ii), to an amount equal to the outstanding Obligations;

(iv)                              fourth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iii), inclusive, and following the payment in full of the Obligations, to the relevant Loan Party, their successors or assigns, or as a court of competent jurisdiction may otherwise direct or as otherwise required by the Intercreditor Agreement.

(b)                                 If any payment to any Secured Party pursuant to this Section 2.15(2) of its pro rata share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Obligations of the other Secured Parties, with each Secured Party whose Obligations have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations of such Secured Party and the denominator of which is the unpaid Obligations of all Secured Parties entitled to such distribution.

(c)                                  Subject to the terms of the Intercreditor Agreement, all payments required to be made pursuant to the Loan Documents shall be made to the Administrative Agent for the account of such Secured Parties or as the Administrative Agent may otherwise direct in accordance with the Loan Documents.

(d)                                 For purposes of applying payments received in accordance with this Section 2.15(2), the Collateral Agent will be entitled to rely upon (a) the Administrative Agent and (b) the applicable Secured Parties with respect to payments of Specified Hedge Agreements (which the Administrative Agent and each other Secured Party agrees (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Obligations owed to the Secured Parties.

(e)                                  Subject to the other limitations (if any) set forth herein and in the other Loan Documents, it is understood that the Loan Parties will remain liable (as and to the extent set forth in herein except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Collateral Agent’s gross negligence, bad faith or willful misconduct) to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations of the Loan Parties.

(f)                                   It is understood and agreed by each Loan Party that the Collateral Agent will have no liability for any determinations made by it in this Section 2.15(2) except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its own gross negligence, bad faith or willful misconduct.  Each Loan Party also agrees that the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of each Intercreditor Agreement, and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

(g)                                  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Collateral Agent will not be required to marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such Guarantee in any particular order.

(3)                                 Except as otherwise provided in this Agreement, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Class of Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Class of Term Loans than the proportion received by any other Lender in such Class, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the Term Loans of such Class of other Lenders in such Class to the extent necessary so that the benefit of all such payments will be shared by the Lenders in such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans of such Class; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (3) will not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(4)                                 Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(5)                                 If any Lender fails to make any payment required to be made by it pursuant to Section 2.03(1) or 2.15(3), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under Section 2.03(1) or 2.15(3), as applicable, until all such unsatisfied obligations are fully paid.

(6)                                 Any Secured Party is not obliged to share any amount recovered from a Spanish Loan Party which is declared insolvent, with any other Secured Party which is regarded as a related party (persona especialmente relacionada) to that Spanish Loan Party under the Spanish Insolvency Law.

SECTION 2.16.    Mitigation Obligations; Replacement of Lenders.

(1)                                 If any Lender requests compensation under Section 2.12, or if the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any amount payable under a Loan Document by a French Guarantor on behalf of a Borrower becomes not deductible from that French Guarantor’s taxable income for French tax purposes by reason of that amount being paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, then such Lender or Finance Party, as the case may be, will, in consultation with the relevant Loan Party, take all reasonable steps to mitigate any such consequences, including, but not limited to, designating a different Lending Office for funding or booking its Term Loans hereunder or assigning its rights and obligations hereunder to another of its offices, branches or Affiliates if such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as applicable, in the future or avoid such non-tax deductibility for French income tax purposes and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  Such Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)                                 If any Lender requests compensation under Section 2.12 or is a Defaulting Lender, or if the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then each Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, either (a) prepay such Lender’s outstanding Term Loans hereunder in full on a non-pro rata basis without premium or penalty (including with respect to the processing and recordation fee referred to in Section 10.04(2)(b)(ii)) or (b) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that will assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) in the case of clause (b) above, the Borrowers have received the prior written consent of the Administrative Agent, which consent will not unreasonably be withheld, if a consent by the Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such assignee, (ii) such Lender has received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter.  Nothing in this Section 2.16 will be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender.

(3)                                 If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that, pursuant to the terms of Section 10.08, requires the consent of such Lender and with respect to which the Required Lenders have granted their consent, then the Borrowers will have the right (unless such Non-Consenting Lender grants such consent) at their sole expense, to either (a) prepay such Lender’s outstanding Term Loans hereunder in full on a non-pro rata basis without premium or penalty (including with respect to the processing and recordation fee referred to in Section 10.04(2)(b)(ii)) or (b) replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Term Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent if a consent by the Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such Assignee; provided that (i) all Obligations of the Borrowers owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.12, 2.13, 2.14 or 2.21) being removed or replaced will be paid in full to such Non-Consenting Lender concurrently with such removal or assignment and (ii) in the case of clause (b) above, the replacement Lender will purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  No action by or consent of the Non-Consenting Lender will be necessary in connection with such removal or assignment, in the case of clause (b) above, which shall be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment, the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after such Borrower’s request, compliance with Section 10.04 will not be required to effect such assignment.

SECTION 2.17.    Illegality.  If any Lender reasonably determines that any change in law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, upon notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings will be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the applicable Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Loans.  Upon any such prepayment or conversion, the Borrowers will also pay accrued interest on the amount so prepaid or converted.

SECTION 2.18.    Incremental Facilities.

(1)                                 Notice.  At any time and from time to time, on one or more occasions, subject to the terms and conditions set forth herein, the Borrowers may, by notice to the Administrative Agent, increase the aggregate principal amount of any outstanding Class of Term Loans or add one or more additional Classes of term loans under the Loan Documents (the “Incremental Term Loans;” each such increase or tranche, an “Incremental Facility”).

(2)                                 Ranking.  Incremental Term Loans may, at the discretion of the Borrowers, be secured or unsecured.  If Incremental Term Loans are secured on a junior basis to the Term Loans, a Debt Representative, acting on behalf of the holders of such Incremental Term Loans, will become party or otherwise subject to the provisions of a Junior Lien Intercreditor Agreement.  Any Incremental Facility that is unsecured or secured on a junior basis to the Term Loans shall be documented pursuant to a separate facility agreement subject to the terms of this Section 2.18, including, as may be necessary under applicable law, pursuant to lower ranking security, which will contractually rank pari passu with the other Security Documents pursuant to the Intercreditor Agreement, any First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement.

(3)                                 Size.  The principal amount of Incremental Facilities incurred pursuant to this Section 2.18 and Incremental Equivalent Term Debt incurred pursuant to Section 6.01(1) will not exceed, in the aggregate, an amount equal to the Non-Ratio Based Incremental Facility Cap; provided that the Borrowers may incur additional Incremental Facilities and Incremental Equivalent Term Debt without regard to the Non-Ratio Based Incremental Facility Cap so long as (a) with respect to any such Incremental Facility or Incremental Equivalent Term Debt to be secured on a pari passu basis with the Term Loans, the First Lien Net Leverage Ratio (determined on the date on which the applicable Incremental

Facilities or Incremental Equivalent Term Debt is incurred (and after giving effect to such incurrence but without including the proceeds thereof in Unrestricted Cash for purposes of netting) and after giving effect to any acquisition or other transaction consummated in connection with the incurrence of such Incremental Facility or Incremental Equivalent Term Debt, but excluding undrawn commitments under the ABL Credit Agreement) is equal to or less than 1.50 to 1.00; and (b) with respect to any such Incremental Facility or Incremental Equivalent Term Debt to be secured on a junior basis to the Term Loans, subordinated in right of payment to the Term Loans or unsecured and pari passu in right of payment with the Term Loans, the Total Net Leverage Ratio (determined on the date on which the applicable Incremental Facilities or Incremental Equivalent Term Debt is incurred (and after giving effect to such incurrence but without including the proceeds thereof in Unrestricted Cash for purposes of netting) and after giving effect to any acquisition or other transaction consummated in connection with the incurrence of such Incremental Facility or Incremental Equivalent Term Debt, but excluding undrawn commitments under the ABL Credit Agreement) is equal to or less than 3.20 to 1.00 (collectively, the “Available Incremental Term Loan Facility Amount”).

If the Borrowers incur indebtedness under the Non-Ratio Based Incremental Facility Cap on the same date that they incur indebtedness under the Available Incremental Term Loan Facility Amount, then the First Lien Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, with respect to the amounts incurred under the Available Incremental Term Loan Facility Amount will be calculated without including any incurrence under the Non-Ratio Based Incremental Facility Cap.  Unless the Borrowers elect otherwise, each Incremental Facility shall be deemed incurred first under the Available Incremental Term Loan Facility Amount to the extent permitted, with the balance incurred under the Non-Ratio Based Incremental Facility Cap.

Each tranche of Incremental Term Loans will be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $10.0 million (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than the applicable minimum amount or integral multiple amount if such amount represents all the remaining availability under the Available Incremental Term Loan Facility Amount.

(4)                                 Incremental Lenders.  Incremental Term Loans may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide Incremental Term Loans) or any Additional Lender; provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to any Additional Lender’s providing such Incremental Term Loans if such consent by the Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such Additional Lender.

(5)                                 Incremental Facility Amendments.  Each Incremental Facility that is secured on a pari passu basis with the Obligations hereunder will become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by each Borrower, each Lender or Additional Lender providing such Incremental Facility (the “Incremental Lenders”) and the Administrative Agent.  Each Incremental Facility that is unsecured or secured on a junior lien basis shall be documented outside of this Credit Agreement and, if secured on a junior lien basis, shall be subject to a Junior Lien Intercreditor Agreement.  The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby.

(6)                                 Conditions.  The availability of Incremental Term Loans will be subject solely to the following conditions:

(a)                                 no Event of Default shall have occurred and be continuing on the date such Incremental Term Loans are incurred or would exist immediately after giving effect thereto; provided, that if the Incremental Facility is being incurred in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date such Incremental Facility is incurred (or commitments in respect thereof are provided), no Specified Event of Default shall have occurred and be continuing or would exist immediately after giving effect thereto;

(b)                                 the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Term Loans; provided, that if the Incremental Facility is being incurred in connection with a Limited Condition Acquisition, the date of determination of such condition shall be the LCA Test Date; and

(c)                                  such other conditions (if any) as may be required by the Incremental Lenders providing such Incremental Term Loans, unless such other conditions are waived by such Incremental Lenders.

(7)                                 Terms.  The terms of each tranche of Incremental Term Loans will be as agreed between the Borrowers and the Incremental Lenders providing such Incremental Term Loans; provided that:

(a)                                 the final maturity date of such Incremental Term Loans will be no earlier than the Latest Maturity Date of the Term Loans;

(b)                                 the Weighted Average Life to Maturity of such Incremental Term Loans will be no shorter than the longest remaining Weighted Average Life to Maturity of the Term Loans;

(c)                                  such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of the Term Loans; and

(d)                                 subject to clauses (a) and (b) above, the amortization schedules applicable to such Incremental Term Loans will be as determined by the Borrowers and the Incremental Lenders providing such Incremental Term Loans.

(8)                                 Pricing.

(a)                                 Subject to clause (b) below, the interest rate, fees and original issue discount for any Incremental Term Loans will be as determined by the Borrowers and the Incremental Lenders providing such Incremental Term Loans;

(b)                                 If the yield (as determined below) on any such Incremental Term Loans incurred on or prior to the date that is twelve months after the Closing Date on a pari passu basis with the Term Loans (such yield, the “Incremental Yield”) exceeds the yield (as determined below) on any Initial Term Loans incurred on or before the Closing Date by more than 50 basis points, then the interest margins for such Initial Term Loans will automatically be increased to a level such that the yield on such Initial Term Loans will be 50 basis points below the Incremental Yield on such Incremental Term Loans, incurred on a pari passu basis with the Term Loans.  Any increase in yield on any Class of Term Loans required pursuant to this Section 2.18(8) and resulting from the application of an Adjusted LIBO Rate or ABR “floor” on any Incremental Term Loans will be effected solely through an increase in such “floor” (or an implementation thereof, as applicable) in respect of such Class of Term Loans.  In determining whether the Incremental Yield on Incremental Term Loan on a pari passu basis with the Term Loans exceeds the yield on any Initial Term Loans incurred on or before the Closing Date by more than 50 basis points, (A) such determination will take into account interest margins (and any coupon payable, if applicable), minimum Adjusted LIBO Rate, minimum ABR, upfront fees and original issue discount on such Initial Term Loans or such other Indebtedness, with upfront fees and original issue discount being equated to interest margins or coupon based on an assumed four-year life to maturity, but will exclude any arrangement, syndication, structuring, ticking, commitment, placement, underwriting, or other fees payable in connection therewith that is (A) with respect to ticking or commitment fees, are paid only to arrangers or underwriting lenders or, (B) otherwise, not customarily shared among the applicable lenders or holders of such Indebtedness on a pro rata basis and (B) (x) with respect to the Initial Term Loans incurred on the Closing Date, to the extent the LIBO Rate on the closing date of the Incremental Facility is less than any LIBO Rate floor then applicable to such Initial Term Loans, the amount of such difference shall be deemed added to the applicable rate for such Initial Term Loans solely for the purposes of determining whether an increase in the interest margins for such Initial Term Loans shall be required and (y) with respect to any Incremental Term Loans, to the extent that the LIBO Rate or any equivalent definition thereof on the closing date of the Incremental Facility is less than any interest rate floor, if any, applicable to the Incremental Term Loans, the amount of such difference shall be deemed added to the applicable rate for such Incremental Term Loans solely for the purposes of determining the Incremental Yield; provided, that for purposes of calculating the LIBO Rate or any such equivalent definition for this clause (B), such rate shall be for the same interest period, which shall be determined by the Borrower from the interest periods available to it under this Agreement and such Indebtedness respectively.

(9)                                 Use of Proceeds.  The proceeds of the Incremental Term Loans shall be used for general corporate purposes of Holdings, the Borrowers and its Subsidiaries (including, without limitation, Investments (including acquisitions), Capital Expenditures, Restricted Payments, refinancings and any other transactions not prohibited hereunder).

SECTION 2.19.    Other Term Loans.

(1)                                 Other Term Loans.  Credit Agreement Refinancing Indebtedness may, at the election of the Borrowers, take the form of new Term Loans under an additional Term Facility hereunder (“Other Term Loans”) pursuant to a Refinancing Amendment.

(2)                                 Refinancing Amendments.  The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions set forth in Section 4.01 as may be requested by the providers of Other Term Loans.  The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Term Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans subject thereto as Other Term Loans).

(3)                                 Required Consents.  Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrowers and the Lenders or Additional Lenders providing Other Term Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.19.  This Section 2.19 supersedes any provisions in Section 10.08 to the contrary.

(4)                                 Providers of Other Term Loans.  Any Lender approached to provide all or a portion of Other Term Loans may elect or decline, in its sole discretion, to provide such Other Term Loans (it being understood that there is no obligation to approach any existing Lenders to provide Other Term Loans).  The consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) will be required in respect of any Person providing Other Term Loans if such consent would be required under Section 10.04 for an assignment of Term Loans to such Person.

SECTION 2.20.    Extensions of Term Loans.

(1)                                 Extension Offers.  Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders of Term Loans with a like Maturity Date, the Borrowers may extend the Maturity Date of Term Loans and otherwise modify the terms of Term Loans pursuant to the terms set forth in the relevant Extension Offer (each, an “Extension,” and each group of Term Loans so extended, as well as the original Term Loans not so extended, being a “tranche”).  Each Extension Offer will specify the minimum amount of Term Loans with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1.0 million and an aggregate principal amount that is not less than $10.0 million (or (a) if less, the aggregate principal amount of such Term Loans or (b) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), and will be made on a pro rata basis to all Lenders of Term Loans with a like Maturity Date.  If the aggregate outstanding principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Term Loans offered to be extended pursuant to an Extension Offer, then the Term Loans of such Lenders will be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer.  There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions.  Each Lender accepting an Extension Offer is referred to herein as an “Extending Term Lender,” and the Term Loans held by such Lender accepting an Extension Offer is referred to herein as “Extended Term Loans.”

(2)                                 Extension Amendments.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrowers as may be necessary in order to establish new tranches in respect of Term Loans extended pursuant to an Extension Offer and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches.  This Section 2.20 supersedes any provisions in Section 10.08 to the contrary.  Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. Nonetheless, as regards any documents executed in Spain, if legally required to do so, the Lenders shall grant a specific power of attorney in favor of the Agents, duly notarized and apostilled or legalized (as applicable), in order to authorize the Agents to execute any such additional documents or amendments that is necessary to reflect the Extension Amendment or shall otherwise appear before the notary together with the Agents to execute any such documents.

(3)                                 Terms of Extension Offers and Extension Amendments.  The terms of any Extended Term Loans will be set forth in an Extension Offer and as agreed between the Borrowers and the Extended Term Lenders accepting such Extension Offer; provided that:

(a)                                 the final maturity date of such Extended Term Loans will be no earlier than the Latest Maturity Date of the Term Loans subject to such Extension Offer;

(b)                                 the Weighted Average Life to Maturity of such Extended Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans subject to such Extension Offer;

(c)                                  such Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Term Loans;

(d)                                 such Extended Term Loans are not secured by any assets or property that does not constitute Collateral;

(e)                                  such Extended Term Loans are not guaranteed by any Subsidiary of the Borrowers other than a Subsidiary Loan Party; and

(f)                                   except as to pricing terms (interest rate, fees, funding discounts and prepayment premiums) and maturity, the terms and conditions of such Extended Term Loans are substantially identical to (including as to ranking and priority), or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Term Loans subject to such Extension Offer, as determined in good faith by a Responsible Officer of the Borrower.

Any Extended Term Loans will constitute a separate tranche of Term Loans from the Term Loans held by Lenders that did not accept the applicable Extension Offer.

(4)                                 Required Consents.  No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrowers and the applicable Extending Term Lender.  The transactions contemplated by this Section 2.20 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement (including Sections 2.08 and 2.15) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.20 will not apply to any of the transactions effected pursuant to this Section 2.20.

SECTION 2.21.    Repricing Event.  In the event that, prior to [  ],(2) any Borrowers refinance or makes any prepayment of, or amends the terms of, of the Initial Term Loans in connection with any Repricing Event (or causes of the Initial Term Loans to be mandatorily assigned pursuant to the terms of Section 2.16(3) or 10.04(7) hereof, in each case, in connection with a Repricing Event), the Borrowers will pay to the Administrative Agent, for the ratable account of each applicable Lender, a payment of 1.00% of the aggregate principal amount of any such Term Loans so refinanced, prepaid or amended (or subject to mandatory assignment), as the case may be.

(2)  NTD: Date to be six months from the date of allocation.

ARTICLE III

Representations and Warranties

(a) On the Closing Date and on the date of any subsequent Borrowing of Loans (but excluding, for the avoidance of doubt, any continuation of any Interest Period or conversion of any Type of loans hereunder) hereunder, each of the Borrowers, with respect to itself and each of the Restricted Subsidiaries, and Holdings hereby represent and warrant to each Agent and to each of the Lenders, that:

SECTION 3.01.           Organization; Powers.  Each of Holdings, the Borrowers and each Restricted Subsidiary:

(1)                                 is a partnership, limited liability company, unlimited liability company, company, corporation, or trust duly organized, validly existing or incorporated and in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such status or an analogous concept applies to such an organization);

(2)                                 has all requisite power and authority to own its property and assets and to carry on its business as now conducted;

(3)                                 is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and

(4)                                 has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

SECTION 3.02.           Authorization.  The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, the Borrowings hereunder and the Transactions to be consummated on the Closing Date:

(1)                                 have been duly authorized by all corporate, stockholder, partnership, limited liability company or other applicable action required to be taken by the Loan Parties; and

(2)                                 will not:

(a)                                 violate:

(i)                                     any provision (A) of law, statute, rule or regulation, or (B) of the certificate or articles of incorporation or association or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Loan Party;

(ii)                                  any applicable order of any court or any rule, regulation or order of any Governmental Authority; or

(iii)                               any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound;

(b)                                 be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, certificate of designation for preferred stock, agreement or other instrument; or

(c)                                  result in the creation or imposition of any Lien upon any property or assets of any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens;

except with respect to clause (a)(i)(B) of this Section 3.02(2), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.03.           Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to any applicable Legal Reservations and any other perfection requirements specifically set out in the Security Documents.

SECTION 3.04.           Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for:

(1)                                 the filings referred to in Section 3.14 and in the Security Documents;

(2)                                 filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith;

(3)                                 such as have been made or obtained and are in full force and effect;

(4)                                 such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect; or

(5)                                 filings or other actions listed on Schedule 3.04.

SECTION 3.05.           Title to Properties; Possession Under Leases.

(1)                                 Each of Holdings, Borrowers and the Subsidiary Loan Parties has good and valid fee simple title to, or valid leasehold interests in, or easements or licenses or other limited property interests in, all of its Real Properties and valid title to its personal property and assets, in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title, interest, easement, license or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

(2)                                 Neither Holdings nor any of the Restricted Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of Holdings’ and the Restricted Subsidiaries’ leases is in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.05(2), on the Closing Date Holdings and each of the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06.           Subsidiaries.

(1)                                 Schedule 3.06(1) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of Holdings, the Borrowers and each Restricted Subsidiary and, as to each Restricted Subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any other Subsidiary of Holdings.

(2)                                 As of the Closing Date, except as set forth on Schedule 3.06(2), there are no outstanding subscriptions, options, warrants, calls, or similar rights, agreements or commitments relating to any Equity Interests owned or held by Holdings, the Borrowers or any Restricted Subsidiary.

SECTION 3.07.           Litigation; Compliance with Laws.

(1)                                 There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or any Borrower, threatened in writing against or affecting Holdings, the Borrowers or any Restricted Subsidiary or any business, property or rights of any such Person, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(2)                                 To the knowledge of Holdings and the Borrowers, none of Holdings, any Restricted Subsidiary or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08.           Federal Reserve Regulations.

(1)                                 None of Holdings, the Borrowers or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(2)                                 No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

SECTION 3.09.           Investment Company Act.  None of Holdings, the Borrowers or any Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.10.           Use of Proceeds.  The Borrowers shall only use the proceeds of the Initial Term Loans to make payments in respect of the Transactions.

SECTION 3.11.           Tax Returns.  Except as set forth on Schedule 3.11:

(1)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrowers and the Restricted Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it; and

(2)                                 Each of Holdings, the Borrowers and the Restricted Subsidiaries has timely paid or caused to be timely paid (a) all Taxes shown to be due and payable by it (taking into account any applicable extension) on the returns referred to in clause (1) of this Section 3.11 and (b) all other Taxes or assessments (or made adequate provision (in accordance with GAAP or in the case of any such Restricted Subsidiary that is a Foreign Subsidiary, in accordance with generally accepted accounting principles in effect from time to time in such Restricted Subsidiary’s jurisdiction of organization) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrowers or any Restricted Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.12.           No Material Misstatements.

(1)                                 All written factual information and written factual data (other than the Projections, estimates and information of a general economic or industry specific nature) concerning Holdings, the Borrowers or any Restricted Subsidiary that has been made available to the Administrative Agent or the Lenders, directly or indirectly, by or on behalf of Holdings, any Borrower or any Restricted Subsidiary in connection with the Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(2)                                 The Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of Holdings or the Borrowers in connection with the Transactions, when taken as a whole, have been prepared in good faith based upon assumptions that are believed by Holdings or the Borrowers to be reasonable at the time made and at the time delivered to the Administrative Agent or the Lenders, it being understood by the Administrative Agent and the Lenders that:

(a)                                 the Projections are merely a prediction as to future events and are not to be viewed as facts;

(b)                                 the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrowers or the Restricted Subsidiaries;

(c)                                  no assurance can be given that any particular Projections will be realized; and

(d)                                 actual results may differ and such differences may be material.

SECTION 3.13.           Environmental Matters.  Except as set forth on Schedule 3.13 or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(1)                                 Holdings, the Borrowers and each of the Restricted Subsidiaries are in compliance with all, and have not violated any, Environmental Laws (including having obtained and complied with all permits, licenses, authorizations and other approvals required under any Environmental Law for the operation of its business);

(2)                                 neither Holdings, the Borrowers nor any Restricted Subsidiary has received notice of or is subject to any pending, or to Holdings or any Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law or regarding Hazardous Materials that remains outstanding or unresolved;

(3)                                 no Hazardous Material is located at, on or under any property currently or, to Holdings or any Borrower’s knowledge, formerly owned, operated or leased by Holdings or any

Borrower or any Restricted Subsidiary and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by Holdings, any Borrower or any Restricted Subsidiary or transported to or Released at any location which, in each case, described in this clause (3), is in violation of Environmental Laws or would reasonably be expected to result in liability to Holdings, any Borrower or any Restricted Subsidiary; and

(4)                                 there are no agreements in which Holdings, any Borrower or any Restricted Subsidiary has assumed or undertaken responsibility for any known or reasonably anticipated liability or obligation of any other Person arising under or relating to Environmental Laws or relating to Hazardous Materials.

SECTION 3.14.           Security Documents.

(1)                                 The US Collateral Agreement and each other Security Document are effective upon the execution thereof to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein, subject to the Legal Reservations; and, with respect to (i) the UK Loan Parties when registration of particulars of each Security Document granted by a UK Loan Party at Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 (UK) or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 (UK) and payment of associated fees; and (ii) the US Loan Parties when financing statements in appropriate form are filed in the offices specified on Schedule III to the US Collateral Agreement is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the US Pledged Collateral described in the US Collateral Agreement is delivered to the Collateral Agent, together with duly executed and prepared stock powers, the Liens on the Collateral granted pursuant to the US Collateral Agreement will constitute fully perfected Liens on all right, title and interest of the US Loan Parties in such Collateral in which (and to the extent) a security interest can be perfected under Article 9 of the Uniform Commercial Code and the United States Copyright Act, in each case prior to and superior in right of the Lien of any other Person (except for Permitted Liens);and (iii) the French Loan Parties, upon execution of the necessary statement of pledge (declaration de nantissement de compte de titres financiers) in respect of any French law pledge over shares, and, upon filling of the share pledge at the relevant company register to the extent necessary depending on the type of shares pledged.

(2)                                 With respect to the US Loan Parties, when financing statements in appropriate form are filed in the offices specified on Schedule III to the US Collateral Agreement and the US Collateral Agreement or a summary thereof and the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Liens on the Collateral granted pursuant to the US Collateral Agreement shall constitute fully perfected Liens on all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property Rights, in each case prior and superior in right to the Lien of any other Person (except for Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications, and will be necessary to perfect a Lien on registered copyrights, in each case acquired by the US Loan Parties after the Closing Date).

(3)                                 Notwithstanding anything herein (including this Section 3.14) or in any other Loan Document to the contrary, other than with respect to Equity Interests of a Foreign Subsidiary organized in a Specified Foreign Jurisdiction with respect to which security interest has been granted pursuant to a Security Document, neither Holdings, the Borrowers nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.15.           Location of Real Property.   Schedule 3.15 correctly identifies, in all material respects, as of the Closing Date, all Owned Material Real Property owned in fee by the Loan Parties.  As of the Closing Date, the Loan Parties own in fee all the Real Property set forth on Schedule 3.15.

SECTION 3.16.           Solvency.  On the Closing Date, after giving effect to the consummation of the Transactions and after giving effect to the application of the proceeds of the Term Loans:

(1)                                 the Fair Value of the assets of Holdings and its Restricted Subsidiaries taken as a whole exceeds their Liabilities;

(2)                                 the Present Fair Salable Value of the assets of Holdings and its Restricted Subsidiaries taken as a whole exceeds their Liabilities;

(3)                                 Holdings and its Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and

(4)                                 Holdings and its Restricted Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

For purposes of this Section 3.16, (a) “Fair Value” of the assets of any Persons means the amount at which the assets (both tangible and intangible), in their entirety, of such Persons taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (b) “Present Fair Salable Value” of the assets of any Persons means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of such Persons taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (c) “Liabilities” of any Persons means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of such Persons taken as a whole, as of the Closing Date after giving effect to the consummation of the Transactions, in each case determined in accordance with GAAP consistently applied; (d) “will be able to pay their Liabilities as they mature” for any Persons means, , such Persons taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by such Persons as reflected in the projected financial statements and in light of the anticipated credit capacity; and (e) “do not have Unreasonably Small Capital” for any Persons means such Persons taken as a whole, after consummation of the Transactions, is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern.

SECTION 3.17.           No Material Adverse Effect.  Since the end of the most recent fiscal year of Holdings ended at least 90 days prior to the Closing Date, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.18.           Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings or any Restricted Subsidiary as of the Closing Date.  As of such date, such insurance is in full force and effect.

SECTION 3.19.           USA PATRIOT Act; FCPA; OFAC; Anti-Terrorism.

(1)                                 To the extent applicable, each of Holdings, the Borrowers and the Restricted Subsidiaries are in compliance, in all material respects, with the USA PATRIOT Act, FCPA and all applicable Anti-Terrorism Laws that are applicable to such Person.

(2)                                 None of (i) the Loan Parties or any director, officer, or employee of the Loan Parties, or (ii) to the knowledge of any Loan Party, any agent that will act in any capacity in connection with or benefit from the Term Facility established hereby of the Loan Parties is a Person that is: (a) a Sanctioned Person; or (b) located, organized or resident in a Sanctioned Country.

(3)                                 No part of the proceeds of the Term Loans will be used by Holdings, any Borrower or any of their respective Subsidiaries, directly or, to the knowledge of Holdings, any Borrower or any of their respective Subsidiaries, indirectly, (a) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (“FCPA”) to the extent applicable to such Person, (b) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country, or (c) in any manner that would result in a violation of any applicable Anti-Terrorism Law or Sanctions by Holdings, the Borrowers or their respective Subsidiaries, to the extent applicable to such Person.

(4)                                 (i) Holdings and the Borrowers have implemented and maintain in effect policies and procedures designed to reasonably ensure compliance by Holdings, the Borrowers and their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions in all material respects, (ii)  Holdings, the Borrowers and their respective Subsidiaries and their respective officers and directors and to the knowledge of Holdings, its employees and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person, (iii) none of (a) Holdings the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings, any agent of Holdings, the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(5)                                 The representations and warranties given in this Section 3.19 shall not be made by nor apply to any German Loan Party in so far as they would violate or expose any German Loan Party or any of its Subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung — AWV)).

SECTION 3.20.           Intellectual Property; Licenses, Etc.  Except as set forth on Schedule 3.20:

(1)                                 except as would not reasonably be expected to have a Material Adverse Effect, Holdings and each Restricted Subsidiary owns, or possesses the right to use, all Intellectual Property Rights that are used in or reasonably necessary for the operation of their respective businesses, free and clear of all Liens except for Permitted Liens, and without conflict with the rights of any other Person;

(2)                                 except as would not reasonably be expected to have a Material Adverse Effect, neither the operation of the respective businesses of Holdings nor any of the Restricted Subsidiaries nor their use of any Intellectual Property Rights, product, process, method, substance, part or other material now held for use, employed, sold or offered by any Borrower or the Restricted Subsidiaries is infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any Person;

(3)                                 no claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings or any Borrower, threatened; and

(4)                                 except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of Holdings and the Borrowers, no Person is infringing the Intellectual Property Rights owned by Holdings nor any of the Restricted Subsidiaries.

SECTION 3.21.           Employee Benefit Plans.  Each Plan is in compliance in all material respects with its terms and the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

SECTION 3.22.           EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

SECTION 3.23.           Pensions.

(1)                                 To the knowledge of Holdings and the Borrowers, any pension schemes operated by or maintained for the benefit of Holdings, the Borrowers and the Restricted Subsidiaries and/or any of their employees are to the extent required by applicable law fully funded if failure to do so would reasonably be expected to have a Material Adverse Effect.

(2)                                 The Canadian Subsidiaries are in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each Canadian Pension Plan, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.  No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan.  As of the Closing Date, none of the Canadian Subsidiaries maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plans or, in the last 5 years, have ever contributed, maintained or administered any Canadian Defined Benefit Plan governed by the Pension Benefits Act (Ontario).   No lien has arisen, choate or inchoate, in respect of any Canadian Borrower, Canadian Guarantor or their Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(3)                                 Except with respect to the Specified UK Plans, no UK Loan Party: (a) is or has at any time been an employer (as defined for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme that which is not a money purchase scheme (both terms as defined in the Pensions Scheme Act 1993); or (b) is or has at any time been “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer to the extent that it could result in a Contribution Notice or Financial Support Direction being issued to a UK Loan Party which has a Material Adverse Effect; and no UK Loan Party has been issued with a Financial Support Direction or Contribution Notice in respect of any UK defined benefit pension plan.

SECTION 3.24.           Centre of Main Interests and Establishments.  If its jurisdiction of organization is a member of the European Union, its COMI is, for the purposes of the EU Insolvency Regulation, situated in its jurisdiction of organization and it has no “establishment” (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction.

SECTION 3.25.           Borrowing Notice.  Prior to the making of the Initial Term Loan on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.02.

ARTICLE IV

Conditions of Lending

SECTION 4.01.           Conditions Precedent to Closing Date.  The agreement of each Lender to make Term Loans on the Closing Date is subject solely to the satisfaction or waiver by the Administrative Agent, prior to or substantially concurrently with the making of the Term Loans on the Closing Date, of the following conditions precedent:

(1)                                 Loan Documents.  The Administrative Agent shall have received:

(a)                                 this Agreement, dated as of the Closing Date, duly executed and delivered by Holdings and each Borrower.

(b)                                 the US Collateral Agreement, the Intercreditor Agreement and (except as set forth on Schedule 1.01(3) or Schedule 5.15) each other Loan Document, in each case, dated as of the Closing Date, duly executed and delivered by each of the Loan Parties party thereto.

(2)                                 Borrowing Request.  On or prior to the Closing Date, the Administrative Agent shall have received one or more Borrowing Requests.

(3)                                 Financial Statements.  The Administrative Agent shall have received (a) the unaudited consolidated balance sheets and related statements of income and cash flows of Holdings for each fiscal quarter (except for any such fiscal quarter ending as of the end of a fiscal year) ended after December 31, 2016 and at least 45 days prior to the Closing Date, (b) the audited consolidated balance sheets of Holdings as of December 31, 2016 and the related statements of income and cash flows for the fiscal years ended December 31, 2016 and (c) a pro forma consolidated balance sheet of Holdings (after giving effect to the Transactions) based on the historical balance sheet of Holdings as of the last day of the most recently completed fiscal quarter ended at least 45 days prior to the Closing Date, prepared so as to give effect to the Transactions as if the Transactions had occurred as of such date, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting, which in each case may be consistent with the financial statements set forth on the Form S-1 filed with the SEC with respect to the Initial Venator Distribution Transaction.

(4)                                 Fees.  Payment of (a) the upfront fee in respect of the Initial Term Loans and the administrative fee required to be paid pursuant to the Fee Letter, it being understood that such upfront fee may be netted against the proceeds of the Initial Term Loans and (b) all reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Engagement Letter, in each case to the extent invoiced at least 3

Business Days prior to the Closing Date (or such later date as Holdings may reasonably agree).

(5)                                 Closing Date Certificate.  The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party (other than any French Loan Party, Luxembourg Loan Party, Spanish Loan Party and German Loan Party) dated the Closing Date and certifying:

(a)                                 that attached thereto is (i) a true and complete copy of the charter, certificate of incorporation, certificate of incorporation on change of name or other similar organizational or constitutional document of such Loan Party, and each amendment thereto, certified (as of a date reasonably near the Closing Date and only where customary in the applicable jurisdiction) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized and (ii) a true and correct copy of its bylaws, memorandum and articles of association or operating, management, partnership or similar agreement (to the extent applicable) and that such documents or agreements have not been amended since the date of the last amendment thereto;

(b)                                 that attached thereto is a certificate of good standing (or subsistence) with respect to such Loan Party (other than any UK Loan Party) from the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized (to the extent customarily provided and available in the jurisdiction of organization of such Loan Party);

(c)                                  that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent body in the relevant jurisdiction of such Loan Party including if required by law in any applicable jurisdiction, a copy of the resolutions of its shareholders meeting) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(d)                                 where applicable, in the case of each UK Loan Party (other than Holdings), that attached thereto is a true and complete copy of resolutions signed by all the holders of the issued shares in such UK Loan Party authorizing any necessary amendments to such UK Loan Party’s articles of association;

(e)                                  in respect of any Finnish Loan Party, a true and complete copy of resolutions of the shareholder(s) of such Finnish Loan Party approving and endorsing the resolutions of the Board of Directors of such Finnish Loan Party referenced in (c) above;

(f)                                   as to the incumbency and specimen signature of each Responsible Officer executing this Agreement and each other applicable Loan Document (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this Section 4.01(5)); and

(g)                                  in the case of a UK Loan Party whose shares are the subject of a Lien in favour of the Collateral Agent (i) a certificate of that UK Loan Party certifying that no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the  Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that UK Loan Party, which is certified by a Responsible Officer of that UK Loan Party to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement, or (ii) a certificate of that UK Loan Party certifying that such UK Loan Party is not required to comply with Part 21A of the Companies Act 2006.

(6)                                 Closing Date Certificate for German Loan Parties.  With respect to any German Loan Party, the Administrative Agent shall have received a certificate of an authorized signatory of such German Loan Party dated the Closing Date and certifying:

(a)                                 that attached thereto is a true copy of (i) an electronic excerpt from the commercial register (Handelsregisterauszug) of recent date; (ii) a copy of the articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) and (iii) a copy of the list of the shareholders (Gesellschafterliste) (if applicable) relating to such German Loan Party;

(b)                                 that attached thereto is a true and complete copy of resolutions duly adopted by the shareholders of such German Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

(c)                                  that attached thereto are specimen signatures of the persons authorized to execute this Agreement and each other applicable Loan Document on behalf of the German Loan Party.

(7)                                 Closing Date Certificate for French Loan Parties.  With respect to any French Loan Party, the Administrative Agent shall have received a certificate of the legal representative or an authorized signatory of such French Loan Party dated the Closing Date and certifying:

(a)                                 that attached thereto is a true, accurate and complete copy of (i) the up-to-date articles of association (statuts) of the French Loan Party; (ii) an original of a Kbis extract, an insolvency certificate (certificat de non-faillite) and lien searches (état des privilèges et nantissements) dated no more than fifteen (15) days from the Closing Date;

(b)                                 that attached thereto is a true and complete copy of resolutions duly adopted by the relevant body of such French Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(c)                                  if applicable, the attached thereto is a true and complete copy of the power of attorney granted by the legal representative of the French Loan Party authorizing one or several persons to execute, deliver and perform the Loan Documents to which the relevant French Loan Party is a party or any other document delivered in connection herewith on the Closing Date and certifying that such power of attorney has not been modified, rescinded or amended and is in full force and effect;

(d)                                 that attached thereto are specimen signatures of the persons authorized to execute this Agreement and each other applicable Loan Document on behalf of the French Loan Party; and

(e)                                  that guaranteeing or securing, in the guarantee limits set forth in Schedule 1.01(2) to the extent applicable, as appropriate, the Commitments would not cause any guarantee, security or similar limit binding on any French Loan Party to be exceeded.

(8)                                 Closing Date Certificate for Luxembourg Loan Parties.  With respect to any Luxembourg Loan Party, the Administrative Agent shall have received a certificate of an authorized signatory of such Luxembourg Loan Party dated the Closing Date and certifying:

(a)                       that attached hereto is an up-to-date copy of an excerpt issued by the Luxembourg Register of Commerce and Companies (the “RCS”) one Business Day prior to the signature of this Agreement in respect of the Lux Borrower;

(b)                       that attached hereto is a complete and up-to-date copy of the articles of incorporation of the Lux Borrower which articles are in full force and effect.

(c)                        that attached hereto is a copy of a certificate of non-registration of a judicial decision in respect of the Company issued by the RCS two Business Days prior to the signature of this Agreement, stating that as of one Business Day prior to the signature of this Agreement, no judicial decision pursuant to which the Lux Borrower would be subject to one of the judicial proceedings referred to therein including, but not limited to, bankruptcy (faillite), controlled management (gestion contrôlée), reprieve from payments (sursis de paiement) or composition with creditors (concordat préventif de la faillite), has been registered with the RCS by application of article 13, items 2 to 12 and article 14 of the Luxembourg law of 19 December 2002 on the RCS and on the accounting and annual accounts of undertakings, as amended;

(d)                       that attached hereto is a complete copy of the resolutions  duly adopted by or on behalf of the Lux Borrower approving and authorizing the entry by the Lux Borrower into the Loan Documents and the performance of its obligations thereunder, which resolutions are in full force and effect;

(e)                        that each copy document listed above is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement;

(f)                         that the persons whose name appear on an Exhibit are the duly elected, qualified and acting directors of the Lux Borrower, and the signatures set forth opposite their respective name are the true and genuine signature of such managers; and

(g)                        that the borrowing, guaranteeing or securing, as the case may be, by the Lux Borrower, as a result of its entry into the Loan Documents and the performance of its obligations thereunder, will not cause any borrowing, guaranteeing, security or similar limit binding on it to be exceeded.

(h)                       that the Lux Borrower is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), or similar proceedings; that the Lux Borrower is not subject to, to the best of its knowledge,  conservatory measures such as attachment order (saisie conservatoire) or garnishment (saisie attribution or saisie arrêt) and that no application, petition, order or resolution has been made, or taken by the Lux Borrower or by, to the best of its knowledge, any other person for the appointment of a commissaire, curateur, liquidateur or similar officer for its administration, winding-up or similar proceedings.

(9)                                 Closing Date Certificate for Spanish Loan Parties.  With respect to any Spanish Loan Party, the Administrative Agent shall have received a certificate of an authorized signatory of such Spanish Loan Party dated the Closing Date and certifying:

(a)                                 that attached thereto is a true copy of (i) an up-to-date complete literal certificate (certificación literal completa) issued by the relevant Commercial Registry and (ii) (if applicable) a copy of any documents which should be registered with the Commercial Registry and are pending to be registered, if any;

(b)                                 that attached thereto is a true and complete copy of resolutions duly adopted and notarized by the Board of Directors (or the relevant body including if required by law a copy of the resolutions of its shareholders meeting duly notarized) of such Spanish Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

(c)                                  that attached thereto are specimen signatures of the persons authorized to execute this Agreement and each other applicable Loan Document on behalf of the Spanish Loan Party.

(10)                          Legal Opinions.  The Administrative Agent shall have received a customary legal opinion of (i) Latham & Watkins LLP, special New York and Delaware counsel to the Loan Parties and (ii) customary legal opinions of each counsel set forth on Schedule 4.01(3).

(11)                          Know Your Customer and Other Required Information.  The Administrative Agent shall have received at least three business days prior to the Closing Date all documentation and other information about the Loan Parties as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Proceeds of Crime Act.

(12)                          Solvency Certificate.  The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit B.

(13)                          Transactions.  The following transactions have been consummated or will be consummated substantially concurrently with the borrowing of the Initial Term Loans hereunder:

(a)                                 the Initial Venator Distribution Transaction;

(b)                                 the Senior Notes Documents to be executed on or prior to the Closing Date shall have been duly executed and delivered by each Loan Party party thereto and the Borrowers shall have received at least $[      ] in gross cash proceeds from the issuance of the Senior Notes;

(c)                                  the ABL Loan Documents required by the terms of the ABL Credit Agreement to be executed on or prior to the Closing Date shall have been duly executed and delivered by each Loan Party party thereto; and

(d)                                 the Huntsman Release.

(14)                          Pledged Equity Interests; Pledged Notes.  Except set forth on Schedule 1.01(3) or Schedule 5.12 or as otherwise agreed by the Administrative Agent, to the extent included in the Collateral and required to be pledged pursuant to the Security Documents, the Administrative Agent shall have received the certificates representing the Equity Interests (if such Equity Interests are certificated) of the Loan Parties and the other outstanding Equity Interests (if such Equity Interests are certificated) owned by each Loan Party, in each case together with an undated stock power or stock transfer form for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, to the extent applicable; and with respect to any French law pledge over shares granted by a Loan Party, the Administrative Agent shall have received a copy of the share transfer registers and shareholders’ accounts (registres de mouvements de titres et comptes

d’actionnaires) of the French registered company the shares of which are to be pledged under a Security Document, evidencing the registration of that share pledge in favor of the Collateral Agent.

(15)                          Perfection Certificate.  The Administrative Agent shall have received a completed Perfection Certificate with respect to the US Loan Parties dated as of the Closing Date and signed by a Responsible Officer of Holdings.

(16)                          No Material Adverse Effect.  There have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(17)                          Representations and Warranties.  The representations and warranties in Article III hereof shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such qualification).

There are no conditions, implied or otherwise, to the making of Term Loans on the Closing Date other than as set forth in the preceding clauses (1) through (17) and upon satisfaction or waiver by the Administrative Agent of such conditions the Initial Term Loans will be made by the Initial Term Loan Lenders.

ARTICLE V

Affirmative Covenants

Holdings and the Borrowers covenant and agree with each Lender that so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, unless the Required Lenders otherwise consent in writing, subject to Section 10.03(2) of this Agreement, Holdings and each Borrower will, and will cause its Restricted Subsidiaries, to:

SECTION 5.01.           Existence; Businesses and Properties.

(1)                                 Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except:

(a)                                 in the case of a Restricted Subsidiary (other than a Borrower), where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or

(b)                                 in connection with a transaction permitted under Section 6.05.

(2)                                 (a) Do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business and (b) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, in each case, except:

(i)                                     as expressly permitted by this Agreement;

(ii)                                  such as may expire, be abandoned or lapse in the ordinary course of business; or

(iii)                               where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02.           Insurance.

(1)                                 Maintain, with insurance companies reasonably believed to be financially sound and reputable, or through self-insurance (other than insurance of property loss, damage, and business interruption), insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause the Collateral Agent to be listed as a co-loss payee (and mortgagee in the case of owned Real Property) on property policies (including for casualty losses) and as an additional insured on liability policies in each case, with respect to jurisdictions outside of the United States, to the extent available and customary in such jurisdictions.  Holdings will furnish to the Administrative Agent or Collateral Agent, upon reasonable request, information in reasonable detail as to the insurance so maintained.

(2)                                 Use commercially reasonable efforts to:  (a) if insurance is procured from insurance companies, obtain certificates and endorsements (or in the case of insurance held by any UK Loan Party, insurance broker’s letters) reasonably acceptable to the Administrative Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 5.02 and procured from an insurance company to provide that it shall not be cancelled (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (c) deliver to the Administrative Agent, prior to the cancellation of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

SECTION 5.03.           Taxes.  Pay and discharge promptly when due all material Taxes imposed upon it or its income or profits or in respect of its property, before the same becomes delinquent or in default; provided that such payment and discharge will not be required with respect to any Tax if (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) Holdings, the Borrowers or any affected Restricted Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP (or in the case of any such Restricted Subsidiary that is a Foreign Subsidiary, in accordance with generally accepted accounting principles in effect from time to time in such Restricted Subsidiary’s jurisdiction of organization) with respect thereto.

SECTION 5.04.           Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(1)                                 Within 120 days following the end of the first fiscal year ended after the Closing Date, and within 90 days following the end of each fiscal year thereafter, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Holdings and the Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year and, in each case, starting with the following fiscal year, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity will be audited by independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under the ABL Facility or the Term Facility occurring within one year from the time such opinion is delivered or anticipated (but not actual) financial covenant non-compliance under the ABL Facility); provided that any such statement, explanatory note or like qualification or exception resulting from the actual inability to satisfy a financial covenant in the ABL Facility shall be treated as a Financial Covenant Default for the purposes of Article VIII) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP (the applicable financial statements delivered pursuant to this clause (1) being the “Annual Financial Statements”);

(2)                                 Within 75 days following the end of the first fiscal quarter ended after the Closing Date, and within 60 days following the end of the second fiscal quarter ended after the Closing Date (unless in each case such fiscal quarter is the last fiscal quarter of a fiscal year, in which case this clause (2) does not apply to such last fiscal quarter), and, thereafter, within 45 days following the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and the Restricted Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and, in each case, the then-elapsed portion of the fiscal year and, starting with the second fiscal year after the Closing Date, setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, which consolidated balance sheet and related statements of operations and cash flows will be certified by a Responsible Officer of Holdings on behalf of Holdings as fairly presenting, in all material respects, the financial position and results of operations of Holdings and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (the applicable financial statements delivered pursuant to this clause (2) being the “Quarterly Financial Statements” and, together with the Annual Financial Statements, the “Required Financial Statements”);

(3)                                 concurrently with any delivery of Required Financial Statements, a certificate of a Financial Officer of the Company:

(a)                                 certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

(b)                                 in the case of Annual Financial Statements only, certifying (x) a list of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary” and (y) a list of all Unrestricted Subsidiaries at such time and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary;

(4)                                 [reserved];

(5)                                 within 120 days following the end of the first fiscal year ended after the Closing Date, and within 90 days following the end of each full fiscal year ended thereafter, a consolidated annual budget for such fiscal year in the form customarily prepared by Holdings (the “Budget”), which Budget will in each case be accompanied by the statement of a Financial Officer of Holdings on behalf of Holdings to the effect that the Budget is based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof;

(6)                                 upon the reasonable request of the Collateral Agent, concurrently with the delivery of the Annual Financial Statements, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information), or in the case of any non-US Loan Party, updated information relating to the Collateral consistent with such information provided on the Closing Date, in each case, reflecting all changes since the date of the information most recently received pursuant to this paragraph (6) or Section 5.10;

(7)                                 promptly, from time to time, such other information regarding the operations, business affairs, pension profile and financial condition of Holdings, the Borrowers or any Restricted Subsidiary, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(8)                                 promptly upon the reasonable request of the Administrative Agent (so long as the following are obtainable using commercially reasonable measures), copies of any documents described in Section 101(k)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if Holdings or any of its ERISA Affiliates has not requested such documents from the administrator or sponsor of the applicable Multiemployer Plan, Holdings or the applicable ERISA Affiliate shall be in compliance with this Section 5.04(8) by promptly making a request for such documents or notices from such administrator or sponsor and providing copies of such documents and notices to the Administrative Agent promptly after receipt thereof from the applicable administrator or sponsor of the applicable Multiemployer Plan.

Anything to the contrary notwithstanding, the obligations in clauses (1) and (2) of this Section 5.04 may be satisfied with respect to financial information of Holdings and the Restricted Subsidiaries by furnishing (1) the applicable financial statements of any other Parent Entity or (2) Holdings’ (or any such other Parent Entity’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to each of the foregoing clauses (1) and (2), (a) to the extent such information relates to another Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand, and (b) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under the ABL Facility or the Term Facility occurring within one year from the time such opinion is delivered or anticipated (but not actual) financial covenant non-compliance under the ABL Facility); provided that any such statement, explanatory note or like qualification or exception resulting from the actual inability to satisfy a financial covenant in the ABL Facility shall be treated as a Financial Covenant Default for the purposes of Article VIII) (it being understood and agreed that if, in compliance with this paragraph, (x) Holdings provides audited financial statements of another Parent Entity and related report and opinion of accountants with respect thereto in lieu of information required to be provided under Section 5.04(1), no such audited financial information, opinion or report shall be required with respect to Holdings, (y) Holdings provides unaudited financial statements such Parent Entity in lieu of information required to be provided under Section 5.04(2), no such unaudited financial information shall be required with respect to Holdings and (z) Holdings provides a Budget of such Parent Entity in lieu of information required to be provided under Section 5.04(5), no such Budget shall be required with respect to Holdings; provided that for the avoidance of doubt, with respect to the foregoing clauses (x), (y) and (z), (i) to the extent such information relates to a Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under

Section 5.04(1), such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under the ABL Facility or the Term Facility occurring within one year from the time such opinion is delivered or anticipated or actual financial covenant non-compliance under the ABL Facility))).  The obligations in clauses (1) and (2) of this Section 5.04 may be satisfied by delivery of financial information of Holdings and its Subsidiaries so long as such financial statements include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Holdings and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically in accordance with Section 10.01(5).

SECTION 5.05.           Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings obtains actual knowledge thereof:

(1)                                 any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(2)                                 the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(3)                                 the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.           Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, FCPA, OFAC, the Proceeds of Crime Act and the PATRIOT Act), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that this Section 5.06 will not apply to laws related to Taxes, which are the subject of Section 5.03. The Borrower will maintain in effect and enforce policies and procedures designed to reasonably ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

Furthermore, this undertaking shall not apply to any German Loan Party in so far as they would violate or expose any German Loan Party or any of its Subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung — AWV)).

SECTION 5.07.           Maintaining Records; Access to Properties and Inspections.  (i) Keep proper books of record and account in which full, true and correct entries (in all material respects) are made of all dealings and transactions in relation to its business and activities and (ii) permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of Holdings or any Restricted Subsidiary at reasonable times, upon reasonable prior notice to Holdings, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to Holdings to discuss the affairs, finances and condition of Holdings, the Borrowers or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures); provided that the Administrative Agent may not exercise such rights more often than one time during any calendar year unless an Event of Default is continuing; and provided, further, that when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Holdings at any time during normal business hours and upon reasonable advance notice.

Notwithstanding anything to the contrary in this Agreement (including Sections 5.04(7), 5.05, 5.07 and 5.12) or any other Loan Document, none of the Loan Parties or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any competitor to Holdings or any of its Subsidiaries or that (1) constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure is prohibited by law or any binding agreement or is subject to attorney-client or similar privilege or constitutes attorney work product, provided that in the event that any information is not provided in reliance on this clause (2), Holdings shall provide notice to the Administrative Agent that such information is being withheld and Holdings shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable agreement or risk waiver of such privilege or (3) creates an unreasonably excessive expense or burden on Holdings or any of its Subsidiaries.

SECTION 5.08.           Use of Proceeds.  Use (in the case of the Initial Term Loans) the proceeds of the Term Loans to make payments in respect of the Transactions.

SECTION 5.09.           Compliance with Environmental Laws.  Comply, and make reasonable efforts to cause all lessees and other Persons occupying any Real Property  to comply, with all Environmental Laws applicable to the operations or the Real Property, and obtain and renew and comply with, and make reasonable efforts to cause all lessees and other Persons occupying any Real Property to obtain and renew and comply with, all authorizations, permits, licenses, and other approvals required pursuant to Environmental Law for the operations or the

Real Property, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10.           Further Assurances; Additional Security.

(1)                                 If (a) a Restricted Subsidiary (other than an Excluded Subsidiary) of Holdings is formed or acquired after the Closing Date or (b) an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary that is not an Excluded Subsidiary, within five Business Days after the date such Restricted Subsidiary is formed or acquired or such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, as applicable, notify the Collateral Agent thereof and, within 60 days after the date such Restricted Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree in its sole discretion), Holdings will or will cause such Restricted Subsidiary to (and in the case of any Foreign Subsidiary, subject to the Guaranty and Security Principles):

(i)                                     subject to any relevant guarantee limitation, deliver a joinder to the Guaranty substantially in the form specified therein, duly executed on behalf of such Restricted Subsidiary;

(ii)                                  with respect a Domestic Subsidiary, deliver a joinder to the US Collateral Agreement substantially in the form specified therein, and with respect to any Foreign Subsidiary, appropriate Security Documents (or amendments, supplements or joinders to appropriate Security Documents) substantially similar to other Loan Parties organized in the same jurisdiction, in each case, duly executed on behalf of such Restricted Subsidiary;

(iii)                               to the extent required by and subject to the exceptions set forth in the applicable Security Documents (including, with respect to US Loan Parties, US Excluded Equity Interests), pledge the outstanding Equity Interests  owned by such Restricted Subsidiary, and cause each Loan Party owning any Equity Interests issued by such Restricted Subsidiary to pledge such outstanding Equity Interests, and deliver all certificates (if any) or, in respect of a pledge governed by French law and as applicable, certified copies of the relevant registre de mouvements de titres and comptes d’actionnaires representing such Equity Interests, together with stock powers, stock transfer forms or other instruments of transfer with respect thereto endorsed in blank, to the Collateral Agent (or a designated bailee thereof); provided, that notwithstanding the foregoing or in any Loan Document to the contrary, no actions will be required under the laws of any jurisdiction other than the United States or any Specified Foreign Jurisdiction in order to create or perfect any security interest in any Equity Interests.

(iv)                              to the extent required by and subject to the exceptions set forth in this Section 5.10 or the Security Documents, deliver to the Collateral Agent (or a designated bailee thereof) Uniform Commercial Code financing statements or equivalent financing statements in any Specified Foreign

Jurisdiction with respect to such Restricted Subsidiary and such other documents reasonably requested by the Collateral Agent to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by the Security Documents; and

(v)                                 except as otherwise contemplated by this Section 5.10 or any Security Document, obtain all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder.

(2)                                 If any Loan Party (a) acquires fee simple title in Real Property located in the United States after the Closing Date or (b) enters a joinder pursuant to Section 5.10(1)(i) hereof and owns fee simple title in Real Property located in the United States, then, in each case (and with respect to any non-US Loan Party, subject to the Guaranty and Security Principles), within 45 days (or such longer period as the Administrative Agent may agree in its sole discretion) after such acquisition or entry of a joinder (as applicable), such Loan Party shall notify the Collateral Agent thereof of such acquired or owned Real Property located in the United States (as applicable) and (i) no earlier than 45 days (or such longer period as the Administrative Agent may agree in its sole discretion) after such notice is given to the Collateral Agent and (ii) no later than 90 days (or such longer period as the Administrative Agent may agree in its sole discretion) after such acquisition or entry of a joinder (as applicable) shall:

(a)                                 cause any such acquired or owned Owned Material Real Property (as applicable) located in the United States to be subjected to a Mortgage securing the Obligations;

(b)                                 (A) obtain fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance reasonably satisfactory to Collateral Agent, with endorsements (including zoning endorsements where available) and in an amount not less than the fair market value of each Mortgaged Property that is owned in fee insuring the fee simple title to each of the fee owned Mortgaged Properties vested in the applicable Loan Party and insuring the Collateral Agent that the relevant Mortgage creates a valid and enforceable first priority Lien on the Mortgaged Property encumbered thereby, each of which title policy (“Title Policy”) (1) shall include all endorsements reasonably requested by the Collateral Agent and available in the related jurisdiction and (2) shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; (B) evidence reasonably satisfactory to the Collateral Agent that the applicable Loan Party has (1) delivered to the title company (the “Title Company”) all certificates and affidavits reasonably required by the Title Company in connection with the issuance of the applicable Title Policy and (2) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policies including, without limitation, all recording, stamp and intangible taxes payable in connection with recording the Mortgages in the applicable real property records; and (C) a title report issued by the Title Company with respect thereto, together with copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent;

(c)                                  obtain (i) American Land Title Association/National Society of Professional Surveyors land title surveys, dated no more than 60 days before the date of their delivery to the Collateral Agent, certified to the Collateral Agent and the issuer of the Title Policies in a manner reasonably satisfactory to the Collateral Agent or (ii) if applicable, previously obtained ALTA/NSPS land title surveys and affidavits of “no-change” with respect to each such survey, such surveys and affidavits to be sufficient to issue Title Policies to the Collateral Agent without any standard survey exceptions and with customary survey related endorsements and other coverages including, without limitation, public road access, survey, contiguity and so-call comprehensive coverage;

(d)                                 ensure that the Collateral Agent shall have received from each applicable Loan Party:  (A) a completed Flood Certificate with respect to each Mortgaged Property with any “building”, “structure” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Program), which Flood Certificate shall (1) be addressed to the Collateral Agent, (2) be completed by a company which has guaranteed the accuracy of the information contained therein, and (3) otherwise comply with the Flood Program; and (B) evidence describing whether the community in which each Mortgaged Property is located participates in the Flood Program; in the event any such property is located in a Flood Zone, (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower, (y) evidence of flood insurance with a financially sounds and reputable insurer, naming the Administrative Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Administrative Agent;

(e)                                  provide evidence of insurance naming the Collateral Agent as loss payee, additional insured and mortgagee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks (including the risk of damage caused by a flood, if required pursuant to the Flood Program), as are reasonably satisfactory to the Collateral Agent, including the insurance required by the terms of any mortgage or deed of trust;

(f)                                   for each Mortgage delivered pursuant to clause (b), obtain customary mortgage, deed of trust or deed to secure debt (as applicable) enforceability opinions of local counsel for the Loan Parties in the states in which such acquired Owned Material Real Property is located; and

(g)                                  take, or cause the applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to perfect such Liens, in each case, at the expense of the Loan Parties, subject to paragraph (5) of this Section 5.10.

Notwithstanding anything herein to the contrary, the Administrative Agent may waive the requirements of this Section 5.10(2) if the Administrative Agent determines (in its sole discretion) that the burden, cost, time or consequences of obtaining such items is excessive in relation to the benefits to be obtained therefrom by the Secured Parties.

(3)                                 Furnish to the Collateral Agent five Business Days prior written notice of any change in any Loan Party’s:

(a)                                 Corporate, company or organization name;

(b)                                 organizational structure (including jurisdiction of incorporation);

(c)                                  location (determined as provided in UCC Section 9-307) (where applicable), registered office address or location of chief executive office; or

(d)                                 organizational or company identification number (or equivalent) or, solely if required for perfecting a security interest in the applicable jurisdiction, Federal Taxpayer Identification Number.

Holdings and the Borrowers will not effect or permit any such change unless all filings have been made, or will be made within any statutory period, under the Uniform Commercial Code, the PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by such Loan Party.

(4)                                 Execute any and all other documents, financing statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements and other documents), not described in the preceding clauses (1) through (3) and that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the requirements set forth in this Section 5.10 and in the Security Documents with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrowers, and provide to the Collateral Agent, from time to time upon reasonable request, evidence as to the perfection and priority of the Liens created by the Security Documents.

(5)                                 Notwithstanding anything to the contrary,

(a)                                 the other provisions of this Section 5.10 need not be satisfied with respect to any (i) US Excluded Assets or US Excluded Equity Interests or any exclusions and carve-outs from the perfection requirements set forth in the US Collateral

Agreement and (ii) any assets or other exclusions and carve-outs from grant of security and perfection requirements set forth in the Security Documents to the extent provided for in the Guaranty and Security Principles;

(b)                                 neither Holdings nor the other Loan Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by Holdings and the Administrative Agent;

(c)                                  no actions will be required outside of the United States or any Specified Foreign Jurisdiction in order to create or perfect any security interest in any assets located outside of the United States or any Specified Foreign Jurisdiction and no security or pledge agreements, mortgages or deeds governed by the laws of any jurisdiction other than the United States or any Specified Foreign Jurisdiction, or any intellectual property filings or searches in any jurisdiction other than the United States or any Specified Foreign Jurisdiction will be required; and

(d)                                 the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date until the date that is (a) if such Mortgaged Property relates to a property not located in a Flood Zone, ten (10) Business Days or (b) if such Mortgaged Property relates to a property located in a Flood Zone, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a Flood Certificate a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Program, evidence of required flood insurance.

SECTION 5.11.           Credit Ratings.  Use commercially reasonable efforts to maintain at all times (a) a credit rating by each of S&P and Moody’s in respect of the Term Facility and (b) a public corporate rating by S&P and a public corporate family rating by Moody’s for Holdings, in each case with no requirement to maintain any specific minimum rating.

SECTION 5.12.           Lender Calls.  Participate in quarterly conference calls with the Administrative Agent and the Lenders, such calls to be held at such time as may be agreed to by Holdings and the Administrative Agent within a reasonable period of time following such request, with such calls including members of senior management of Holdings as Holdings deems appropriate, to discuss the state of Holdings’ business, including, but not limited to, recent performance, cash and liquidity management, operational activities, current business and market conditions and material performance changes; provided that in no event shall more than one such call be requested in any fiscal quarter (in total with respect to this Agreement and the ABL Credit Agreement); provided, further, that the requirements set forth in this Section 5.12 may be satisfied with a public earnings call for the applicable period.

SECTION 5.13.           Pensions.

(1)                                 Ensure that any pension schemes operated by or maintained for the benefit of Holdings, the Borrowers and the Restricted Subsidiaries and/or any of their employees are fully funded to the extent required by applicable law where failure to do so would reasonably be expected to have a Material Adverse Effect.

(2)                                 Ensure that none of the Canadian Subsidiaries shall maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plan; provided that nothing in this clause (2) shall restrict Holdings or any Restricted Subsidiary from acquiring an interest in any Person in a transaction otherwise permitted hereunder notwithstanding that such Person sponsors, maintains, administers or contributes to, or has any liability in respect of, any Canadian Defined Benefit Plan governed by Pension Benefits Act (Ontario).

(3)                                 Except with respect to the Specified UK Plans, ensure that, where required by applicable law, all pension schemes operated by or maintained for its benefit and/or any of the employees of any UK Loan Party are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 or have a recovery plan in place with the intention of reaching fully funded status (and will make such contributions in full as they fall due under such recovery plan), and that no action or omission is taken by any UK Loan Party in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or a UK Loan Party ceasing to employ any member of such a pension scheme).

(4)                                 Deliver to the Administrative Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the UK Loan Parties) and (ii) at any other time if the Administrative Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in paragraph (3) above.

(5)                                 Promptly notify the Administrative Agent of any material change in the rate of contributions to any pension scheme mentioned in paragraph (3) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

SECTION 5.14.           Centre of Main Interests and Establishments.   If its jurisdiction of organization or incorporation is a member of the European Union, ensure that its COMI is, at all times, situated in its jurisdiction of organization or incorporation and that it does not have an “establishment” (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction and it shall not, and it shall ensure that none of its Subsidiaries will, do anything to change the location of its COMI.

SECTION 5.15.           People with Significant Control regime. Each Loan Party shall (and shall ensure that each of its Subsidiaries will) (i) within the relevant timeframe,

comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the UK whose shares are the subject of a Lien in favor of the Collateral Agent and (ii) promptly provide the Administrative Agent with a copy of that notice.

SECTION 5.16.           Post-Closing Matters.  Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.15 hereof on or before the dates specified with respect to such items on Schedule 5.15 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion or, with respect to matters relating primarily to the ABL Priority Collateral, in the sole discretion of the administrative agent under the ABL Credit Agreement).  All representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.15 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI

Negative Covenants

Holdings and each Borrower covenants and agrees with each Lender that, so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, unless the Required Lenders otherwise consent in writing, it will not and will not permit any of its Restricted Subsidiaries to:

SECTION 6.01.           Indebtedness.  Issue, incur, permit to exist or assume any Indebtedness; provided that Holdings, the Borrowers and the Restricted Subsidiaries may issue, incur or assume Indebtedness so long as (i) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness (but without including the proceeds thereof in Unrestricted Cash for purposes of netting and excluding undrawn commitments under the ABL Facility), the Interest Coverage Ratio, calculated on a Pro Forma Basis, shall not be less than 2.00 to 1.00 (the “Ratio Debt”), (ii) the aggregate principal amount of such Indebtedness incurred by Restricted Subsidiaries that are not Guarantors, together with any Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to Refinance any Indebtedness originally incurred pursuant to this paragraph (and any successive Permitted Refinancing Indebtedness), may not exceed the greater of (a) $70 million and (b) 2.8% of Consolidated Total Assets as of the date any such Indebtedness is incurred, (iii) no Event of Default shall exist or would result therefrom, (iv) if such Indebtedness is secured on a pari passu basis with the Term Loans and is in the form of term loans, the pricing of such Indebtedness shall comply with Section 2.18(8)(b) assuming such Indebtedness were Incremental Equivalent Term Debt, mutatis mutandis, and (v) all of the conditions applicable to Incremental Equivalent Term Debt as described in clauses (2), (3), (4)(b) and (5) of the definition thereof shall be satisfied with respect to such Indebtedness assuming such Indebtedness were Incremental Equivalent Term Debt, mutatis mutandis.

The foregoing limitation will not apply to (collectively, “Permitted Debt”):

(1)                                 (a) Indebtedness created under the Loan Documents (including Incremental Term Loans, Other Term Loans and Extended Term Loans); (b) Incremental Equivalent Term Debt and (c) Credit Agreement Refinancing Indebtedness;

(2)                                 (a) Indebtedness incurred pursuant to the ABL Credit Agreement (including Indebtedness created under ABL Extended Revolving Commitments) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate outstanding principal amount as of any date and (b) any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (2) (and any successive Permitted Refinancing Indebtedness in respect thereof), not to exceed, in the case of all Indebtedness incurred pursuant to this clause (2), $400 million;

(3)                                 customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(4)                                 Indebtedness existing on the Closing Date (other than Indebtedness described in clause (1) or (2) above) and set forth on Schedule 6.01(4);

(5)                                 Capital Lease Obligations, Indebtedness with respect to mortgage financings and purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of Holdings, the Borrowers or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of Holdings, the Borrowers or such Restricted Subsidiary, in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (5) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $40 million and (b) 1.6% of Consolidated Total Assets as of the date any such Indebtedness is incurred; provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(6)                                 Indebtedness owed to (including obligations in respect of letters of credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance; provided that upon the incurrence of any Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 45 days following such incurrence;

(7)                                 Indebtedness arising from agreements of Holdings, the Borrowers or any Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions or any Permitted Acquisition or other acquisition permitted hereunder or the disposition of any business, assets or Restricted Subsidiaries not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiaries for the purpose of financing any such Permitted Acquisition;

(8)                                 intercompany Indebtedness between or among Holdings, the Borrowers and the Restricted Subsidiaries;

(9)                                 Indebtedness pursuant to Hedge Agreements entered into the ordinary course of business and not for speculative purposes;

(10)                          Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(11)                          Guarantees of Indebtedness of Holdings, the Borrowers or the Restricted Subsidiaries permitted to be incurred under this Agreement to the extent such Guarantees are not prohibited by the provisions of Section 6.04 (other than Section 6.04(20));

(12)                          (a) Indebtedness incurred or assumed in connection with a Permitted Acquisition and Indebtedness of any Person that becomes a Restricted Subsidiary if such Indebtedness was not created in anticipation or contemplation of such Permitted Acquisition or such Person becoming a Restricted Subsidiary and (b) Indebtedness incurred or assumed in anticipation or contemplation of a Permitted Acquisition; provided that, in each case of the foregoing subclauses (a) and (b):

(i)                                     no Event of Default is continuing immediately before such Permitted Acquisition or would result therefrom;

(ii)                                  immediately after giving effect to such Permitted Acquisition, on a Pro Forma Basis (but in the case of clause (b) without including the proceeds of such Indebtedness in Unrestricted Cash for purposes of netting), either (A) Holdings or the Borrowers would be permitted to incur at least $1 of Ratio Debt or (B) the Interest Coverage Ratio would increase;

(iii)                               the aggregate principal amount of any such Indebtedness incurred pursuant to this clause (12) by Restricted Subsidiaries that are not Guarantors, together with any Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to Refinance any Indebtedness originally incurred pursuant to this clause (12) (and any successive Permitted Refinancing Indebtedness), may not exceed the greater of (a) $30 million and (b) 1.2% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(iv)                              if such Indebtedness is in the form of term loans and is secured on a pari passu basis with the Term Loans, the pricing of such Indebtedness shall comply with Section 2.18(8)(b) assuming such Indebtedness were Incremental Equivalent Term Debt, mutatis mutandis; and

(v)                                 all of the conditions applicable to Incremental Equivalent Term Debt as described in clauses (2), (3), (5)(b) and (6) of the definition thereof shall be satisfied with respect to such Indebtedness assuming such Indebtedness were Incremental Equivalent Term Debt, mutatis mutandis;

(13)                          (a) Indebtedness incurred pursuant to the Senior Notes Indenture up to an aggregate outstanding principal amount as of any date and (b) any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (2) (and any successive Permitted Refinancing Indebtedness in respect thereof), not to exceed, in the case of all Indebtedness incurred pursuant to this clause (13), $375 million;

(14)                          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days after notification received by Holdings of its incurrence;

(15)                          Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(16)                          Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net proceeds received by Holdings from the issuance or sale of its Equity Interests or as a contribution to its capital after the Closing Date, other than (a) proceeds from the issuance or sale of Holdings’ Disqualified Stock, (b) Excluded Contributions, (c) Cure Amounts and (d) any such proceeds that are used prior to the date of incurrence to (i) make an Investment under Section 6.04(3), a Restricted Payment under Section 6.06(15) or a payment in respect of Junior Financing under Section 6.09(2)(a), in each case utilizing the Available Amount or (ii) make a Restricted Payment under Section 6.06(1) or Section 6.06(2)(b) (any such Indebtedness, “Contribution Indebtedness”);

(17)                          Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(18)                          Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Holdings, the Borrowers or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(19)                          Cash Management Obligations (as defined in the ABL Credit Agreement), obligations owed by Holdings or any Restricted Subsidiary in respect of or in connection with any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P card”), debit card, credit card, cash management, supply chain finance services (including, without limitation, trade payable services and supplier accounts receivables purchases) and similar services and any automated clearing house transfer of funds, and other Indebtedness in respect thereof entered into in the ordinary course of business;

(20)                          Indebtedness issued to future, current or former officers, directors, managers, and employees, consultants and independent contractors of Holdings or any Restricted Subsidiary or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(21)                          Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate outstanding principal amount of such Indebtedness, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (21) (and any successive Permitted Refinancing Indebtedness), may not exceed the greater of (a) $25 million and (b) 1.0% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(22)                          Indebtedness of non-Loan Parties in an aggregate outstanding principal amount, together with any Permitted Refinancing Indebtedness incurred by non-Loan Parties to Refinance any Indebtedness originally incurred pursuant to this clause (22) (and any successive Permitted Refinancing Indebtedness), not to not exceed the greater of (a) $25 million and (b) 1.0% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(23)                          (i) unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money and (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.;

(24)                          Indebtedness representing deferred compensation or other similar arrangements incurred by Holdings or any Restricted Subsidiary (a) in the ordinary course of business or (b) in connection with the Transactions or any Permitted Investment;

(25)                          any Permitted Refinancing Indebtedness incurred to Refinance Incremental Equivalent Term Debt, Credit Agreement Refinancing Indebtedness or Indebtedness incurred under clauses (4), (5), (8), (12), (13), (16), (21), (22), this clause (25), or clauses (28) or (29) of this Section 6.01 and any successive Permitted Refinancing Indebtedness;

(26)                          [reserved];

(27)                          Indebtedness incurred by Holdings or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(28)                          additional Indebtedness in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (28) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $100 million and (b) 4.0% of Consolidated Total Assets as of the date any such Indebtedness is incurred; and

(29)                          letters of credit issued in favor of any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of (a) $[50] million and (b) [2.0]% of Consolidated Total Asset as of the date any such Indebtedness is incurred.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred as Ratio Debt, the Borrowers may, in their sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Loan Documents, the ABL Credit Agreement and the Senior Notes Indenture will be deemed to have been incurred in reliance on the exception in clauses (1), (2) and (13), respectively, of the definition of “Permitted Debt” and shall not be permitted to be reclassified pursuant to this paragraph.  All unsecured Permitted Debt originally incurred under clause (5), (21), (22) or (28) of the definition of Permitted Debt will be automatically reclassified as Ratio Debt on the first date on which such Indebtedness would have been permitted to be incurred as Ratio Debt.  Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.  Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing

Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, original issue discount, defeasance costs, fees, commissions and expenses in connection therewith).

SECTION 6.02.           Liens.  Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any property or assets at the time owned by it, except the following (collectively, “Permitted Liens”):

(1)                                 Liens securing Indebtedness incurred in accordance with Sections 6.01(1) or 6.01(2); provided that, in the case of Indebtedness incurred in accordance with Section 6.01(2), the applicable Liens are subject to the Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Intercreditor Agreement as determined in good faith by a Responsible Officer of Holdings;

(2)                                 Liens securing Indebtedness existing on the Closing Date and set forth on Schedule 6.02(2); provided that such Liens only secure the obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and do not apply to any other property or assets of Holdings or any Restricted Subsidiary other than replacements, additions, accessions and improvements thereto;

(3)                                 Liens securing Indebtedness incurred in accordance with Section 6.01(5); provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto);

(4)                                 Liens on accounts receivable and related assets of the type specified in the definition of Qualified Receivables Financing securing Indebtedness incurred in accordance with Section 6.01(18);

(5)                                 Liens on assets of non-Loan Parties securing Indebtedness incurred in accordance with Section 6.01(22);

(6)                                 Liens securing Permitted Refinancing Indebtedness incurred in accordance with Section 6.01(25); provided that the Liens securing such Permitted Refinancing Indebtedness are limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements thereto);

(7)                                 (a) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and (b) Liens on property at the time Holdings or a Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into Holdings or any of the Restricted Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(8)                                 Liens on property or assets of any Restricted Subsidiary that is not a Loan Party;

(9)                                 Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(10)                          Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(11)                          Liens securing judgments that do not constitute an Event of Default under Section 8.01(10) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which Holdings or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(12)                          Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or a Restricted Subsidiary has set aside on its books reserves in accordance with GAAP;

(13)                          (a) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Restricted Subsidiary;

(14)                          deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by Holdings or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(15)                          survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and title defects or irregularities and other similar encumbrances incurred in the ordinary course of business in each case that are of a minor nature and that, individually and in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings or any Restricted Subsidiary;

(16)                          any interest or title of a lessor or sublessor under any leases or subleases entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(17)                          Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Restricted Subsidiary or (b) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(18)                          Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(19)                          leases or subleases, non-exclusive licenses or sublicenses (including with respect to Intellectual Property Rights and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of Holdings and the Restricted Subsidiaries, taken as a whole;

(20)                          Liens solely on any cash earnest money deposits made by Holdings or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment;

(21)                          the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(22)                          Liens arising from precautionary Uniform Commercial Code or PPSA financing statements or equivalent statements in any other jurisdiction;

(23)                          Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(24)                          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25)                          Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(26)                          Liens securing insurance premium financing arrangements;

(27)                          Liens on vehicles or equipment of Holdings or any of the Restricted Subsidiaries granted in the ordinary course of business;

(28)                          Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(29)                          Liens:

(a)                                 of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;

(b)                                 attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or

(c)                                  in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry (including, in relation to bank accounts held in Germany, Liens arising under the general terms and conditions of banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen));

(30)                          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(31)                          Liens that rank pari passu with the Liens securing the Obligations if the First Lien Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to 1.50 to 1.00; provided that (x) a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of the Intercreditor Agreement and a First Lien Intercreditor Agreement and (y) with respect to any such Indebtedness in the form of term loans, the pricing of such Indebtedness complies with Section 2.18(8)(b);

(32)                          Liens that rank junior to the Liens securing both the Obligations and the ABL Obligations, if the Total Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to 3.20 to 1.00; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of the Intercreditor Agreement and a Junior Lien Intercreditor Agreement;

(33)                          Liens securing additional obligations in an aggregate outstanding principal amount not to exceed the greater of (a) $75 million and (b) 3.0% of Consolidated Total Assets as of the date such Liens are first created.

(34)                          Liens securing (a) Specified Hedge Obligations, which amounts are secured under the Loan Documents, and (b) amounts owing to any Qualified Counterparty (as defined in the ABL Credit Agreement) under any Specified Hedge Agreement (as defined in the ABL Credit Agreement) and Cash Management Obligations (as defined in the ABL

Credit Agreement), which amounts are secured under the ABL Loan Documents; provided that, in each case, the applicable Liens are subject to the Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Intercreditor Agreement as determined in good faith by a Responsible Officer of Holdings;

(35)                          Liens on amounts deposited to secure any Loan Party’s and its Restricted Subsidiaries’ obligations in connection with pension liabilities (Altersteilzeitverpflichtungen) pursuant to § 8a German Partial Retirement Act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to § 7e German Social Code IV (Sozialgesetzbuch IV);

(36)                          any Lien required to be granted under mandatory law in favor of creditors as a consequence of a merger or a conversion permitted under this Agreement due to §§ 22, 204 UmwG; and

(37)                          Liens arising out of conditional sale, title retention (including retention of title), consignment or similar arrangements for the sale of goods.

For purposes of this Section 6.02, Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the subsection or clause to which reclassified).

SECTION 6.03.           [Reserved].

SECTION 6.04.           Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, a “Investment”), any other Person, except the following (collectively, “Permitted Investments”):

(1)                                 the Transactions;

(2)                                 loans and advances to officers, directors, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of (i) $5 million and (ii) 0.2% of Consolidated Total Assets  at any time outstanding (calculated without regard to write-downs or write-offs thereof after the date made);

(3)                                 Investments in an amount not to exceed the Available Amount as of the date such Investments are made; provided that (a) no Event of Default has occurred and is continuing immediately prior to making such Investment or would result therefrom;

(4)                                 Permitted Acquisitions and pre-existing Investments held by Persons acquired in Permitted Acquisitions or acquired in connection with Permitted Acquisitions;

(5)                                 intercompany Investments among Holdings and the Restricted Subsidiaries (including intercompany Indebtedness);

(6)                                 Investments in (x) Viance, LLC and Louisiana Pigment Company (and any successor thereof) in an amount, net of any Investments by Viance, LLC and Louisiana Pigment Company in any Loan Party, not to exceed the greater of (i) $25 million and (ii) 1.0% of Consolidated Total Assets as of the date any such Investment is made and (y) other Joint Ventures in an amount not to exceed the greater of (i) $50 million and (ii) 2.0% of Consolidated Total Assets as of the date any such Investment is made;

(7)                                 Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities or Investments that were Cash Equivalents or Investment Grade Securities when made;

(8)                                 Investments arising out of the receipt by Holdings or any of the Restricted Subsidiaries of non-cash consideration in connection with any sale of assets permitted under Section 6.05;

(9)                                 accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(10)                          Investments acquired as a result of a foreclosure by Holdings or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(11)                          Hedge Agreements entered into the ordinary course of business and not for speculative purposes;

(12)                          Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any replacements, refinancings, refunds, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (12) is not increased at any time above the amount of such Investments existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(13)                          Investments resulting from pledges and deposits that are Permitted Liens;

(14)                          intercompany loans among non-Loan Party Subsidiaries and Guarantees by non-Loan Party Subsidiaries permitted by Section 6.01(22);

(15)                          acquisitions of obligations of one or more officers or other employees of any Parent Entity, the Borrowers or any Subsidiary in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by Holdings or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(16)                          Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(17)                          Investments to the extent that payment for such Investments is made with Equity Interests of any Parent Entity;

(18)                          Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(19)                          Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20)                          Guarantees permitted under Section 6.01;

(21)                          advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Holdings or any Restricted Subsidiary;

(22)                          Investments, including loans and advances, to any Parent Entity so long as Holdings or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement;

(23)                          [reserved];

(24)                          purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or Intellectual Property Rights in each case in the ordinary course of business;

(25)                          Investments in assets useful in the business of Holdings or any Restricted Subsidiary made with (or in an amount equal to) any Reinvestment Deferred Amount or Below Threshold Asset Sale Proceeds;

(26)                          any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(27)                          intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries;

(28)                          Investments that are made with Excluded Contributions;

(29)                          any Investment made at any time in an amount not exceeding the Shared Dollar Basket at such time, plus any returns of capital that at such time have actually been received by Holdings and its Restricted Subsidiaries in respect of their Investments made pursuant to this Section 6.04(29);

(30)                          Investments for the establishment and maintenance (including the establishment and maintenance of required reserves in an amount not to exceed the reserves reasonably determined by an independent actuary and in any event not less than any amount that may be required from time to time in accordance with applicable statutes or other applicable Requirements of Law) of a captive insurance program that is reasonable and customary for companies engaged in the same or similar businesses;

(31)                          Investments in Indebtedness of Holdings or any of its Restricted Subsidiaries; provided that an Investment in such Indebtedness will be treated as a repayment thereof and will be permitted only to the extent a repayment of such Indebtedness would be permitted at the time of Investment;

(32)                          any Investment, if (a) no Event of Default is continuing immediately prior to making such Investment or would result therefrom and (b) the Total Net Leverage Ratio, on a Pro Forma Basis, is less than or equal to 2.70 to 1.00; and

(33)                          Investments for the establishment of Wholly Owned Subsidiaries that are initially capitalized in a de minimis amount.

SECTION 6.05.           Mergers, Consolidations, Amalgamations, Sales of Assets and Acquisitions.  Merge into, or consolidate or amalgamate with, any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, license, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or any division, unit or business of any other Person, except that this Section 6.05 will not prohibit:

(1)                                 if at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing or would result therefrom:

(a)                                 the merger, consolidation or amalgamation of any Restricted Subsidiary into (or with) any Borrower; provided that (i) such Borrower shall be the survivor or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, Canada, Germany, Luxembourg or England & Wales and (B) the Successor Borrower shall expressly assume all the obligations of the applicable Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; provided, further, that in the case of the US Borrower, any Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)                                 the merger, consolidation or amalgamation of any Restricted Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party;

and, in the case of each of the foregoing clauses (a) and (b), no Person other than a Borrower or a Subsidiary Loan Party receives any consideration;

(c)                                  the merger, consolidation or amalgamation of any Restricted Subsidiary that is not a Loan Party into or with any other Restricted Subsidiary that is not a Loan Party;

(d)                                 any transfer of inventory among Holdings and its Restricted Subsidiaries or between Restricted Subsidiaries and any other transfer of property or assets among Holdings and its Restricted Subsidiaries or between Restricted Subsidiaries, in each case, in the ordinary course of business;

(e)                                  the liquidation or dissolution or change in form of entity of any Restricted Subsidiary Holdings if a Responsible Officer of Holdings determines in good faith that such liquidation, dissolution or change in form is in the best interests of Holdings and is not materially disadvantageous to the Lenders; or

(f)                                   the merger, consolidation or amalgamation of any Restricted Subsidiary with or into any other Person in order to effect a Permitted Investment ;

(g)                                  the merger, consolidation or amalgamation of any Borrower or any Restricted Subsidiary into (or with) Holdings; provided that (1) Holdings shall be the continuing or surviving Person or (2) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”) (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, Canada, Germany, Luxembourg or England & Wales and (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) the Successor Holdings shall pledge 100% of the Equity Interests of the Borrowers to the Collateral Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Collateral Agent;

(2)                                 any sale, transfer or other disposition if:

(a)                                 the Net Cash Proceeds therefrom are to be applied in accordance with Section 2.08(1);

(b)                                 at least 75% of the consideration therefor is in the form of cash and Cash Equivalents; and

(c)                                  such sale, transfer or disposition is made for fair market value (as determined by a Responsible Officer of Holdings in good faith);

provided that each of the following items will be deemed to be cash for purposes of this Section 6.05(2):

(i)                                     any liabilities of Holdings or the Restricted Subsidiaries (as shown on the most recent Required Financial Statements or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which Holdings and the Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)                                  any securities received by Holdings or any Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition; and

(iii)                               any Designated Non-Cash Consideration received in respect of such disposition; provided that the aggregate fair market value of all such Designated Non-Cash Consideration, as determined by a Responsible Officer of Holdings in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is then outstanding, does not exceed the greater of (A) $50 million and (B) 2.0% of Consolidated Total Assets as of the date any such Designated Non-Cash Consideration is received, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(3)                                 (a) the purchase and sale of inventory in the ordinary course of business, (b) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business, (c) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business or (d) the disposition of Cash Equivalents (or Investments that were Cash Equivalents when made);

(4)                                 [reserved];

(5)                                 Investments permitted by Section 6.04 (including any Permitted Acquisition or merger, consolidation or amalgamation in order to effect a Permitted Acquisition), provided, that, following any such merger, consolidation or amalgamation involving Holdings or any Borrower, Holdings, a Successor Holdings, a Borrower or a Successor Borrower is the surviving Person;

(6)                                 Permitted Liens;

(7)                                 Restricted Payments permitted by Section 6.06;

(8)                                 the sale of (i) defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction and (ii) accounts receivable and related assets in connection with a Qualified Receivables Financing;

(9)                                 leases, non-exclusive licenses, or subleases or sublicenses of any real or personal property (including Intellectual Property Rights) in the ordinary course of business;

(10)                          sales, leases or other dispositions of inventory of Holdings or any Restricted Subsidiary determined by the management of Holdings to be no longer useful or necessary in the operation of the business of Holdings or such Restricted Subsidiary;

(11)                          acquisitions and purchases made with Below Threshold Asset Sale Proceeds;

(12)                          to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by Holdings or any Restricted Subsidiary that is not in contravention of Section 6.08; provided that to the extent the property being transferred constitutes Term Priority Collateral, such replacement property will constitute Term Priority Collateral;

(13)                          any sale, transfer or other disposition, in a single transaction or a series of related transactions, of any asset or assets having a fair market value, as determined by a Responsible Officer of Holdings in good faith, of not more than $5 million;

(14)                          the lapse, abandonment or discontinuance of the use or maintenance of any Intellectual Property Rights if previously determined by the Borrower or any Restricted Subsidiary in its reasonable business judgment that such lapse, abandonment or discontinuance is desirable in the conduct of its business; and

(15)                          the Transactions.

To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any Person other than the Borrower or any Guarantor, such Collateral will be free and clear of the Liens created by the Loan Documents, and the Administrative Agent will take, and each Lender hereby authorizes the Administrative Agent to take, any actions reasonably requested by Holdings in order to evidence the foregoing, in each case, in accordance with Section 10.18. Notwithstanding the foregoing or anything herein to the contrary, in no event will any Borrower change its jurisdiction of organization to any jurisdiction other than the United States, any state thereof, the District of Columbia, Canada, Germany, Luxembourg or England & Wales.

SECTION 6.06.           Restricted Payments.  Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), directly or indirectly, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests

(other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”) other than:

(1)                                 the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Holdings (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Holdings, other than (a) Excluded Contributions, (b) Cure Amounts and (c) any such proceeds that are used prior to the date of determination to (i) make an Investment under Section 6.04(3), a Restricted Payment under Section 6.06(15) or a payment in respect of Junior Financing under Section 6.09(2)(a), in each case utilizing the Available Amount, (ii) make a Restricted Payment under Section 6.06(2)(b) or (iii) incur Contribution Indebtedness;

(2)                                 Restricted Payments to any Parent Entity the proceeds of which are used to purchase, retire, redeem or otherwise acquire, or to any Parent Entity for the purpose of paying to any other Parent Entity to purchase, retire, redeem or otherwise acquire, the Equity Interests of such Parent Entity (including related stock appreciation rights or similar securities) held directly or indirectly by then present or former directors, consultants, officers, employees, managers or independent contractors of Holdings or any of the Restricted Subsidiaries or any Parent Entity or their estates, heirs, family members, spouses or former spouses (including for all purposes of this clause (2), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amount of such purchases or redemptions may not exceed:

(a)                                 the amount of net cash proceeds contributed to Holdings that were received by any Parent Entity since the Closing Date from sales of Equity Interests of any Parent Entity to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, Holdings or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements, other than (a) Excluded Contributions, (b) Cure Amounts and (c) any such proceeds that are used prior to the date of determination to (1) make an Investment under Section 6.04(3), a Restricted Payment under Section 6.06(15) or a payment in respect of Junior Financing under Section 6.09(2)(a), in each case utilizing the Available Amount, (2) make a Restricted Payment under Section 6.06(1) or (3) incur Contribution Indebtedness; plus

(b)                                 the amount of net proceeds of any key man life insurance policies received during such fiscal year; plus

(c)                                  the amount of any bona fide cash bonuses otherwise payable to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, Holdings or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year;

and provided, further, that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, Holdings or any Restricted Subsidiary in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment;

(3)                                 Restricted Payments to consummate the Transactions;

(4)                                 Restricted Payments in any fiscal year in an amount equal to 6.0% of the market capitalization of Holdings (or its Parent Entity, as applicable);

(5)                                 Restricted Payments in the form of cash distributions with respect to any taxable period in which any Subsidiary or Holdings is treated as a disregarded entity, partnership or S corporation for U.S. federal income tax purposes or is a member of a consolidated, combined, unitary or similar tax group with any equityholders,  to enable any equityholders to pay any Taxes attributable solely to the income, operations and ownership of Holdings and/or its Subsidiaries, as applicable;

(6)                                 Restricted Payments to permit any Parent Entity to:

(a)                                 pay operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses), in each case to the extent related to its separate existence as a holding company or to its ownership of Holdings and the Restricted Subsidiaries;

(b)                                 pay fees and expenses related to any public offering or private placement of debt or equity securities of, or incurrence of any Indebtedness by, any Parent Entity or any Permitted Investment, whether or not consummated, including the Initial Venator Distribution Transaction;

(c)                                  pay franchise taxes and other similar taxes and expenses, in each case, in connection with the maintenance of its legal existence;

(d)                                 make payments under transactions permitted under Section 6.07 (other than Section 6.07(8)), in each case to the extent such payments are due at the time of such Restricted Payment; or

(e)                                  pay customary salary, bonus and other compensation or benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any Parent Entity to the extent related to its ownership of Holdings and the Restricted Subsidiaries;

(7)                                 non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8)                                 Restricted Payments to allow any Parent Entity to make, or to any Parent Entity for the purpose of paying to any other Parent Entity to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person, in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of Equity Interests;

(9)                                 [reserved];

(10)                          Restricted Payments to Holdings or any Restricted Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to Holdings and to each other owner of Equity Interests of such Restricted Subsidiary) on a pro rata basis (or more favorable basis from the perspective of Holdings or such Restricted Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a Person that is not Holdings or a Restricted Subsidiary is permitted under Section 6.04);

(11)                          Restricted Payments to any Parent Entity to finance, or to any Parent Entity for the purpose of paying to any other Parent Entity to finance, any Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such Parent Entity causes (i) all property acquired (whether assets or Equity Interests) to be contributed to Holdings or any Restricted Subsidiary or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 6.05) of the Person formed or acquired into Holdings or any Restricted Subsidiary of Holdings in order to consummate such Permitted Investment, in each case, in accordance with the requirements of Section 5.10;

(12)                          the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(13)                          the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or any Restricted Subsidiary by, one or more Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents);

(14)                          any Restricted Payment in an amount not to exceed the Available Amount on the date such Restricted Payment is made if (a) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom and (b) the Total Net Leverage Ratio, on a Pro Forma Basis, is less than or equal to 3.20 to 1.00;

(15)                          any Restricted Payment, if (a) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom and (b) the Total Net Leverage Ratio, on a Pro Forma Basis, is less than or equal to 2.20 to 1.00;

(16)                          any Restricted Payment made at any time in an amount not exceeding the Shared Dollar Basket at such time; provided that no Event of Default shall exist or would result therefrom;

(17)                          the Special Closing Date Payments; and

(18)                          Restricted Payments in connection with the issuance of Equity Interests to management or employees pursuant to and in accordance with compensation agreements with such management or employees of Holdings and its Subsidiaries in such reasonably estimated amounts as are necessary to satisfy the tax obligations of such management or employees (including estimated tax payments) as a result of the issuance of such Equity Interests.

SECTION 6.07.           Transactions with Affiliates.  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving aggregate consideration in excess of $5 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to Holdings and the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, except that this Section 6.07 will not prohibit:

(1)                                 transactions between or among (a) Holdings and the Restricted Subsidiaries or (b) Holdings and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation in which a Loan Party is the surviving entity);

(2)                                 [reserved];

(3)                                 any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings or any Parent Entity in good faith;

(4)                                 loans or advances to employees or consultants of any Parent Entity, Holdings or any Restricted Subsidiary in accordance with Section 6.04(2);

(5)                                 the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, Holdings or any of the Restricted Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity (other than Holdings), to the portion of such fees and expenses that are allocable to Holdings and the Restricted Subsidiaries (which shall be 100% for so long as such Parent

Entity owns no assets other than the Equity Interests in Holdings and assets incidental to the ownership of Holdings and its Restricted Subsidiaries));

(6)                                 the Initial Venator Distribution Transaction, the Transactions and transactions pursuant to the Transaction Documents and other transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by a Responsible Officer of Holdings;

(7)                                 (a) any employment agreements entered into by Holdings or any of the Restricted Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(8)                                 Restricted Payments permitted under Section 6.06, including payments to any Parent Entity;

(9)                                 any purchase by any Parent Entity (other than Holdings) of the Equity Interests of Holdings and the purchase by Holdings of Equity Interests in any Restricted Subsidiary;

(10)                          transactions between Huntsman and its Subsidiaries on one hand and Holdings and its Subsidiaries on the other hand, for the purpose of facilitating the Venator Consolidation Transactions and the Initial Venator IPO Transaction, whether consummated prior to, or after the consummation of the Initial Venator IPO Transaction, including any customary transition services agreements, separation agreements or similar agreements entered into between Huntsman and its Subsidiaries on one hand and Holdings and its Subsidiaries on the other hand;

(11)                          transactions with Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(12)                          any transaction in respect of which Holdings delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (a) in the good faith determination of Holdings qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Holdings or the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(13)                          transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(14)                          the issuance, sale or transfer of Equity Interests of Holdings to any Parent Entity (other than Holdings) and capital contributions by any Parent Entity (other than Holdings) to Holdings;

(15)                          the issuance of Equity Interests to the management of Holdings, the Borrowers or any of the Restricted Subsidiaries in connection with the Transactions;

(16)                          payments by Holdings or any of the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings and any of the Restricted Subsidiaries;

(17)                          payments or loans (or cancellation of loans) to employees or consultants that are:

(a)                                 approved by a majority of the Disinterested Directors of Holdings or the Borrowers in good faith;

(b)                                 made in compliance with applicable law; and

(c)                                  otherwise permitted under this Agreement;

(18)                          transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to Holdings and the Restricted Subsidiaries;

(19)                          transactions between or among Holdings and the Restricted Subsidiaries and any Person, a director of which is also a director of Holdings or any other Parent Entity, so long as (a) such director abstains from voting as a director of Holdings or such Parent Entity, as the case may be, on any matter involving such other Person and (b) such Person is not an Affiliate of Holdings for any reason other than such director’s acting in such capacity;

(20)                          transactions pursuant to, and complying with, the provisions of Section 6.01, Section 6.04 or Section 6.05(1);

(21)                          the existence of, or the performance by any Loan Party of its obligations under the terms of, any customary registration rights agreement to which a Loan Party or any Parent Entity is a party or becomes a party in the future;

(22)                          intercompany transactions undertaken in good faith (as certified by a Responsible Officer of Holdings) for the purpose of improving the consolidated tax efficiency of Holdings and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein;

(23)                          [reserved];

(24)                          central services (including, without limitation, management information systems, pension and profit sharing plans, and human resources) provided by the Loan Parties to affiliates at the Loan Parties’ cost; and

(25)                          Qualified Receivables Financings.

SECTION 6.08.           Business of Holdings and its Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by Holdings and the Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions) and any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.09.           Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(1)                                 amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of Holdings or any Restricted Subsidiary;

(2)                                 make any cash payment or other distribution in cash in respect of, or amend or modify, or permit the amendment or modification of, any provision of, any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposits, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing; except in the case of this clause (2):

(a)                                 payments in respect of Junior Financings in an amount not to exceed the Available Amount on the date the payments are made if (i) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom and (ii) the Total Net Leverage Ratio, on a Pro Forma Basis, is less than or equal to 3.20 to 1.00;

(b)                                 payments in respect of Junior Financings so long as (i) immediately after giving effect to such payment, Holdings’ Total Net Leverage Ratio is 2.20 to 1.00 or less on a Pro Forma Basis after giving effect thereto and (ii) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom;

(c)                                  any payment in respect of Junior Financings made at any time in an amount not exceeding the Shared Dollar Basket at such time; provided that no Event of Default shall exist or would result therefrom;

(d)                                 (i) the conversion or exchange of any Junior Financing into or for Equity Interests of any Parent Entity or other Junior Financing and (ii) any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(e)                                  the incurrence of Permitted Refinancing Indebtedness in respect thereof;

(f)                                   (i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the Net Cash Proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to such Junior Financing;

(g)                                  payments or distributions in respect of all or any portion of such Junior Financing with the proceeds contributed directly or indirectly to Holdings by any Parent Entity (other than Holdings) from the issuance, sale or exchange by any such Parent Entity of Equity Interests;

(h)                                 the Special Closing Date Payments; and

(i)                                     the Transactions; or

(3)                                 permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (a) with respect to any such Material Subsidiary that is not a Loan Party, Restricted Payments from such Material Subsidiary to Holdings or any other Loan Party that is a direct or indirect parent of such Material Subsidiary or (b) with respect to any such Material Subsidiary that is a Loan Party, the granting of Liens by such Material Subsidiary pursuant to the Security Documents; except in the case of this clause (3):

(a)                                 restrictions imposed by applicable law;

(b)                                 contractual encumbrances or restrictions:

(i)                                     under the ABL Loan Documents;

(ii)                                  [reserved]; or

(iii)                               under any agreement relating to Ratio Debt, Indebtedness incurred pursuant to Section 6.01(1), (2), (4), (5), (7), (12), (13), (16), (21), (22), (25), or (28), Indebtedness that is secured on a pari passu basis with Indebtedness under the Loan Documents or Indebtedness under the ABL Credit Agreement, or any Permitted Refinancing Indebtedness in respect thereof, that does not materially expand the scope of any such encumbrance or restriction;

(c)                                  any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(d)                                 customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(e)                                  any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(f)                                   customary provisions contained in leases or licenses of Intellectual Property Rights and other similar agreements entered into in the ordinary course of business;

(g)                                  customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(h)                                 customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i)                                     customary restrictions and conditions contained in any agreement relating to the sale, transfer or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer or other disposition;

(j)                                    customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(k)                                 customary net worth provisions contained in Real Property leases entered into by Restricted Subsidiaries, so long as a Responsible Officer of Holdings has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Holdings and the Restricted Subsidiaries to meet their ongoing obligations;

(l)                                     any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(m)                             restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Restricted Subsidiary that is not a Subsidiary Loan Party;

(n)                                 customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(o)                                 restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(p)                                 any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above, so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings, not materially more restrictive with respect to such Lien, dividend and other payment restrictions, taken as a whole, than those contained in the Lien, dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For the purpose of determining compliance with Article VI, in the event that any Lien, Investment, Indebtedness, disposition, Restricted Payment, contractual obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of the negative covenants, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by Holdings in its sole discretion at such time of determination.  Notwithstanding anything to the contrary, if Holdings or any Borrower incurs Indebtedness or Liens, or makes dispositions, Restricted Payments, restricted debt payments or Investments under any applicable fixed amount on the same date that it incurs Indebtedness or Liens, or makes Restricted Payments, restricted debt payments or Investments under any applicable ratio-based amount, then the ratio-based amount with respect to the amounts incurred under the ratio-based basket will be calculated without regard to any incurrence under the fixed amount.  Unless Holdings elects otherwise, each ratio-based amount shall be deemed incurred first to the extent permitted, with the balance incurred under the fixed amount.

ARTICLE VII

[Reserved]

ARTICLE VIII

Events of Default

SECTION 8.01.           Events of Default After Acquisition.  In case of the happening of any of the following events on or after the Closing Date (each, an “Event of Default”):

(1)                                 any representation or warranty made by Holdings, the Borrowers or any other Loan Party herein or in any other Loan Document or any certificate or document required to be delivered pursuant hereto or thereto shall be incorrect or misleading in any material respect (or in any respect if any such representation or warranty is already qualified by materiality) when made or deemed made;

(2)                                 default is made in the payment of any principal of any Term Loan when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(3)                                 default is made in the payment of any interest on any Term Loan or in the payment of any Fee or any other amount due under any Loan Document (other than an amount referred to in clause (2) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of five Business Days;

(4)                                 default is made in the due observance or performance by Holdings or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(1), 5.05(1), 5.08 or in Article VI (in each case solely to the extent applicable to such Person);

(5)                                 default is made in the due observance or performance by Holdings or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (2), (3) and (4) of this Section 8.01), in each case solely to the extent applicable to such Person, and such default continues unremedied for a period of 30 days after notice thereof from the Administrative Agent to Holdings;

(6)                                 (a) any event or condition occurs that (i) results in any Material Indebtedness (other than the Term Loans) becoming due prior to its scheduled maturity or (ii) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness (other than the Term Loans) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than the Term Loans) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (b) Holdings or any Restricted Subsidiary fails to pay the principal of any Material Indebtedness (other than the Term Loans) at the stated final maturity thereof; provided that this clause (6) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such event or condition is unremedied and is not waived or cured by the holders of such Indebtedness prior to any acceleration of the Term Loans pursuant to this Section 8.01; provided, further, that the failure to observe or perform a financial maintenance covenant under the ABL Credit Agreement (a “Financial Covenant Default”) shall not constitute an Event of Default hereunder until the date on which the lenders under the ABL Credit Agreement shall have accelerated payment of the ABL Obligations and terminated the commitments with respect thereto; and, provided, further, that prior to the time it becomes an Event of Default hereunder, any Financial Covenant Default may be waived, amended, terminated or otherwise modified from time to time in accordance with the ABL Credit Agreement;

(7)                                 a Change in Control occurs;

(8)                                 an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a)                                 relief in respect of Holdings, a Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, a Borrower or any Material Subsidiary, under any Debtor Relief Law;

(b)                                 the appointment of a receiver, trustee, custodian, interim receiver, administrator, monitor, sequestrator, conservator or similar official for Holdings, a Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, a Borrower or any Restricted Subsidiary; or

(c)                                  the winding up or liquidation of Holdings, a Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05) and, in any of clauses (a), (b) or (c), such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered;

(9)                                 Holdings, a Borrower or any Material Subsidiary:

(a)                                 voluntarily commences any proceeding, insolvency proceeding or files any petition seeking relief under any Debtor Relief Law;

(b)                                 consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (8) of this Section 8.01;

(c)                                  applies for or consents to the appointment of a receiver, trustee, custodian, interim receiver, administrator, monitor, sequestrator, conservator or similar official for Holdings, a Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, a Borrower or any Material Subsidiary;

(d)                                 files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e)                                  makes a general assignment for the benefit of creditors;

(f)                                   if incorporated in France, (i) becomes in cessation des paiements within the meaning or article L.631-1 of the French Code de commerce, (ii) encounters difficulties that it is not able to overcome within the meaning of article L.620-1 of the French Code de commerce, (iii) is subject to a procedure d’alerte by its statutory auditors in accordance with article L.234-1, L.234-2 or L.612-3 of the French Code de commerce, or (iv) is subject to a declared moratorium in respect of any of its indebtedness; or

(g)                                  becomes unable or admits in writing its inability or fails generally to pay its debts as they become due (meaning, with respect to any German Loan Party, that any such person is either unable to pay its debts as they fall due (Zahlungsunfähigkeit), or is over indebted (Überschuldung));

(10)                          There is entered against Holdings or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) equal to or greater than $50 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action is legally taken by a judgment creditor to levy upon assets or properties of Holdings or any other Loan Party to enforce any such judgment;

(11)                          an ERISA Event or ERISA Events occurs with respect to any Plan or Multiemployer Plan, which, together with all other ERISA Events, if any, is reasonably expected to have a Material Adverse Effect; or

(12)                          (a) any material provision of any Loan Document ceases to be, or is asserted in writing by Holdings or any Restricted Subsidiary not to be, for any reason, a legal, valid and binding obligation of any party thereto, (b) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings and the Restricted Subsidiaries on a consolidated basis ceases to be, or is asserted in writing by Holdings or any other Loan Party not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of validity, perfection or priority results from the limitations of laws, rules and regulations of any jurisdiction other than the United States or any Specified Foreign Jurisdiction as they apply to pledges of Equity Interests or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or take any other action and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer or (c) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations cease to be in full force and effect (other than in accordance with the terms thereof) or are asserted in writing by Holdings, a Borrower or any other Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations, except in the cases of clauses (a) and (b), in connection with an Asset Sale permitted by this Agreement.

then, (i) upon the occurrence of any such Event of Default (other than an Event of Default with respect to Holdings or a Borrower described in clause (8) or (9) of this Section 8.01 under the Bankruptcy Code or any other liquidation, bankruptcy, assignment for the benefit of creditors, receivership, insolvency or similar debtor relief law of the United States from time in effect and affecting the rights of creditors generally), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may and, at the request of the Required Lenders, will, by notice to Holdings, take any or all of the following actions, at the same or different times:  (A) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, will become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (B) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity, (ii) in any event with respect to Holdings or a Borrower described in clause (8) or (9) of this Section 8.01, the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, will automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02.           [Reserved].

ARTICLE IX

The Agents

SECTION 9.01.           Authorization and Action .

(1)                                 Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby irrevocably appoints the entity named as Administrative Agent (which shall not be incorporated, domiciled or acting from an office situated in a Non-Cooperative Jurisdiction) in the heading of this Agreement and its successors (which shall not be incorporated, domiciled or acting from an office situated in a Non-Cooperative Jurisdiction) to serve as the administrative agent and collateral agent (except in respect of the French Security Documents) under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States and France, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(2)                                 Without limiting the powers of the Administrative Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec.  The Attorney shall:  (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties.  Any person who becomes a

Secured Party shall, by its execution of an Assignment and Acceptance Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity.  The substitution of the Administrative Agent pursuant to the provisions of this Section 9 also constitute the substitution of the Attorney.

(3)                                 As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or directions from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or directions have been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrowers, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(4)                                 In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(a)                                 the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duties other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(b)                                 where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of Luxembourg, Canada, England and Wales, Germany, France, Spain or Finland, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(c)                                  to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 (UK) shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Agreement or the other Loan Documents, where there are inconsistencies or conflict between the Trustee Act 1925 or the Trustee Act 2000 (UK) and the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 (UK), the provisions of this Agreement or such other Loan Document shall constitute a restriction or exclusion for the purposes of that Act; and

(d)                                 nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(5)                                 The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(6)                                 None of the [Syndication Agents, Documentation Agents or any Arranger] shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(7)                                 In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.09 (“Fees”), 2.10 (“Interest”), 2.12 (“Increased Costs”), 2.14 (“Taxes”) and 9.02 (“Administrative Agent’s Reliance, Indemnification, Etc.”)) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.02 (“Administrative Agent’s Reliance, Indemnification, Etc.”))

(8)                                 The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Holdings, the Borrowers or any Subsidiary shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 9.02.           Administrative Agent’s Reliance, Indemnification, Etc.

(1)                                 Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.

(2)                                 The Lenders agree to indemnify the Administrative Agent and its Related Parties (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective applicable percentage of the Commitments and/or Term Loans in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such applicable percentage of the Commitments and/or Term Loans immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(3)                                 The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by Holdings, the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by Holdings, the

Borrowers, any Subsidiary or any Lender as a result of, any determination of any exchange rate or Dollar equivalent.

(4)                                 Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.04, (ii) may rely on the Register to the extent set forth in Section 10.04, (iii) may consult with legal counsel (including counsel to Holdings and the Borrowers, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 9.03.           Posting of Communications .

(1)                                 Holdings and the Borrowers hereby acknowledge and agree that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”).

(2)                                 Although the Approved Electronic Platform and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization meth-od whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of Holdings and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and each of Holdings and the Borrowers hereby approves distribution of the communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(3)                                 THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, THE SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(4)                                 Each Lender agrees that notice to it (as provided in the next sentence) specifying that communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(5)                                 Each of the Lenders and each of Holdings and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies

(6)                                 Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that:

(a)                                 all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof;

(b)                                 by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to any Borrower or its securities for purposes of United States Federal and state securities laws;

(c)                                  all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and

(d)                                 the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”.

Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless Holdings notifies the Administrative Agent that any such document contains MNPI:  (1) the Loan Documents, (2) any notification of changes in the terms of the Term Loans, (3) any notification of the identity of Disqualified Institutions and (4) all information delivered pursuant to clauses (1), (2) and (3) of Section 5.04.

(7)                                 Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.04.           The Administrative Agent Individually.  With respect to its Commitment and Term Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, Holdings, the Borrowers or any Subsidiary or any other Affiliate of any of the foregoing as if such Person were not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 9.05.           Successor Administrative Agent .

(1)                                 The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrowers, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent (which shall not be incorporated, domiciled or acting from an office situated in a Non-Cooperative Jurisdiction). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank selected from among the Lenders and which shall not be incorporated, domiciled or acting from an office situated in a Non-Cooperative Jurisdiction. In either case, such appointment shall be subject to the prior written approval of the Borrowers (which approval may not be unreasonably withheld and shall not be required while a Specified Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(2)                                 Notwithstanding paragraph (1) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Documents for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights and bound to the obligations set forth in such Security Documents and any other Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and 9.02 (“Administrative Agent’s Reliance, Indemnification, Etc.”), as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the resigned Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 9.06.           Acknowledgements of Lenders.

(1)                                 Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(2)                                 Each Lender, by delivering its signature page to this Agreement on the Closing Date and by funding its Term Loans on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

SECTION 9.07.           Collateral Matters.

(1)                                 Except with respect to the exercise of setoff rights in accordance with Section 10.06 (“Right of Set-off) or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(2)                                 In furtherance of the foregoing, and except in respect of the French Security Documents, and not in limitation thereof, no Hedge Agreement the obligations under which constitute Specified Hedge Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Hedge Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(3)                                 The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 9.08.           Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 9.09.           Intercreditor Agreement.  The Administrative Agent, and the Collateral Agent are authorized by the Lenders and each other Secured Party to, to the extent required by the terms of the Loan Documents, (i) enter into any intercreditor agreement contemplated by this Agreement, (ii) enter into any Security Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.01 and 6.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement, Security Document, consent, filing or other action will be binding upon them.  Each Lender and each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement contemplated by this Agreement or Security Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.01 and 6.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

SECTION 9.10.           Collateral Agent as UK Security Trustee.

(1)                                 For the purposes of any Liens created under the UK Security Documents, the following additional provisions shall apply, in addition to the provisions set out in this Article IX or otherwise in this Agreement.

(2)                                 In this Section 9.11, the following expressions have the following meanings:

Appointee means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.

Charged Property means the assets of the Loan Parties subject to a security interest under the UK Security Documents.

Delegate means any delegate, agent, attorney or co-trustee appointed by the Collateral Agent (in its capacity as security trustee).

(3)                                 The Secured Parties appoint the Collateral Agent to hold the security interests constituted by the UK Security Documents on trust for the Secured Parties on the terms of the Loan Documents and the Collateral Agent accepts that appointment.

(4)                                 The Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Secured Party.

(5)                                 Nothing in this Agreement constitutes the Collateral Agent as a trustee or fiduciary of, nor shall the Collateral Agent have any duty or responsibility to, any Secured Party.

(6)                                 The Collateral Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(7)                                 The Collateral Agent, in consultation with Holdings, may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(8)                                 The Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Collateral Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Collateral Agent by the UK Security Documents as may be conferred by the instrument of appointment of that person.

(9)                                 The Collateral Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(10)                          The Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment.  All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Collateral Agent.

(11)                          Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Collateral Agent (in its capacity as security trustee) under the UK Security Documents, and each reference to the Collateral Agent (where the context requires that such reference is to the Collateral Agent in its capacity as security trustee) in the provisions of the UK Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(12)                          Each Secured Party confirms its approval of the UK Security Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the UK Security Documents; (ii) to exercise the rights, powers and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the UK Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of the Secured Parties under the UK Security Documents.

(13)                          The Collateral Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(14)                          Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Security Document and accordingly authorizes: (a) the Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Collateral Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(15)                          On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Collateral Agent shall (at the cost of the Loan Parties) execute any release of the UK Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Collateral Agent considers desirable and/or as requested by Holdings or the Secured Parties.

(16)                          The Collateral Agent shall not be liable for: (i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Security Document; (ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a UK Security Document; (iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or (iv) any shortfall which arises on enforcing a UK Security Document.

(17)                          The Collateral Agent shall not be obligated to: (i) obtain any authorization or environmental permit in respect of any of the Charged Property or a UK Security Document; (ii) perfect, protect, register, make any filing or give any notice in respect of a UK Security Document (or the order of ranking of a UK Security Document); or (iii) require any further assurances in relation to a UK Security Document.

(18)                          In respect of any UK Security Document, the Collateral Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(19)                          In respect of any UK Security Document, the Collateral Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless the Lenders have requested it to do so in writing and the Collateral Agent has failed to do so within fourteen (14) days after receipt of that request.

(20)                          Every appointment of a successor Collateral Agent under a UK Security Document shall be by deed.

(21)                          Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Agreement or the other Loan Documents.

(22)                          In the case of any inconsistencies or conflict between the Trustee Act 1925 or the Trustee Act 2000 (UK) and the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 (UK), the provisions of this Agreement or such other Loan Document shall constitute a restriction or exclusion for the purposes of that Act.

(23)                          The perpetuity period under the rule against perpetuities if applicable to this Agreement and any UK Security Document shall be 80 years from the date of this Agreement.

SECTION 9.11.           Special provisions relating to the Agents for Spain.

(1)                                 Subject to the relevant compliance with the Spanish applicable laws and notarization formalities, each Secured Party hereby grants full power to the Agents so that each of the Agents (joint and severally - solidariamente), acting through a duly appointed representative, may execute on behalf of itself and each other party all the necessary grantings, releases or confirmations of any Lien created under the Spanish Security Documents agreed upon in accordance with the Loan Documents. In particular:

(a)                                 notarize or raise into the status of Spanish Public Document any Loan Document or Spanish Security Document;

(b)                                 appear before a Notary Public and accept any type of guarantee or security, whether personal or real, granted in favor of the Secured Parties (whether in its own capacity or as agents for other parties) over any and all shares, rights, receivables, goods and chattels, fixing their price for the purposes of an auction and the address for serving of notices and submitting to the jurisdiction of law courts by waiving its own forum, and release such guarantees or security, all of the foregoing under the terms and conditions which the attorney may freely agree, signing the notarial deeds (escrituras públicas) or intervened policies (póliza intervenidas) that the attorney may deem fit;

(c)                                  ratify, if necessary or convenient, any such escrituras públicas or pólizas intervenidas executed by an orally appointed representative in the name or on behalf of the Secured Parties;

(d)                                 execute and/or deliver any and all deeds, documents and do any and all acts and things required in connection with the execution of the Spanish Security Documents, and/or the execution of any further notarial deed of amendment (escritura pública de rectificación o subsanación) that may be required for the purpose of or in connection with the powers granted in this clause;

(e)                                  execute in the name of any of the Secured Parties (whether in its own capacity or as agent for other parties) any novation, amendment or ratification to any Loan Document or Spanish Security Documents and appear before a Notary Public and raise any document into the status of a public document;

(f)                                   appoint a Spanish Notary as the Agents deem convenient, for the formalization of whichever public documents that may be necessary in relation to the enforcement of the relevant Spanish Security Documents and formalize them in the name of the relevant Secured Party;

(g)                                  request and obtain the copy issued for enforcement purposes (copia ejecutiva) of the notarial deed by virtue of which the Lien was created and to such effect, follow the instructions received from the Agents;

(h)                                 take any action or appear in any proceeding in Spain, as may be required by the Agents, as applicable, to enforce the Spanish Lien and Spanish Security Documents; and

(i)                                     grant any documents or carry out actions necessary or convenient for the enforcement of the Lien and the Spanish Security Documents under the instructions received from the Agents under this Agreement.

(2)                                 It is hereby agreed that, in relation to the Spanish jurisdiction, the relationship of the Secured Parties, as secured parties under the Spanish Security Documents and as parties to the Loan Documents, to the Agents in relation to any Spanish Security Documents shall be construed as one of principal (comitente) and agent (comisionista). The Agents shall not have, or be deemed to have, assumed any obligations to or fiduciary relationship with, any party to this Agreement other than those for which specific provision is made by the Spanish Security Documents, the Loan Documents and this Agreement.

(3)                                 As an exception to the above, to the extent any Secured Party is unable to grant such powers referred to in paragraph (1) above to the Agents or such powers of attorney are not recognized, each such Secured Party undertakes to (i) exercise in conjunction with the Agents and in the same act those powers which otherwise would have been conferred on the Agents or (ii) grant a notarial power of attorney duly notarized and apostilled or legalized (as the case may be) empowering the Agents (or its successor as a result of a change of any Agent) to carry out any of the actions referred to above that may be required in Spain. Such power of attorney shall be granted at the request of the Agents.

(4)                                 The guarantees and Liens may be granted under the Spanish Security Documents in favor of each and every Secured Party to secure the Obligations (expressly excluding the Parallel Debt (as defined in the Intercreditor Agreement)) and shall not be held on trust by the Agents unless expressly permitted by law. Nevertheless, and subject to paragraph (3) above, the Agents shall be entitled to accept the Lien granted under the Spanish Security Documents in the name and behalf of the Secured Parties by virtue of the powers granted in this section 9.12.

(5)                                 In the event that, in accordance with the rules referred to in this Section or in the relevant Spanish Security Document, the relevant Secured Parties decided to enforce any Lien the following shall apply:

(a)                                 The Agents shall give the Secured Parties a written notice of the decision to enforce any Lien.

(b)                                 If necessary, the relevant Secured Parties will grant a notarial power-of-attorney in favor of the Agents to carry out the actions necessary for such enforcement in accordance with the provisions of this Agreement. Should any of the relevant Secured Parties not be able to grant such powers of attorney, it undertakes to appear together with the Agents to formalize any required actions or measures or to ratify as soon as possible the actions performed by the Agents.

(c)                                  The Secured Parties undertake to cooperate with the Agents whenever necessary to ensure that enforcement of the Lien is successful.

(6)                                 Each Secured Parties empower (including the power of self-contract (subcontratar), the power of substitution and sub-empowering (sustitución y subapoderamiento)) and authorises the Agents to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agents under or in connection with the Spanish Security Documents together with any other incidental rights, powers, authorities and discretions expressly including appearing before a Spanish public notary to grant or execute any public or private deed related to this mandate and, specifically, those deemed necessary or appropriate according to the mandate received (including, but not limited to, documents of formalization, acknowledgement, confirmation, modification or release, acceptance of any security). Specifically, the Secured Parties hereby empower the Agents to enforce any guarantee or Lien granted in relation to this Agreement in relation to any Spanish Loan Party or any Spanish Security Documents.

(7)                                 Each of the Secured Parties undertake to the Agents that, promptly upon request, such Secured Party will ratify and confirm all transactions entered into and other actions by the Agents (or any of its substitutes or delegates) in the proper exercise of the power granted to it hereunder.

(8)                                 At the request of the Agents, the Secured Parties undertake to: (i) grant a notarial power of attorney in favor of the Agents for any action to be carried out by the Agents in Spain under the instructions received in accordance with this Agreement; and/or (ii) take any action or appear in any proceeding in Spain, as may be required by the Agents and, to such effect, follow the instructions received from any Agents.

ARTICLE X

Miscellaneous

SECTION 10.01.    Notices; Communications.

(1)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(a)                                 if to any Loan Party or the Administrative Agent, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.01; and

(b)                                 if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

(2)                                 Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(3)                                 Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by facsimile shall be deemed to have been given when sent and confirmation of transmission received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.01(2) shall be effective as provided in such Section 10.01(2).

(4)                                 Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.  Any party hereto may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Holdings and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings or its securities for purposes of United States federal or state securities laws.

(5)                                 Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (a) on which Holdings posts such documents or provides a link thereto on Holdings’ website on the Internet at the website address listed on Schedule 10.01 or (b) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Holdings shall notify the Administrative Agent

(by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that, upon reasonable request by the Administrative Agent, Holdings shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for such recipient.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 10.02.    Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document will be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.12, 2.14 and 10.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 10.03.    [Reserved].

SECTION 10.04.    Successors and Assigns.

(1)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04 (and any attempted assignment, transfer or delegation in contravention with this Section 10.04 shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (3) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(2)                                 (a) Subject to the conditions set forth in paragraph (2)(b) of this Section 10.04 (and, with respect to an assignment to Holdings, the Borrowers, any Subsidiary or any of their respective Affiliates, subject to the limitations set forth in Section 10.04(10) or 10.04(14), as applicable), any Lender may assign to one or more assignees (other than a natural person, a Defaulting Lender or (to the extent the list thereof is provided to all Lenders) a Disqualified Institution) (each such non-excluded Person, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(i)                                     the Borrowers; provided that no consent of any Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other Person; provided, further, that such consent shall be deemed to have been given if the Borrowers have not responded within ten Business Days after delivery of a written request therefor by the Administrative Agent; provided, further, that no consent of the Borrowers shall be required for any assignment by any Arranger (or any Affiliate thereof) pursuant to the initial syndication of the Term Loans; and

(ii)                                  the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(b)                                 Assignments shall be subject to the following additional conditions:

(i)                                     except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $250,000, unless each of the Borrowers and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrowers shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds being treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(ii)                                  the assignee or assigning Lender to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that such processing and recordation fee shall not be payable in the case of assignments by any Arranger or any Affiliate of the Arrangers;

(iii)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.14; and

(iv)                              the assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Term Loan.

For the purposes of this Section 10.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(c)                                  Subject to acceptance and recording thereof pursuant to paragraph (2)(e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Acceptance).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (4) of this Section 10.04 to the extent such participation would be permitted by such Section 10.04(4).

(d)                                 The Administrative Agent, acting for this purpose as the Administrative Agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount (and stated interest with respect thereto) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Holdings and any Lender (solely with respect to such Lender’s Term Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to the assigned Term Loan, the processing and recordation fee referred to in paragraph (2)(b)(ii) of this Section 10.04 and any written consent to such assignment required by paragraph (2) of this Section 10.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (2)(e).

(3)                                 By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

(a)                                 such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim;

(b)                                 except as set forth in clause (a) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, any Borrower or any Restricted Subsidiary or the performance or observance by Holdings, any Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

(c)                                  the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

(d)                                 the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(e)                                  the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(f)                                   the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and

(g)                                  the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(4)                                 (a) Any Lender may, without the consent of the Administrative Agent or, subject to Section 10.04(8), the Borrowers, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that

(i)                                     such Lender’s obligations under this Agreement shall remain unchanged;

(ii)                                  such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and

(iii)                               the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(iv)                              Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (A) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(1)(a) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(2) and (2) directly affects such Participant and (B) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant.  Subject to clause (4)(b) of this Section 10.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 10.04, provided that such Participant agrees to be subject to the provisions of Sections 2.16(2) as if it were an assignee pursuant to paragraph (2) of this Section 10.04.  Each Lender that sells a participation agrees, at such Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 2.16(2) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.15(3) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of such Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant

Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)                                 A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any requirement of law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation, or unless the sale of the participation to such Participant is made with such Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.14 to the extent such Participant fails to comply with Section 2.14(5) as though it were a Lender.

(5)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(6)                                 Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (5) of this Section 10.04.

(7)                                 If either Borrower wishes to replace the Term Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Term Loans to be replaced, to (a) require the Lenders to assign such Term Loans to the Administrative Agent or its designees and

(b) amend the terms thereof in accordance with Section 10.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.08(4)).  Pursuant to any such assignment, all Term Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Term Loans were being optionally prepaid, and for the avoidance of doubt, subject to Section 2.21), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05(2).  By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Term Loans pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (7) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(8)                                 (a)  No assignment or participation shall be made to any Person that was a Disqualified Institution to the extent the list thereof has been provided to all Lenders as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrowers have consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any Assignee that becomes a Disqualified Institution after the applicable Trade Date, (x) such Assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the applicable Borrower of an Assignment and Acceptance with respect to such Assignee will not by itself result in such Assignee no longer being considered a Disqualified Institution.  Any assignment in violation of this clause (8)(a) shall not be void, but the other provisions of this clause (8) shall apply.

(b)                                 If any assignment or participation is made to any Disqualified Institution without the Borrowers’ prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Term Loans and (z) the market price of such Term Loans (as reasonably determined by Borrowers), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations and (z) the market price of such Term Loans (as reasonably determined by the Borrowers), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Holdings or any other Loan Party, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan of Reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(d)                                 The Administrative Agent shall have the right, and each Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to each Lender requesting the same (and each Borrower hereby agrees that any such requesting Lender may share the list of Disqualified Institutions with any potential assignee, transferee or participant); provided that the Lenders shall not be restricted from participating their obligations in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it) to Disqualified Institutions if the Administrative Agent has not posted the list of Disqualified Institutions to the Platform.

(e)                                  In case any transfer or transfer made under this Section in respect of the Initial Term Loan Facility is made by way of novation, the transferring Lender maintains all its rights and privileges arising under any Security Documents and any Guarantee securing the obligations of any French Loan Party under this Agreement for the benefit of the transferee, in accordance with Article 1334 of the French Civil Code.

(9)                                 Notwithstanding anything to the contrary contained herein, no Affiliated Lender shall have any right to:

(a)                                 attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of Holdings or the Borrowers are not then present;

(b)                                 receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to Holdings or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to this Agreement); or

(c)                                  make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents in the absence, with respect to any such Person, of the gross negligence or willful misconduct by such Person and its Related Parties (as determined by a court of competent jurisdiction by final and non-appealable judgment).

(10)                          Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Person who, after giving effect to such assignment, would be an Affiliated Lender; provided that:

(a)                                 such assignment shall be made pursuant to (i) an open market purchase (including, for the avoidance of doubt, any purchase made during the initial syndication of the Term Loans) on a non-pro rata basis or (ii) a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis;

(b)                                 in the case of an assignment to an Affiliated Lender, the assigning Lender and such Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E (an “Affiliate Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(c)                                  at the time of such assignment and after giving effect to such assignment, Affiliated Lenders shall not, in the aggregate, hold Term Loans (and participating interests in Term Loans) with an aggregate principal amount in excess of 25.0% of the principal amount of all Term Loans (including, for the avoidance of doubt, any Incremental Term Loans, Other Term Loans or Extended Term Loans, if any) then outstanding;

(d)                                 each Affiliated Lender shall at each of the time of its execution of a written trade confirmation in respect of, and at the time of consummation of, such assignment, either (i) make a No MNPI Representation or (ii) if it is not able to make the No MNPI Representation, inform the assignor and the assignor will deliver to such

Affiliated Lender customary written assurance that it is a sophisticated investors and is willing to proceed with the assignment;

(e)                                  no proceeds from revolving loans under the ABL Credit Agreement shall be used to fund any such purchases; and

(f)                                   if such Affiliated Lender subsequently assigns the Term Loans acquired by it in accordance with this Section 10.04(10), such Affiliated Lender shall at the time of such assignment of such Term Loans held by it, either (i) affirm the No MNPI Representation or (ii) if it is not able to affirm the No MNPI Representation, inform the assignee and the assignee will deliver to such Affiliated Lender customary written assurance that it is a sophisticated investors and is willing to proceed with the assignment.

(11)                          Specific provisions relating to Spain

(a)                                 The Spanish Loan Parties and the other Secured Parties irrevocably agree that, in the event of any transfer and/or assignment pursuant to this agreement the Liens created by, together with all rights and remedies arising under, the Spanish Security Documents entered into by each Spanish Loan Party shall be maintained in full force and effect.

(b)                                 For the purposes of article 1,528 of the Spanish Civil Code, the parties agree that, upon the Assignee becoming a Secured Party pursuant to this Agreement, any Spanish Security Documents shall be deemed to have been automatically assigned to the Assignee.

(c)                                  At the request and cost of the Assignee, the Assignee, the Secured Party and the Agents (if applicable) shall promptly notarize in Spain the duly completed assignment agreement in a Spanish Public Document and all the powers of attorney granted to the Agents shall be duly ratified.  Any tax and cost (including, but not limited to, notarial and registry costs) triggered as result of such will be borne by the Assignee.

(12)                          To the extent not previously disclosed to the Administrative Agent, Holdings shall, upon reasonable request of the Administrative Agent (but not more frequently than once per calendar quarter), report to the Administrative Agent the amount and Class of Term Loans held by Affiliated Lenders and the identity of such holders.  Notwithstanding the foregoing, any Affiliated Lender shall be permitted to contribute any Term Loan so assigned to such Affiliated Lender pursuant to this Section 10.04(12) to Holdings or any of the Restricted Subsidiaries for purposes of cancellation, which contribution may be made, subject to Section 6.07, in exchange for Equity Interests (other than Disqualified Stock) of any Parent Entity or Indebtedness of Holdings to the extent such Indebtedness is permitted to be incurred pursuant to Section 6.01 at such time; provided that any Term Loans so contributed shall be automatically and permanently canceled upon the effectiveness of such contribution and will thereafter no longer be outstanding for any purpose hereunder.

(13)                          Notwithstanding anything in Section 10.04 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have:

(a)                                 consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom;

(b)                                 otherwise acted on any matter related to any Loan Document; or

(c)                                  directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document (collectively, “Required Lender Consent Items”) an Affiliated Lender shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders, unless such Required Lender Consent Item requires the consent of each Lender or each affected Lender or the result of such Required Lender Consent Item would reasonably be expected to deprive such Affiliated Lenders of its pro rata share (compared to Lenders which are not Affiliated Lenders) of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent or such Affiliated Lender is otherwise adversely affected thereby compared to Term Loan Lenders which are not Affiliated Lender (in which case for purposes of such vote such Affiliated Lender shall have the same voting rights as other Term Loan Lenders which are not Affiliated Lenders).

(14)                          Additionally, the Loan Parties and each Affiliated Lender hereby agree that, and each Affiliate Assignment and Acceptance by an Affiliated Lender shall provide a confirmation that, if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Affiliated Lender shall consent) to provide that (a) the Administrative Agent may vote on behalf of such Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party and (b) the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations or claims held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of the Term Loans or claims held by Lenders that are not Affiliates of the Borrower.

(15)                          Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party; provided that:

(a)                                 the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the

Administrative Agent an Affiliate Assignment and Acceptance in lieu of an Assignment and Acceptance;

(b)                                 such assignment shall be made pursuant to (i) an open market purchase on a non-pro rata basis or (ii) a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis;

(c)                                  any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(d)                                 at the time of and immediately after giving effect to any such purchase, no Default or Event of Default shall exist;

(e)                                  the applicable Purchasing Borrower Party shall at each of the time of its execution of a written trade confirmation in respect of, and at the time of consummation of, such assignment, either (i) make a No MNPI Representation or (ii) if it is not able to make the No MNPI Representation, inform the assignor and the assignor will deliver to such Affiliated Lender customary written assurance that it is a sophisticated investors and is willing to proceed with the assignment;

(f)                                   the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.04(15) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased; and

(g)                                  no proceeds from revolving loans under the ABL Credit Agreement shall be used to fund any such purchases.

SECTION 10.05.    Expenses; Indemnity.

(1)                                 If the Transactions are consummated and the Closing Date occurs, the Borrowers agree to pay all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, Syndication Agent and Syndication Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent (and, in the case of enforcement of this Agreement, each Lender) in connection with the syndication of the Term Facility, preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement (including expenses incurred in connection with due diligence (including third party expenses) and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrowers or provided for in this Agreement) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable, documented and invoiced fees, charges and disbursements of a single counsel for the

Administrative Agent, the Arrangers, Syndication Agent and Syndication Agent, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrowers of such conflict, one additional firm of counsel for the Administrative Agent, the Arrangers, Syndication Agent and Syndication Agent and, in the case of enforcement of this Agreement, the Lenders (in the aggregate). In relation to any Spanish Loan Party and any Loan Documents or Spanish Security Documents they incorporate or sign subject to the laws of Spain, the Borrowers and/or the corresponding Spanish Loan Party shall also pay the applicable pre-agreed notary public fees and registry fees whenever due.  For the sake of clarity, notwithstanding the foregoing, as set out in Section 10.04(11), any taxes or costs (including, but not limited to, notarial or registry fees) arising from any transfer or assignment from the Lenders or Secured Parties shall be borne by the relevant Lender or Secured Party but not by the Loan Parties.

(2)                                 The Borrowers agree to indemnify the Administrative Agent, each Arranger, each Syndication Agent, each Documentation Agent, each Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents, advisors, controlling Persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of an additional counsel for each group of affected Indemnitees similarly situated, taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(a)                                 the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby;

(b)                                 the use of the proceeds of the Term Loans; or

(c)                                  any claim, litigation, investigation or proceeding relating to the Transactions or any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by Holdings, any Borrower or any of their Restricted Subsidiaries or Affiliates or creditors or any other Person;

provided that no Indemnitee will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it (i) has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (B) a material breach of the obligations of such Indemnitee or Related Parties under the Loan Documents or (ii) relates to any proceeding between or among Indemnitees other than (A) claims against Administrative Agent, Arrangers, Syndication Agent or Syndication Agent or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger, syndication agent or documentation agent or any other similar role under the Term Facility (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this paragraph (2) or (B) claims arising out of any act or omission on the part of Holdings, any Borrower or any of their Restricted Subsidiaries.

(3)                                 Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any claim related in any way to Environmental Laws and Holdings, any Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which Holdings, any Borrower or any Restricted Subsidiaries would reasonably be expected to be liable under Environmental Laws, regardless of whether such matter is initiated by Holdings, any Borrower or any of their Restricted Subsidiaries or Affiliates or creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(4)                                 Any indemnification or payments required by the Loan Parties under this Section 10.05 shall not apply with respect to (a) Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim or (b) Taxes that are duplicative of any indemnification or payments required by the Loan Parties under Section 2.14.

(5)                                 To the fullest extent permitted by applicable law, no Indemnitee, nor any Loan Party shall assert, and hereby waives, any claim against the Loan Parties or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the indemnity and reimbursement obligations set forth in clauses (1) through (3) of this Section 10.05.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(6)                                 The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.  All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 10.06.    Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of Holdings or any Subsidiary Loan Party against any of and all the Obligations of Holdings or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the Obligations may be unmatured.  The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have and may be exercised only at the direction of the Administrative Agent or the Required Lenders.

SECTION 10.07.    Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS, INCLUDING THOSE FOREIGN SECURITY AND PLEDGE AGREEMENTS LISTED ON SCHEDULE 1.01(3)) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

SECTION 10.08.    Waivers; Amendment.

(1)                                 No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (2) of this Section 10.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(2)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except

(a)                                 as provided in Sections 2.18, 2.19 and 2.20;

(b)                                 in the case of the Fee Letter, pursuant to an agreement or agreements in writing entered into by each party thereto;

(c)                                  in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrowers and the Required Lenders, a copy of which shall be promptly provided to the Administrative Agent (provided that any failure to deliver such copy shall not invalidate such waiver, amendment or modification); and

(d)                                 in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders;

provided, however, that except as provided in Section 2.18, 2.19 and 2.20, no such agreement shall:

(i)                                     decrease, forgive, waive or excuse the principal amount of, or any interest (other than default interest) on, or extend the final maturity of, or decrease the rate of interest on, any Term Loan beyond the Maturity Date, without the prior written consent of each Lender directly affected thereby (it being acknowledged and agreed that any amendments to or waivers of conditions precedent, Defaults or Events of Default or mandatory prepayments shall not constitute a decrease, forgiveness, waiver or excuse of a principal payment under this clause (i));

(ii)                                  increase or extend the Commitment of any Lender or decrease, forgive, waive or excuse the fees of any Lender, Arranger or Agent without the prior written consent of such Lender, Arranger or Agent (it being understood that waivers or modifications of conditions precedent, mandatory prepayments, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender or a waiver or excuse of any fees);

(iii)                               extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of principal or interest (other than default interest) on any Term Loan or any fee is due (it being acknowledged and agreed that any amendments or waivers of conditions precedent, Defaults or Events of Default or mandatory prepayments shall not constitute an extension of a date on which a payment is due for purposes of this clause (iii)), without the prior written consent of each Lender adversely affected thereby;

(iv)                              amend the provisions of Section 2.15(2) or (3) of this Agreement, [Section [  ] of the Intercreditor Agreement] or any analogous provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v)                                 amend or modify the provisions of this Section 10.08 or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans are included on the Closing Date); or

(vi)                              release all or substantially all of the Collateral, or release all or substantially all of the value of the Guarantee of the Obligations, without the prior written consent of each Lender;

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(3)                                 Without the consent of the Administrative Agent or any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(4)                                 This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(5)                                 Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrowers may enter into Incremental Facility Amendments in accordance with Section 2.18, Refinancing Amendments in accordance with Section 2.19, Extension Amendments in accordance with Section 2.20 and Refinancing Amendments, and such Incremental Facility Amendments, Extension Amendments and Refinancing Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(6)                                 Notwithstanding the foregoing, any amendment or waiver that by its terms affects the rights or duties of Lenders holding Term Loans or Commitments of a particular Class (but not the rights or duties of Lenders holdings Term Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders.

(7)                                 [Reserved].

(8)                                 Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Holdings, the Borrowers and the Administrative Agent (without the consent of any other Person) to the extent necessary to integrate any Incremental Facilities on substantially the same basis as the Term Loans, as applicable.

(9)                                 Notwithstanding the foregoing, no MIRE Event may be closed until the date that is (a) if there are no Mortgaged Properties in a Flood Zone, ten (10) Business Days or (b) if there are any Mortgaged Properties in a Flood Zone, thirty (30) days (in each case, the “Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed Flood Certificate from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the Notice Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any

Loan Document, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.  Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrowers (without the need to obtain any consent of any Lender), (i) any Loan Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent) and (ii) this Agreement (including the amount of amortization due and payable with respect to any Class of Term Loans) may be amended to the extent necessary to create a fungible Class of Term Loans.

SECTION 10.09.    Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.  In no event will the total interest received by any Lender exceed the amount which it could lawfully have received and any such excess amount received by any Lender will be applied to reduce the principal balance of the Term Loans or to other amounts (other than interest) payable hereunder to such Lender, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining will be paid to the applicable Borrower.

SECTION 10.10.    Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 10.11.    WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12.    Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13.    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03(1).  Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

SECTION 10.14.    Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15.    Jurisdiction; Consent to Service of Process.

(1)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents (other than with respect to actions in respect of rights under any Security Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and the parties hereto agree that the Agents and Lenders retain the right to serve process in any other manner permitted by law and to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Documents or the enforcement of any judgment.  Each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the

State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(2)                                 Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of Holdings, the Borrowers and the Restricted Subsidiaries hereby irrevocably designates, appoints and empowers the US Borrower (including any replacement process agent reasonably acceptable to the Administrative Agent, the “Process Agent”) (and the US Borrower hereby accepts and agrees to serve as Process Agent), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document.  Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such person in care of the Process Agent at the Process Agent’s address, and each of Holdings, the Borrowers and the Restricted Subsidiaries hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.16.    Confidentiality.  Each of the Lenders and each of the Agents agrees (and agrees to cause each of its Affiliates) to use all information provided to it by or on behalf of Holdings or the Restricted Subsidiaries under the Loan Documents or otherwise in connection with the Transactions solely for the purposes of the transactions contemplated by this Agreement and the other Loan Documents and shall not publish, disclose or otherwise divulge such information (other than information that

(1)                                 has become generally available to the public other than as a result of a disclosure by such party;

(2)                                 has been independently developed by such Lender or the Administrative Agent without violating this Section 10.16; or

(3)                                 was available to such Lender or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings or any other Loan Party);

(4)                                 and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Term

Loans on behalf of such Lender or any numbering, administration or settlement service providers (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except:

(a)                                 to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, in which case (except with respect to any audit or examination conducted by any bank accountant or any governmental or regulatory authority exercising examination or regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform Holdings promptly thereof prior to disclosure;

(b)                                 as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or any bank accountants or any governmental or regulatory authority exercising examination or regulatory authority, in which case (except with respect to any audit or examination conducted by any bank accountant or any governmental or regulatory authority exercising examination or regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform Holdings promptly thereof prior to disclosure;

(c)                                  to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(d)                                 in order to enforce its rights under any Loan Document in a legal proceeding;

(e)                                  to any pledgee or assignee under Section 10.04(5) or any other prospective or actual Assignee of, or prospective or actual Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(f)                                   to ratings agencies or the CUSIP Service Bureau on a confidential basis; and

(g)                                  to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16).

Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without Holdings’ prior written consent.

SECTION 10.17.    [Reserved]

SECTION 10.18.    Release of Liens and Guarantees.  In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party (other than Equity Interests of the Borrowers) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents or any Loan Party becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder, at the request of Holdings, any Liens created by any Loan Document in respect of such Equity Interests or assets shall, to the extent permitted under any applicable law, be automatically be released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrowers and at the Borrowers’ expense in connection with such release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party (other than the Borrowers) in a transaction permitted by the Loan Documents (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Subsidiary Loan Party would cease to be a Restricted Subsidiary, such Subsidiary Loan Party’s obligations under the applicable Security Documents shall, to the extent permitted under any applicable law, be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) and at the Borrowers’ expense take such action and execute any such documents as may be reasonably requested by Holdings or the Borrowers to terminate such Subsidiary Loan Party’s obligations under the applicable Security Documents.  In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrowers and at the Borrowers’ expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are paid in full and the Commitments are terminated.

SECTION 10.19.    USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 10.20.    Canadian Anti-Money Laundering Legislation.

(1)                                 Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a

Lender or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(2)                                 If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(a)                                 shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(b)                                 shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

SECTION 10.21.    Security Documents and Intercreditor Agreements.  (a) The parties hereto acknowledge and agree that any provision of any Loan Document to the contrary notwithstanding, prior to the discharge in full of all ABL Claims, the Loan Parties shall not be required to act or refrain from acting under any Security Document with respect to the ABL Priority Collateral in any manner that would result in a “Default” or “Event of Default” (as defined in any ABL Loan Document) under the terms and provisions of the ABL Loan Documents.  Each Lender hereunder:

(1)                                 consents to the subordination of Liens provided for in the Intercreditor Agreement;

(2)                                 agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement; and

(3)                                 authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Term Loan Agent and on behalf of such Lender.

(b)                                 The parties hereto authorize the Administrative Agent to enter into any First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement each in the form attached hereto or in such other form as may be satisfactory to the Administrative Agent.  The Administrative Agent may from time to time enter into a modification of the Intercreditor Agreement, any First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement, as the case may be, so long as the Administrative Agent reasonably determines that such modification is consistent with the terms of this Agreement.

SECTION 10.22.    No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrowers acknowledge and agree that:  (1) (a) the arranging and other services regarding this Agreement provided by the Agents, the Lenders and the Arrangers are arm’s-length commercial transactions between Holdings and the Borrowers, on the one hand, and the Agents, the Lenders and the Arrangers, on the other hand; (b) the Borrowers and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate; and (c) the Borrowers and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (2) (a) each Agent, each Lender and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, Holdings or any other Person and (b) none of the Agents, Lenders or Arrangers has any obligation to any Borrower, Holdings or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (3) the Agents, the Lenders, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Borrower, Holdings and their respective Affiliates, and none of the Agents, any Lender or any Arranger has any obligation to disclose any of such interests to any Borrower, Holdings or any of their respective Affiliates.

SECTION 10.23.    Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

SECTION 10.24.    Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 10.24 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 10.25.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(2)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(a)                                 a reduction in full or in part or cancellation of any such liability;

(b)                                 a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)                                  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 10.26.    Holdings as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Holdings as the borrowing agent and attorney-in-fact for all Borrowers which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Loan Party has been appointed in such role.  Each Borrower hereby irrevocably appoints and authorizes Holdings (a) to provide Administrative Agent with all notices with respect to all notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided Holdings shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from the Administrative Agent and Lenders (and any notice or instruction provided by Administrative Agent or any Lender to Holdings in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as Holdings deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the loan accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

VENATOR MATERIALS PLC, as Holdings

By
Name:
Title:

VENATOR FINANCE S.A R.L., as the Lux Borrower

By
Name:
Title: Authorized Signatory

VENATOR MATERIALS LLC, as the US Borrower

By
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A. as Administrative Agent, Collateral Agent and a Lender

By
Name:
Title:

[Signature Page to Term Loan Credit Agreement]